As filed with the Securities and Exchange Commission on August 12, 2005
Registration No. 333-126005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
F.N.B. CORPORATION
(Exact name of registrant as specified in its charter)

Florida	6711	25-1255406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Stephen J. Gurgovits
President and Chief Executive Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Frederick W. Dreher, Esq. Carolyn E. Mullins, Esq. Duane Morris LLP 4200 One Liberty Place Philadelphia, PA 19103 (215) 979-1234	Richard D. Rose, Esq. Jennifer R. Minter, Esq. Buchanan Ingersoll PC One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219 (412) 562-8425
      Approximate date of commencement of proposed sale of the securities to the public: upon the effective date of the merger of North East Bancshares, Inc. with and into Registrant.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the shares of FNB common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.
Subject to completion, dated August 12, 2005
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of North East Bancshares, Inc.;
      We invite you to attend a special meeting of the shareholders of North East Bancshares, Inc. (“North East”) that will be held on September 20, 2005 at 11:00 a.m., prevailing time, at the main office of The National Bank of North East, 5999 Station Road, North East, Pennsylvania 16428. At the special meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt an agreement and plan of merger, dated as of April 22, 2005, providing for our merger with and into F.N.B. Corporation (“FNB”).
      If the merger agreement is approved and adopted and the merger is subsequently completed, each outstanding share of our common stock will be converted into the right to receive that number of FNB common stock as is determined by dividing $107 by the average closing price of FNB’s common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the consummation of the merger. However, if the average closing price of FNB’s common stock as so determined is less than $18.00 per share, FNB will have the option, in it sole discretion, of delivering you a combination of cash, but not in excess of $53.00 per North East share in cash, and shares of FNB’s common stock so that the total merger consideration you receive for each North East share equals $107.
      The merger cannot be completed unless the holders of a majority of our outstanding shares of common stock vote to approve and adopt the merger agreement at our special meeting and the required regulatory approvals are received.
      Following the merger, our subsidiary bank, The National Bank of North East, will be merged in a separate merger with and into FNB’s subsidiary bank, First National Bank of Pennsylvania.
      In addition, you will be asked to consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting to solicit additional proxies in favor of approving and adopting the merger agreement.
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE ADJOURNMENT PROPOSAL.
      The accompanying notice of special meeting and proxy statement/prospectus give you detailed information about our special meeting, the merger, the merger agreement, the shares of FNB common stock issuable in the merger and other matters. We recommend that you read these materials carefully, including the considerations discussed under “Risk Factors Relating to the Merger” beginning on Page 16 and the appendices thereto, which include the merger agreement.
      Your vote is important. Whether or not you plan to attend our special meeting, please complete, sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at our special meeting. If you attend our special meeting and wish to vote in person, you may withdraw your proxy and do so.
      We appreciate your continuing loyalty and support, and we look forward to seeing you at our special meeting.

Sincerely,

David B. Hartman
President and Chief Executive Officer

      Please see “Risk Factors Relating to the Merger” beginning on Page 16 for a discussion of risks associated with the merger and in owning FNB common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the FNB common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      The date of this proxy statement/prospectus is August 19, 2005, and it is first being mailed or otherwise delivered to our shareholders on or about August 19, 2005.

North East Bancshares, Inc.
5999 Station Road
North East, Pennsylvania 16428

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 20, 2005

      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of North East Bancshares, Inc. will be held at 11:00 a.m. prevailing time, on September 20, 2005, at the main office of The National Bank of North East, 5999 Station Road, North East, Pennsylvania 16428, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 22, 2005, between F.N.B. Corporation (“FNB”) and us, pursuant to which we will merge with and into FNB and all outstanding shares of our common stock, other than treasury shares and shares as to which appraisal rights are perfected, will be converted into shares of FNB common stock, or at FNB’s option if the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the consummation of the merger is less than $18.00 per share, a combination of FNB shares and cash, having an aggregate value of $107 per North East share, as described in the accompanying proxy statement/prospectus;

(2) To consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

(3) To transact such other business as may be properly presented for action at our special meeting and any adjournment, postponement or continuation of our special meeting.
      Our board of directors has fixed the close of business on August 9, 2005 as the record date for the determination of our shareholders who shall be entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting. A list of our shareholders entitled to vote at our special meeting will be available for examination by any shareholder for any purpose related to our special meeting during normal business hours for ten days prior to our special meeting at our offices at 5999 Station Road, North East, Pennsylvania 16428.
      This notice also constitutes notice of your right to dissent from the merger and upon compliance with the procedural requirements of the Pennsylvania Business Corporation Law, or BCL, to receive the appraised fair value of your shares. A copy of the relevant sections of the BCL regarding appraisal rights is included as Appendix C to the accompanying proxy statement/prospectus.
      Our board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” approval and adoption of the merger agreement.
      You are requested to complete, sign and return the enclosed proxy card in the envelope provided, whether or not you expect to attend our special meeting in person. If you attend our special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of our Board of Directors,

David B. Hartman
President and Chief Executive Officer
North East, Pennsylvania
August 19, 2005
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND OUR SPECIAL MEETING.

ADDITIONAL INFORMATION
      This proxy statement/prospectus incorporates important business and financial information about FNB from other documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from FNB at the following addresses:
F.N.B. Corporation
Attn: Corporate Secretary
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
      You will not be charged for any documents you request. Our shareholders requesting documents should do so by September 7, 2005 in order to receive them before our special meeting.
      See “Where You Can Find More Information” on Page 79.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OUR SPECIAL MEETING

Q.	What matters will be considered at our special meeting?

A.	At our special meeting, our shareholders will be asked to vote on a proposal to approve and adopt the merger agreement whereby we will merge with, and into, FNB. We sometimes refer to this proposal as the “merger proposal” in this proxy statement/ prospectus. Our shareholders will also be asked to vote upon a proposal to grant discretionary authority to adjourn our special meeting, if necessary, to solicit additional proxies if we have not received sufficient votes to approve the merger at the time of our special meeting. We sometimes refer to this proposal as the “adjournment proposal” in this proxy statement/ prospectus.

Q.	What will I receive upon consummation of the merger?

A.	Upon consummation of the merger, you will have the right to receive shares of FNB common stock in exchange for the shares of our common stock that you own, in accordance with the exchange ratio, subject to customary antidilution adjustments. At FNB’s option if the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the consummation of the merger is less than $18.00 per share, you would receive a combination of cash and shares of FNB common stock.

Q.	What is the recommendation of our board of directors?

A.	Our board of directors has unanimously determined that the merger is fair to you and in the best interests of our shareholders and us and unanimously recommends that you vote for the merger proposal.

In making this determination, our board of directors considered the opinion of Boenning & Scattergood, Inc., our independent financial advisor, whom we refer to as “Boenning” in this proxy statement/ prospectus, as to the fairness from a financial point of view of the exchange ratio in the merger agreement. Our board of directors also reviewed and evaluated the terms and conditions of the merger agreement and the merger with the assistance of our independent legal counsel.

Our board of directors also recommends that you vote for the adjournment proposal.

Q.	What was the opinion of our financial advisor?

A.	Boenning presented an opinion to our board of directors on April 21, 2005 to the effect that, as of April 15, 2005 and then again as of August 12, 2005 and based upon the assumptions made by Boenning, the matters it considered and the limitations of its review as set forth in its opinion, the merger consideration in the merger agreement is fair to our shareholders from a financial point of view.

Q.	What do I need to do now?

A.	After you carefully read this proxy statement/prospectus and decide how you want to vote on the merger proposal and the adjournment proposal, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at our special meeting, even if you plan to attend our special meeting and vote in person.

Q.	Why is my vote important?

A.	Our Articles of Incorporation require the affirmative vote of a majority of the holders of our outstanding shares of common stock in order to approve and adopt the merger proposal. Therefore, if you fail to vote or abstain from voting on the merger proposal, it will have the same effect as a vote against the merger proposal.

Q.	How do I vote in person?

A.	If you attend our special meeting and wish to vote in person, we will give you a ballot when you arrive at our special meeting. If your shares are held in street name, which means that your shares are registered in the name of a bank, broker, nominee or other holder of record instead of your own name, you must bring an account statement or a letter from your holder of record showing that you are the beneficial owner of the shares on August 9, 2005, the record date for determining our shareholders who are entitled to notice of, and to vote at, our special meeting, in order to be permitted to cast a ballot at our special meeting.

Q.	How do I vote my shares if they are held in street name?

A.	If you are not a holder of record but you are a “beneficial holder,” meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the holder of record of your shares as to how you want your shares to be voted or obtain a proxy from the holder of record that you may vote yourself.

Q.	What if I fail to instruct my broker?

A.	Brokers may not vote shares of our common stock that they hold for the benefit of another person either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval of the merger proposal.

Q.	May I change my vote after I have mailed my signed proxy?

A.	Yes. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

• submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

• submitting a properly executed proxy with a later date; or

• voting in person at our special meeting.

However, simply attending our special meeting without voting will not revoke an earlier proxy.

If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

Q.	When do you expect to complete the merger?

A.	We anticipate that we will obtain all necessary regulatory approvals to consummate the merger in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our shareholders at our special meeting, and we and FNB must obtain the requisite regulatory approvals.

Q.	Should I send my stock certificates now?

A.	No. Holders of our common stock should not submit their North East stock certificates for exchange until they receive the transmittal instructions from the exchange agent, Registrar and Transfer Company.

Q.	What rights do I have to an appraisal of my shares?

A.	If you do not vote in favor of the merger proposal and if you comply precisely with the applicable procedural requirements, Pennsylvania law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures under Pennsylvania law in order to exercise your appraisal rights. A complete copy of the relevant sections of the Pennsylvania Business Corporation Law of 1988, as amended, or BCL, is included in this proxy statement/prospectus as Appendix C. The fair value of your shares as determined in an appraisal rights proceeding may be more or less than the merger consideration you are entitled to receive from FNB under the merger agreement.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger or would like additional copies of this proxy statement/ prospectus, please call David B. Hartman, President and Chief Executive Officer, at (814) 725-7222.

SUMMARY
      This summary highlights selected information from this proxy statement/prospectus. While this summary describes the material aspects you should consider in your evaluation of the merger agreement and the merger, it does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus and its appendices as well as the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information” on Page      . In this summary, we have included Page references to direct you to a more detailed description of the matters described in this summary.
      Throughout this proxy statement/prospectus, “we,” “us,” “our” or “North East” refer to North East Bancshares, Inc., “North East Bank” refers to The National Bank of North East, North East’s banking subsidiary, “FNB” refers to F.N.B. Corporation, “FNB Bank” refers to First National Bank of Pennsylvania, FNB’s banking subsidiary, and “you” refers to the shareholders of North East. Also, we refer to the merger between North East and FNB as the “merger,” and the agreement and plan of merger dated as of April 22, 2005 between North East and FNB as the “merger agreement.”
The Parties
North East (Page 38)
      We are a one-bank holding company headquartered in North East, Pennsylvania. Our primary source of income has been dividends paid by North East Bank, our bank subsidiary.
      North East Bank has four locations in Erie County, Pennsylvania and had total assets of approximately $69 million as of December 31, 2004.
      Our principal executive offices are located at 5999 Station Road, North East, Pennsylvania 16428. Our telephone number is (814) 725-2265 and our website address is www.nbne.com.
FNB (Page 25)
      FNB is a $5.7 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and FNB’s insurance agency, consumer finance and trust company subsidiaries. FNB operates 142 banking offices in western Pennsylvania and eastern Ohio and maintains seven insurance agency locations. Regency Finance, FNB’s consumer finance subsidiary, has 23 offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee. Another FNB subsidiary, First National Trust Company, has approximately $1.2 billion of assets under management.
      The principal executive offices of FNB are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. Its telephone number is (724) 981-6000 and its website address is www.fnbcorporation.com.
Our Special Meeting
Date, Time, Place and Purpose of our Special Meeting (Page 21)
      Our special meeting will be held at the main office of North East Bank, 5999 Station Road, North East, Pennsylvania 16428, at 11:00 a.m., prevailing time, on September 20, 2005.
      At our special meeting you will be asked to:

•	Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 22, 2005 between FNB and us pursuant to which we will merge with and into FNB as described in this proxy statement/prospectus;

•	Consider and vote upon a proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of our special meeting to approve and adopt the merger agreement; and

•	Transact such other business as may be properly presented for action at our special meeting or any adjournment, postponement or continuation of our special meeting.
Record Date; Quorum; Outstanding Common Stock Entitled to Vote (Page 22)
      Our board of directors has established the close of business on August 9, 2005 as the record date for determining holders of shares of our common stock who will be entitled to vote at our special meeting. You will not be entitled to vote at our special meeting if you are not a shareholder of record as of the close of business on August 9, 2005.
      Each share of our common stock is entitled to one vote. On the record date, 145,168 shares of our common stock were entitled to vote at our special meeting.
      The presence, in person or by properly executed proxy, of the holders of at least a majority of our common stock issued and outstanding on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. There must be a quorum in order for the vote on the merger proposal and the adjournment proposal to occur.
Required Vote (Page 22)
      Under Pennsylvania law and our Articles of Incorporation, the merger proposal must receive the affirmative vote of the holders of a majority of our outstanding shares of common stock present at our special meeting in person or by proxy, and the adjournment proposal must receive the affirmative vote of the holders of a majority of the shares present at our special meeting in person or by proxy.
      As of the record date, our directors and executive officers and their affiliates beneficially owned 25,934 shares of our common stock, or approximately 18% of our shares entitled to vote at our special meeting. Neither FNB nor any of its directors or executive officers own any shares of our common stock.
      Our board of directors believes that the merger is in the best interests of our shareholders and unanimously recommends that you vote for the merger proposal and for the adjournment proposal.
Solicitation (Page 23)
      We will pay for the costs of our special meeting and for the mailing of this proxy statement/ prospectus to our shareholders. We and FNB will share equally the costs of printing this proxy statement/ prospectus and the filing fee paid to the Securities and Exchange Commission, which we sometimes refer to as the “SEC” in this proxy statement/ prospectus.
      In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies in person or by telephone, but will not be specially compensated for doing so.
The Merger
Certain Effects of the Merger (Pages 38 – 39)
      Upon consummation of the merger:

•	Each share of our common stock held by you will automatically be converted into the right to receive that number of shares of FNB common stock as is determined by dividing $107.00 by the average closing price of FNB’s common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger. If the average closing price of FNB common stock as so determined is less than $18.00 per share, FNB will have the option, in its sole discretion to pay the merger consideration with a combination of cash, but not in excess of

$53.00 per North East share, and FNB common stock so that the total merger consideration per North East share equals $107.

•	We will cease to exist as a separate legal entity and all of our operations will be conducted by FNB; and

•	The holders of our common stock will no longer have any interest in us, but will own stock in FNB.
      Following consummation of the merger, FNB and its shareholders will be the only beneficiaries of any future growth or earnings, but will also bear all of the future risk of any decrease in the value of our combined businesses.
Recommendation of Our Board of Directors (Pages 27 – 29)
      Our board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of our shareholders. Our board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Opinion of Boenning as Our Financial Advisor (Pages 29 – 38)
      Boenning, our financial advisor in connection with the merger, delivered a written fairness opinion to our board of directors on April 21, 2005 that, as of April 15, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration in the merger agreement is fair, from a financial point of view, to our shareholders. Boenning updated its fairness opinion as of August 12, 2005 for inclusion in this proxy statement/prospectus.
      Appendix B to this proxy statement/prospectus sets forth the full text of the August 12, 2005 Boenning opinion, which sets forth the assumptions Boenning made, the procedures Boenning followed, the matters Boenning considered and the limitations on the review undertaken by Boenning in connection with its opinion. Boenning provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Boenning opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. We encourage you to read the opinion in its entirety. Pursuant to an engagement letter we entered into with Boenning, we agreed to pay Boenning a fee, which is more fully described in “The Merger — Opinion of Our Financial Advisor” beginning on Page 29.
Interests of Our Directors and Executive Officers in the Merger (Pages 40 – 41)
      In considering our board of directors’ recommendation that you vote “FOR” the merger proposal, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance; and

•	the severance payment due to David B. Hartman, our President and Chief Executive Officer, pursuant to the terms of his executive employment agreement.
Conditions to the Merger (Page 53)
      Currently, we expect to complete the merger in the fourth quarter of 2005. However, as more fully described in this proxy statement/ prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	approval of the merger proposal by the holders of a majority of our outstanding common stock;

•	the receipt of all regulatory approvals needed to complete the merger, including the approval of the Office of the Comptroller of the Currency, which we sometimes refer to as the “OCC” in this proxy statement/ prospectus, and the approval of the Board of Governors of the Federal Reserve System, which we sometimes refer to as the “Federal Reserve Board” in this proxy statement/prospectus;

•	the absence of any law or injunction that would effectively prohibit the merger; and

•	the receipt of legal opinions from FNB’s and our legal counsel as to the tax treatment of the merger.
      We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (Page 53)
      We may agree to terminate the merger agreement before completing the merger, even after our shareholders approve the merger proposal, if the termination is approved by our board of directors and the board of directors of FNB.
      Either FNB or we may terminate the merger agreement, even after our shareholders approve the merger proposal, if certain conditions have not been met, such as:

•	obtaining the necessary regulatory approvals for the merger;

•	the other party’s material breach of a representation, warranty, covenant or agreement, provided the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements;

•	if the merger has not been consummated by January 31, 2006, unless the reason the merger has not been consummated by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	if the holders of a majority of our outstanding common stock fail to approve the merger proposal, provided we are not in material breach of our obligations to have our board of directors recommend approval of the merger proposal and to take all reasonable lawful actions to solicit such shareholder approval.
      FNB may terminate the merger agreement at any time prior to our special meeting if we have:

•	failed to have our board of directors recommend approval of the merger proposal to our shareholders or our board of directors shall have changed its recommendation, except as permitted by the merger agreement with respect to a proposal to acquire us on terms and conditions superior to those in the merger agreement;

•	recommended approval of another proposal to acquire us; or

•	failed to call and hold our special meeting.
      We may terminate the merger agreement if:

•	at any time prior to the mailing of this proxy, we receive an acquisition proposal that our Board of Directors concludes in good faith to be a superior proposal, after giving FNB five days to negotiate with us, and we will owe FNB a break-up fee.
      Except as provided below with respect to termination fees and expenses and the parties’ respective confidentiality obligations, none of the parties will have any liability or obligation other than liabilities or damages incurred by any of them as a result of their willful breach of any of their respective representations, warranties, covenants or agreements contained in the merger agreement.

Expenses; Termination Fee (Page 54)
      The merger agreement provides that we will pay FNB a break-up fee of $750,000 if:

•	we terminate the merger agreement in order to enter into an agreement relating to an acquisition transaction that has terms superior to those of the merger agreement from the perspective of our board of directors and shareholders;

•	FNB terminates the merger agreement because we have failed to hold our special meeting or our board of directors has not recommended approval of the merger proposal, or has changed its recommendation, or has recommended approval of another proposal to acquire us;

•	A tender or exchange offer for 25% or more of our common stock is made and our board of directors fails to send a statement to our shareholders recommending rejection of that offer within 10 days after the offer has been made; or

•	FNB or we terminate the merger agreement because our shareholders did not approve the merger proposal while an Acquisition Proposal is pending and we enter into an acquisition transaction within 18 months thereafter.
Appraisal Rights (Pages 43 – 46)
      If you do not vote in favor of approval of the merger proposal, and you fulfill the other procedural requirements, Pennsylvania law entitles you to a judicial appraisal of the fair value of your shares. You must carefully and precisely follow the applicable procedures in order to be entitled to appraisal rights. A copy of the provisions of the BCL applicable to appraisal rights is included in Appendix C to this proxy statement/prospectus.
Material Federal Income Tax Consequences of the Merger (Pages 55 – 58)
      We expect the merger to qualify as a reorganization for United States federal income tax purposes. In general, this means that our shareholders who receive solely FNB common stock will not recognize any gain or loss on the exchange of their common stock in the merger, except to the extent they receive cash instead of fractional shares in addition to FNB common stock. Our shareholders who receive a combination of cash and FNB common stock pursuant to the exercise of FNB’s option to pay part of the consideration in cash in accordance with the terms of the merger agreement will realize gain to the extent that the amount of cash received plus the value of the FNB common stock received exceeds their tax basis in the North East common stock. These shareholders will recognize gain, but not loss, in an amount equal to the lesser of the amount of the gain realized or the amount of the cash received.
Dividends (Page 43)
      During 2004, FNB paid cash dividends on its common stock totaling $0.92 per share, and paid a cash dividend of $.23 per share for each of the first and second quarters of 2005. Although FNB has no current plan or intention to increase its dividend rate, FNB’s board of directors may, subject to applicable law, change FNB’s dividend rate in the future. FNB’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.
Certain Differences in Rights of Shareholders (Pages 65 – 75)
      FNB is a Florida corporation. We are a Pennsylvania corporation. When the merger is completed, the rights of our shareholders will be governed by Florida law and FNB’s Articles of Incorporation and By-laws rather than Pennsylvania law and our Articles of Incorporation and By-laws.

Future FNB Acquisitions (Page 17)
      As part of its growth strategy, FNB may acquire other bank or financial services institutions to expand or strengthen its market position. Risks associated with this strategy are described in “Risk Factors Relating to the Merger.”
Comparative Market Prices and Dividends (Page 76)
      FNB common stock is listed on the New York Stock Exchange under the symbol “FNB”. Our common stock is traded over the counter under the symbol “NEBI”. The table on Page 76 lists the quarterly price range of FNB common stock and our common stock since 2003 as well as the quarterly cash dividends FNB has paid. The following table shows the closing price of FNB common stock and our common stock as reported on April 22, 2005, the last trading day before we announced the merger, and on August 11, 2005, the last practicable trading day before the date of printing of this proxy statement/ prospectus.

	FNB Common Stock	North East Common Stock

April 22, 2005	$18.75	$52.00
August 11, 2005	$18.45	$105.75
Questions and Additional Information (Page 79)
      If you have questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, please call David B. Hartman, our President and Chief Executive Officer, at (814) 725-7222.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB
      Set forth below are highlights from FNB’s consolidated financial data as of and for the years December 31, 2000 through 2004 and FNB’s unaudited consolidated financial data as of and for the six months ended June 30, 2004 and 2005. FNB’s results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations of FNB for the full year. FNB management prepared the unaudited information on the same basis as it prepared FNB’s audited consolidated financial statements. In the opinion of FNB’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with FNB’s consolidated financial statements and related notes included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on Form 10-K/A, and FNB’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 that are incorporated by reference in this proxy statement/ prospectus and from which this information is derived. See “Where You Can Find More Information” on Page 79.
Selected Consolidated Historical Financial Data of FNB

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except share and per share amounts)
Summary of Earnings Data:
Interest income	$143,613	$123,492	$254,448	$257,019	$275,853	$301,638	$300,514
Interest expense	49,825	39,819	84,390	86,990	98,372	134,984	136,775
Net interest income	93,788	83,673	170,058	170,029	177,481	166,654	163,739
Provision for loan losses	5,017	8,242	16,280	17,155	13,624	26,727	12,393
Net interest income after provision for loan losses	88,771	75,431	153,778	152,874	163,857	139,927	151,346
Non-interest income	36,746	38,149	78,141	68,155	66,145	52,015	43,704
Non-interest expense	78,557	68,068	142,587	185,025	185,003	149,259	136,248
Income before income taxes	46,960	45,512	89,332	36,004	44,999	42,683	58,802
Provision for income taxes	14,509	14,225	27,537	8,966	13,728	10,914	16,649
Income from continuing operations	32,451	31,287	61,795	27,038	31,271	31,769	42,153
Income from discontinued operations, net of taxes	—	—	—	31,751	32,064	21,216	19,755
Net income	$32,451	$31,287	$61,795	$58,789	$63,335	$52,985	$61,908
Per Share Data(1):
Basic earnings per share:
Continuing operations	$0.59	$0.68	$1.31	$0.58	$0.68	$0.71	$0.94
Discontinued operations	—	—	—	0.69	0.69	0.48	0.44
Net income	0.59	0.68	1.31	1.27	1.37	1.19	1.38
Diluted earnings per share:
Continuing operations	0.59	0.66	1.29	0.57	0.67	0.70	0.92
Discontinued operations	—	—	—	0.68	0.68	0.47	0.43
Net income	0.59	0.66	1.29	1.25	1.35	1.17	1.35
Dividends paid	0.46	0.46	0.92	0.93	0.81	0.68	0.61
Book value per share at period end(2)	8.17	5.02	6.47	13.10	12.93	12.37	10.87
Average number of shares outstanding:
Basic	54,667,431	46,219,548	47,180,471	46,080,966	46,012,908	44,289,772	44,748,338
Diluted	55,413,899	47,055,031	48,012,339	46,972,863	47,073,785	45,385,495	45,690,289

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except share and per share amounts)
Statement of Condition Data (at end of period):
Assets	$5,701,883	$4,771,095	$5,027,009	$8,308,310	$7,090,232	$6,488,383	$6,126,792
Assets of discontinued operations	—	—	—	3,751,136	2,735,204	2,202,004	2,125,737
Net loans	3,696,372	3,180,790	3,338,994	3,213,058	3,188,223	3,061,936	2,980,248
Deposits	3,959,320	3,357,792	3,598,087	3,439,510	3,304,105	3,338,913	3,227,249
Short-term borrowings	490,840	417,935	395,106	232,966	255,370	209,912	177,580
Long-term debt	727,456	700,245	636,209	584,808	400,056	276,802	198,907
Liabilities of discontinued operations	—	—	—	3,386,021	2,467,123	2,022,538	1,954,863
Total stockholders’ equity(2)	459,819	232,508	324,102	606,909	598,596	572,407	503,422
Significant Ratios:
Return on average assets(2)	1.20%	1.36%	1.29%	0.74%	0.93%	0.84%	1.03%
Return on average equity(2)	15.56	26.03	23.54	9.66	10.97	9.81	12.28
Ratio of average equity to average assets(2)	7.71	5.22	5.50	7.66	8.51	8.58	8.42
Dividend payout ratio(2)	79.76	67.93	70.36	72.90	59.03	52.81	45.36

(1)	Per share amounts for 2003, 2002, 2001 and 2000 have been restated for the common stock dividend declared on April 28, 2003.

(2)	Effective January 1, 2004, FNB completed the spin-off of its Florida operations into a separate, independent public company. As a result of the spin-off, the Florida operations’ prior years earnings have been classified as discontinued operations on FNB’s consolidated income statements and the assets and liabilities related to the discontinued operations have been disclosed separately on FNB’s consolidated balance sheets for prior years. In addition, the book value at period end, stockholders’ equity, the return on average assets ratio, the return on average equity ratio and the dividend payout ratio for prior years include the discontinued operation.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NORTH EAST
      Set forth below are highlights from North East’s consolidated financial data as of and for the years December 31, 2000 through 2004 and as of and for the six months ended June 30, 2004 and 2005. In the opinion of North East’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with North East’s consolidated financial statements and related notes that are included in this proxy statement/prospectus and from which this information is derived.
Selected Consolidated Historical Financial Data of North East

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share amounts)
Summary of Earnings Data:
Interest income	$1,899	$1,762	$3,642	$3,939	$4,448	$5,882	$6,695
Interest expense	427	398	757	962	1,330	2,409	3,003
Net interest income	1,472	1,364	2,885	2,977	3,118	3,473	3,692
Provision for loan losses	(47)	272	849	653	617	60	30
Net interest income after provision for loan losses	1,519	1,092	2,036	2,324	2,501	3,413	3,662
Non-interest income	294	347	643	735	1,065	779	667
Non-interest expense	1,801	1,925	3,699	3,839	3,642	3,765	3,497
Income (loss) before income taxes	12	(486)	(1,020)	(780)	(76)	427	832
Provision for income taxes (benefit)	—	—	—	—	(77)	76	195
Net income (loss)	12	(486)	(1,020)	(780)	1	351	637
Per Share Data:
Earnings (loss) per share:
Basic	$0.08	$(3.35)	$(7.03)	$(5.37)	$0.01	$2.42	$4.39
Diluted	0.08	(3.35)	(7.03)	(5.37)	0.01	2.42	4.39
Dividends paid	—	—	—	0.10	1.08	1.08	1.08
Book value per share at period end	46.86	50.67	47.00	54.16	59.66	60.80	59.35
Average number of shares outstanding:
Basic	145,168	145,168	145,168	145,168	145,168	145,168	145,168
Diluted	145,168	145,168	145,168	145,168	145,168	145,168	145,168
Statement of Condition Data (at end of period):
Total assets	$64,961	$75,242	$68,678	$81,446	$77,981	$82,585	$88,738
Net loans	49,781	49,880	50,016	52,546	58,256	54,285	54,656
Deposits	57,753	67,356	61,436	73,114	68,805	73,077	79,217
Long-term debt	292	303	298	307	316	325	333
Total shareholders’ equity	6,841	7,355	6,823	7,862	8,660	8,826	8,615
Significant Ratios:
Return on average assets	0.04%	(1.22)%	(1.36)%	(0.98)%	—%	0.41%	0.72%
Return on average equity	0.36	(12.65)	(13.89)	(9.44)	0.01	4.02	7.62
Ratio of average equity to average assets	10.20	9.65	9.78	10.36	10.89	10.18	9.42
Dividend payout ratio	—	—	—	(1.92)	15,700.00	44.73	24.65

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following table sets forth information about FNB’s financial condition and results of operations, including per share data and financial ratios, after giving effect to the February 18, 2005 merger of NSD Corporation (“NSD”) with and into FNB, and the merger of North East with and into FNB. This information is called pro forma financial information in this proxy statement/ prospectus. The table shows the information as if the mergers had become effective on June 30, 2005, in the case of balance sheet data, and on January 1, 2004, in the case of income statement data. This pro forma information assumes that the mergers are accounted for using the purchase method of accounting and represents a current estimate based on available information about FNB’s and North East’s results of operations. See “Accounting Treatment” on Page 55. The pro forma financial information includes adjustments to record the assets and liabilities of NSD and North East at their estimated fair value and is subject to further adjustment as additional information becomes available and as further analyses are completed. The pro forma income statements do not include any amount for merger-related costs that will be incurred to combine the operations of North East with those of FNB. These charges will be recorded based on the nature and timing of the integration. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of North East and FNB incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” on Page 79.
      The pro forma financial information, while helpful in illustrating the combined financial condition and results of operations of NSD, North East and FNB once the merger with North East is completed under a particular set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, that may occur as a result of the mergers and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of NSD, North East and FNB would have been had they been merged during these periods.

Selected Consolidated Unaudited Pro Forma Financial Information

	As of June 30, 2005

			Pro Forma	Pro Forma
	FNB	North East	Adjustments	Combined

	(Dollars in thousands, except per share data)
Assets
Cash and cash equivalents	$125,179	$5,960	$—	$131,139
Investment securities	1,337,373	2,403	—	1,339,776
Loans, net of unearned income	3,746,569	51,680	731	3,798,980
Allowance for loan losses	(50,197)	(1,899)	—	(52,096)

Net loans	3,696,372	49,781	731	3,746,884

Premises and equipment	81,195	5,350	—	86,545
Goodwill	190,093	—	7,923	198,016
Other intangibles	24,522	32	83	24,637
Other assets	247,149	1,435	—	248,584

Total assets	$5,701,883	$64,961	$8,737	$5,775,581

Liabilities
Deposits	$3,959,320	$57,753	$48	$4,017,121
Other borrowings	1,218,296	292	32	1,218,620
Other liabilities	64,448	75	—	64,523

Total liabilities	5,242,064	58,120	80	5,300,264
Stockholders’ equity	459,819	6,841	8,657	475,317

Total liabilities and stockholders’ equity	$5,701,883	$64,961	$8,737	$5,775,581

Book value per share	$8.17	$47.12	$—	$8.32
Shares outstanding	56,293,407	145,168	693,093	57,131,668
Capital ratios:
Tangible equity/tangible assets	4.47%	10.49%	—	4.55%
Leverage capital ratio	6.81	10.13	—	6.86
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	Six Months Ended June 30, 2005

			Pro Forma	Pro Forma
	FNB	North East	Adjustments	Combined

	(Dollars in thousands, except per share data)
Total interest income	$143,613	$1,899	$(72)	$145,440
Total interest expense	49,825	427	(18)	50,234

Net interest income	93,788	1,472	(54)	95,206
Provision for loan losses	5,017	(47)	—	4,970

Net interest income after provision for loan losses	88,771	1,519	(54)	90,236
Non-interest income	36,746	294	—	37,040
Non-interest expense	78,557	1,801	4	80,362

Income (loss) before income taxes	46,960	12	(58)	46,914
Income taxes	14,509	—	—	14,509

Net income (loss)	$32,451	$12	$(58)	$32,405

Per common share:
Basic	$0.59	$0.08		$0.58
Diluted	0.59	0.08		0.58
Ratios:
Return on average assets	1.20%	0.04%		1.18%
Return on average equity	15.56	0.36		14.98
Dividend payout ratio	79.76	—		79.87
See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

	Year Ended December 31, 2004

			Pro Forma	FNB Pro		Pro Forma	Pro Forma
	FNB	NSD	Adjustments	Forma	North East	Adjustments	Combined

Total interest income	$254,448	$25,699	$(236)	$279,911	$3,642	$(144)	$283,409
Total interest expense	84,390	10,175	(1,045)	93,520	757	(36)	94,241

Net interest income	170,058	15,524	809	186,391	2,885	(108)	189,168
Provision for loan losses	16,280	436	—	16,716	849	—	17,565

Net interest income after provision for loan losses	153,778	15,088	809	169,675	2,036	(108)	171,603
Non-interest income	78,141	5,399	—	83,540	643	—	84,183
Non-interest expense	142,587	14,567	864	158,018	3,699	8	161,725

Income (loss) before income taxes	89,332	5,920	(55)	95,197	(1,020)	(116)	94,061
Income taxes	27,537	1,603	—	29,140	—	—	29,140

Net income (loss)	$61,795	$4,317	$(55)	$66,057	$(1,020)	$(116)	$64,921

Earnings (loss) per common share:
Basic	$1.31	$1.27	—	$1.24	$(7.03)	—	$1.20
Diluted	1.29	1.25	—	1.22	(7.03)	—	1.18
Ratios:
Return on average assets	1.29%	0.85%	—	1.23%	(1.36)%	—	1.19%
Return on average equity	23.54	10.91	—	16.93	(13.89)	—	15.99
Dividend payout ratio	70.36	68.54	—	70.29	—	—	71.53

NOTE A:
      The pro forma adjustments represent the estimated purchase accounting entries to record the merger of North East with FNB. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. Estimated fair value adjustments included in the unaudited pro forma balance sheet and income statement have been determined based on information available as of June 30, 2005. The final determination of the fair values of the assets and liabilities will be made as of the effective date of the merger. As such, the final purchase accounting entries may differ from the estimates provided herein. Fair value adjustments will be amortized on a straight line basis over their estimated remaining lives.
      The pro forma adjustments include an allocation of the purchase price to core deposit intangibles. Under SFAS No. 141 and No. 142, accounting standards, a core deposit intangible is separated from goodwill and amortized over its remaining useful life. The remaining goodwill intangible is not subject to amortization under SFAS No. 141 and No. 142 and will be evaluated periodically for possible impairment.
NOTE B:
      The pro forma adjustment represents estimated direct acquisition costs of approximately $2.0 million related to certain severance payments, employee benefits, fees related to the early termination of certain contracts and professional fees such as legal, accounting and advisory fees.

RISK FACTORS RELATING TO THE MERGER
      In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger proposal.
Risks Specifically Related to the Merger

FNB may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.
      FNB and North East may not be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.
      In determining that the merger is in the best interests of FNB and North East, their respective boards of directors considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiencies and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/ prospectus.
      Future results of the combined FNB and North East may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs FNB will incur in connection with the merger may be higher or lower than FNB has estimated, depending upon how costly or difficult it is to integrate FNB and North East. Furthermore, these changes may decrease the capital of FNB after the merger that could have otherwise been used for profitable, income-earning investments in the future.

The merger agreement limits our ability to pursue alternatives to the merger.
      The merger agreement contains provisions that, subject to limited exceptions, limit our ability to discuss, facilitate or enter into agreements with third parties to acquire us. In general, if we avail ourselves of those limited exceptions, we will be obligated to pay FNB a break-up fee of $750,000. These provisions could discourage a potential competing acquiror that might have an interest in acquiring us from proposing or considering our acquisition even if that potential acquiror were prepared to pay a higher price to our shareholders than the price FNB proposes to pay under the merger agreement.
Risks Related to Owning FNB Common Stock

FNB’s status as a holding company makes it dependent on dividends from its subsidiaries to meet its obligations.
      FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on dividends from its subsidiaries to meet its obligations and obtain revenue. FNB’s right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB’s bank subsidiary is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB’s subsidiary bank from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.

Interest rate volatility could significantly harm FNB’s business.
      FNB’s results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of FNB’s earnings is its net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect FNB’s earnings if market interest rates change such that the interest FNB pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, FNB, along with other financial institutions generally, is sensitive to interest rate fluctuations.

FNB’s results of operations are significantly affected by the ability of its borrowers to repay their loans.
      Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.
      Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

FNB’s financial condition and results of operations would be adversely affected if its allowance for loan losses were not sufficient to absorb actual losses.
      There is no precise method of predicting loan losses. FNB can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on FNB’s financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for estimated losses in its loan portfolio. FNB periodically determines the amount of its allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on FNB’s existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

FNB’s financial condition may be adversely affected if it is unable to attract sufficient deposits to fund its anticipated loan growth.
      FNB funds its loan growth primarily through deposits. To the extent that FNB is unable to attract and maintain sufficient levels of deposits to fund its loan growth, FNB would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.

FNB could experience significant difficulties and complications in connection with its growth and acquisition strategy.
      FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.
      As part of its acquisition strategy, FNB may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. To the extent that FNB is successful with this strategy, FNB cannot assure you that it will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks and non-bank entities FNB acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to FNB’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.
      In addition to acquisitions, FNB Bank may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that FNB Bank undertakes additional de novo branch openings, FNB Bank is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on FNB’s net income, earnings per share, return on average shareholders’ equity and return on average assets.
      FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, FNB must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities FNB acquires into its existing operations may adversely affect its results of operations and financial condition.

FNB could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.
      FNB and its subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation, which we sometimes refer to as the “FDIC” in this proxy statement/ prospectus. Regulations are generally intended to provide protection for depositors and customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit FNB’s growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions of other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which FNB’s financial institution subsidiaries may engage.
      In addition, legislation may change present capital requirements, which could restrict FNB’s activities and require FNB to maintain additional capital.

FNB’s results of operations could be adversely affected due to significant competition.
      FNB may not be able to compete effectively in its markets, which could adversely affect FNB’s results of operations. The banking and financial service industry in each of FNB’s market areas is highly competitive. The competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.
      FNB competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than FNB does. Competition with such institutions may cause FNB to increase its deposit rates or decrease its interest rate spread on loans it originates.

FNB’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed.
      FNB is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. As a financial holding company, FNB seeks to maintain capital sufficient to meet the “well capitalized” standard set by regulators. FNB anticipates that its current capital resources will satisfy its capital requirements for the foreseeable future. FNB may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.
      FNB’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside FNB’s control, and on its financial performance. Accordingly, FNB cannot assure you of its ability to raise additional capital, if needed, on terms acceptable to it. If FNB cannot raise additional capital when needed, its ability to expand its operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in FNB’s market area may adversely impact its results of operations and financial condition.
      The majority of FNB’s business is concentrated in western Pennsylvania and eastern Ohio, which are traditionally slower growth markets than other areas of the United States. As a result, FNB Bank’s loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area historically have been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in FNB’s market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers’ ability to repay their loans and generally affect FNB’s financial condition and results of operations. Furthermore, a downturn in real estate values in FNB Bank’s market area could cause many of its loans to become inadequately collateralized.

Certain provisions of FNB’s Articles of Incorporation and By-laws and Florida law may discourage takeovers.
      FNB’s Articles of Incorporation and By-laws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s Articles of Incorporation and By-laws:

•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give FNB advance notice to nominate candidates for election to its board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit FNB’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of FNB’s voting shares for shareholder amendments to its By-laws.
      Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least 2/3 of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.
      These provisions of FNB’s Articles of Incorporation and By-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

Loss of members of FNB’s executive team could have a negative impact on its business.
      FNB’s success is dependent, in part, on the continued service of its executive officers. The loss of the services of one or more of FNB’s executive officers could have a negative impact on FNB’s business because of their skills, relationships in the banking community and years of industry experience, and the difficulty of promptly finding qualified replacement executive officers.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, business and prospects of FNB, North East and the potential combined company as well as statements for the period following the completion of the merger. Many of these statements use words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible “or other similar expressions.
      The forward-looking statements involve certain risks and uncertainties. The ability of either FNB or North East to predict results or the actual effects of their plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors Relating to the Merger” beginning on Page 16, as well as the following:

•	the businesses of FNB and North East may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

•	expected revenue synergies and cost savings from the merger may not be realized within the expected time frame or at all;

•	revenues may be lower than expected following the merger;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following the merger;

•	the regulatory approvals for the merger may not be obtained on acceptable terms, on the anticipated schedule or at all;

•	the merger may not be approved by the requisite vote of our shareholders;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect the businesses in which FNB and North East are engaged; and

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either FNB or North East or their businesses.
      Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.
      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to FNB or North East or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, FNB and North East undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.
OUR SPECIAL MEETING
      This section contains information for our shareholders about the special meeting of shareholders we have called to consider the approval of the merger proposal and related matters.
General
      This proxy statement/prospectus is being furnished to holders of our common stock for use at our special meeting and any adjournment, postponement or continuation of our special meeting.
When and Where Our Special Meeting Will Be Held
      Our special meeting will be held on September 20, 2005, at 11:00 a.m., prevailing time, at the main office of North East Bank, 5999 Station Road, North East, Pennsylvania 16428 subject to any adjournment, postponement or continuation of our special meeting.
Matters to Be Considered
      The purpose of our special meeting is to consider and vote upon:

•	Proposal 1 — A proposal to approve and adopt the merger agreement between FNB and us;

•	Proposal 2 — A proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies because we have not received sufficient votes at the time of our special meeting to approve the merger proposal; and

•	Such other business as may properly come before our special meeting and any adjournment, postponement or continuation of our special meeting.
      Our shareholders must approve Proposal 1 for the merger to occur. If our shareholders fail to approve this proposal, the merger will not occur.
      At this time, our board of directors is unaware of any other matters, other than as set forth above, that may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.
Record Date; Shares Outstanding and Entitled to Vote
      Our board of directors has fixed the close of business on August 9, 2005 as the record date for the determination of holders of our common stock who shall be entitled to notice of, and to vote at, our special meeting and any adjournment, postponement or continuation of our special meeting.
      On the record date, 145,168 shares of our common stock were issued and outstanding and entitled to vote at our special meeting, held by approximately 200 holders of record. Each share of our common stock is entitled to cast one vote on all matters that are properly submitted to our shareholders at our special meeting.
Quorum
      The presence, in person or by properly executed proxy, of the holders of at least a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum at our special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. A quorum must be present in order for the vote on the merger proposal and the adjournment proposal to occur.
      Based on the number of shares of our common stock issued and outstanding as of the record date, 72,585 shares of our common stock must be present in person or represented by proxy at our special meeting to constitute a quorum.
Shareholder Vote Required
      Approve and Adopt the Merger Agreement. The affirmative vote of the holders of a majority of our outstanding shares of common stock on the record date and represented in person or by proxy at our special meeting is required to approve the merger proposal. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against approval of the merger proposal. Abstentions will also have the same effect as a vote against approval of the merger proposal. Accordingly, we urge you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.
      When considering our board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, your interests as a shareholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on Page 40.
      Discretionary Authority to Adjourn Our Special Meeting. The affirmative vote of the holders of a majority of our outstanding shares of our common stock present in person or represented by proxy at our special meeting is required to approve the proposal to grant discretionary authority to adjourn our special meeting if necessary to permit further solicitation of proxies for the merger proposal. The failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal. However, abstentions will have the same effect as a vote against the adjournment proposal.
Director and Executive Officer Voting
      As of the record date, our directors and executive officers and their affiliates beneficially owned 25,934 shares of our common stock, or approximately 18% of the issued and outstanding shares of our common stock entitled to vote at our special meeting.

Proxies
      Voting. You should complete and return the proxy card accompanying this proxy statement/prospectus in order to ensure that your vote is counted at our special meeting and at any adjournment, postponement or continuation of our special meeting, regardless of whether you plan to attend our special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of approval of the merger proposal and in favor of approval of the adjournment proposal.
      If your shares of our common stock are held in the name of a bank, broker, nominee or other holder of record, you will receive instructions from the bank, broker, nominee or other holder of record that you must follow in order for your shares of our common stock to be voted.
      Revocability. You may revoke your proxy at any time before the vote is taken at our special meeting. If you have not voted through a bank, broker, nominee or other holder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our special meeting;

•	submitting a properly executed proxy with a later date; or

•	voting in person at our special meeting.
      However, simply attending our special meeting without voting will not revoke an earlier proxy.
      Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:
North East Bancshares, Inc.
5999 Station Road
P.O. Box 270
North East, Pennsylvania 16428
Attention: David B. Hartman, President and Chief Executive Officer
      If your shares are held in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.
      A proxy appointment will not be revoked by the death or incapacity of the shareholder executing the proxy unless notice of the death or incapacity is given to our corporate secretary before the shares of our common stock represented by such proxy are voted.
      How Proxies are Counted. All shares of our common stock represented by properly executed proxies received before or at our special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies.
      We will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining the presence of a quorum, but an abstention will have the effect of voting against approval of the merger proposal and voting against approval of the adjournment proposal.
      Brokers may not vote shares of our common stock that they hold beneficially either for or against the approval of the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against approval of the merger proposal.
      In addition, brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns those shares. Nevertheless, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the voting on the adjournment proposal.
      Solicitation. We will pay for the costs of our special meeting and for the mailing of this proxy statement/prospectus to our shareholders, as well as all other costs we incur in connection with the solicitation of proxies from our shareholders. However, we and FNB will share equally the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.
      In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone or in person. Our directors, officers and employees will not be specially compensated for these activities. We also intend to request that brokers, banks, nominees and other holders of record solicit proxies from their principals, and we will reimburse the brokers, banks, nominees and other holders of record for certain expenses they incur for those activities.
Recommendation of Our Board of Directors
      Our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on our reasons for the merger described in this proxy statement/prospectus, our board of directors believes that the merger is in our best interests and those of our shareholders. Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal. See “The Merger — Our Board of Directors’ Reasons for the Merger; Recommendation” beginning on Page 27, for a more detailed discussion of our board of directors’ recommendation.
Attending Our Special Meeting
      If your shares are held in street name and you want to attend our special meeting, you must bring an account statement or letter from your holder of record showing that you were the beneficial owner of the shares on August 9, 2005, the record date for our special meeting.
Questions and Additional Information
      If you have more questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call David B. Hartman, our President and Chief Executive Officer, at (814) 725-7222.

INFORMATION ABOUT FNB AND NORTH EAST
North East Bancshares, Inc.
5999 Station Road
North East, Pennsylvania 16428
(814) 725-2265
      We are a one-bank holding company organized under the laws of the Commonwealth of Pennsylvania. In addition, we are registered with and supervised by the Federal Reserve Board. Our primary business is the holding of all of the outstanding common shares of our wholly owned subsidiary, North East Bank.
      North East Bank is chartered under the laws of the United States and is a member of the Federal Reserve System. North East Bank’s deposits are insured by the FDIC, up to regulatory limits. North East Bank is a full-service institution that offers various demand and time deposit products and originates secured and unsecured commercial, consumer and mortgage loans.
      As of December 31, 2004, North East Bank had assets of approximately $69 million, liabilities of approximately $62 million and stockholders equity of approximately $7 million. North East Bank has four full service offices located in Erie County, Pennsylvania.
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
      FNB is a $5.7 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through FNB Bank and its insurance agency, consumer finance and trust company subsidiaries.
      FNB Bank has 142 banking offices in western Pennsylvania and eastern Ohio. FNB Bank offers the services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. FNB Bank also offers various alternative investment products, including mutual funds and annuities. As of June 30, 2005, FNB Bank had total assets, total liabilities and total stockholders’ equity of approximately $5.5 billion, $5.0 billion and $555 million, respectively.
      Regency Finance, FNB’s consumer finance subsidiary, has 23 offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.
      Another FNB subsidiary, First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.2 billion of assets under management.
      FNB’s insurance agency subsidiary is a full-service insurance agency and, through its seven locations, offers commercial and personal insurance products of major insurance companies.
      For additional information about FNB, see “The Merger”, below, and “Where You Can Find More Information”, beginning on Page 79.
THE MERGER
      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, the financial advisor’s opinion and the provisions of the BCL included as Appendices A, B and C to this proxy statement/prospectus. We encourage you to read those documents carefully as well as the discussion in this proxy statement/prospectus.

Background of the Merger
      The past decade has been a period of rapid change in the banking industry throughout the United States and in Pennsylvania. This period has been characterized by intensified competition from domestic and foreign banks and from non-bank financial services organizations. This period has been characterized by increasing requirements for investment in technology in order to meet customer needs on an efficient and competitive basis. This period has also seen an increase in regulatory pressure on smaller banks in general and North East Bank in particular.
      Our board of directors has continually reviewed the strategic alternatives for maximizing shareholder value. This review intensified as a result of the December 2004 amendment to our June 2003 formal written agreement with the OCC. The agreement as amended requires us to take various actions to protect the interests of depositors, other customers and our shareholders. These actions include a requirement that North East Bank achieve and maintain certain minimum capital levels at each of December 31, 2004, June 30, 2005 and December 31, 2005.
      On December 30, 2004, Boenning presented information to our board of directors on various strategic alternatives. The information included a financial and market overview of North East as well as various comparisons and analysis all aimed at determining the most viable option for maximizing shareholder value. Upon review and discussion of this information, our board engaged Boenning and authorized it to proceed to identify potential affiliation partners.
      From January 12, 2005 to March 1, 2005, Boenning worked with our management and advisors to create a memorandum containing various financial and operational information about us that could be used to solicit interest in an affiliation transaction with us. At the same time, Boenning worked with our management and several of our directors to generate a list of 30 potential affiliation partners. On March 1, 2005, Boenning began to contact parties so identified to solicit indications of interest. From the 30 identified parties, 21 indicated sufficient interest to sign a confidentiality agreement and seven of those ultimately indicated to Boenning that they had interest in pursing a transaction with us.
      On April 1, 2005, our full board along with the board of North East Bank met to review and the discuss the various indications of interest that had been submitted as a result of the work of Boenning. At that meeting, Boenning presented to the board an overview of the various indications of interest from each of the seven parties. This overview analyzed the various parties and their indications of interest in three general areas: pricing, past financial performance of each interested party and non-financial issues such as structure, employee issues, management and board representation. After further discussion, our board resolved to allow two of the interested parties to conduct due diligence and to ask each of these two institutions to deliver revised indications of interest after the benefit of their due diligence review. FNB was one of these two selected institutions.
      On April 5, 2005 and April 6, 2005, the other selected institution met with our management and other personnel and reviewed our books and records to conduct its due diligence review. On April 7, 2005 and April 8, 2005, FNB did the same.
      On April 11, 2005, both FNB and the other institution submitted revised indications of interest to Boenning. On April 11, 2005, both the North East and North East Bank boards met again to discuss our options. At that meeting, Boenning presented a detailed review of the two remaining revised indications of interests. FNB’s indication of interest was improved from the indication that it had delivered before its due diligence review. After detailed discussion of the two offers, our board directed our management and its advisors to negotiate the terms of a transaction with FNB and to present the terms of a transaction to our board.
      From April 11, 2005 until April 21, 2005, numerous telephonic and in-person conferences were held between North East and FNB and their respective advisors and representatives regarding a proposed transaction. The parties exchanged drafts of a merger agreement and related agreements, and the parties had numerous discussions regarding the transaction. During this time, FNB continued its due diligence review of us and we conducted a due diligence review of FNB.

      On April 21, 2005, our board along with the North East Bank board met again to review the results of the transaction. At this meeting, the board, Boenning and outside legal counsel reviewed the merger agreement and discussed in detail the mechanics of the agreement and the underlying transaction. After deliberating, our board unanimously approved the merger agreement and related matters, the North East Bank board unanimously approved the merger of North East Bank into FNB Bank and our board authorized Mr. Hartman to execute the documents. On April 22, 2005 the merger agreement and related documents were executed by the parties.
FNB’s Reasons for the Merger
      FNB is committed to pursuing several key strategies, one being the realization of modest organic growth and the supplementation of that growth through strategic acquisitions.
      In approving the merger agreement, FNB’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of FNB’s business, operations, financial condition, earnings and prospects and of North East’s business, operations, financial condition, earnings and prospects, including our geographic position in the Erie, Pennsylvania region;

•	its understanding of the current and prospective environment in which FNB and North East operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on FNB in light of, and in absence of, the proposed merger;

•	the fact that focus of FNB’s planned expansion strategy is on strategic acquisitions;

•	the fact that the merger will provide FNB Bank with additional branches in Erie;

•	review with its legal advisors of the structure and terms of the merger;

•	the fact that the complementary nature of the respective customer bases, business products and skills of FNB and North East could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses; and

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained.
      The FNB board of directors also considered that the future growth prospects of the North East Bank market area could provide sustained business development opportunities by enabling FNB to compete more effectively in the greater Erie market.
      The FNB board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.
Our Board of Directors’ Reasons for the Merger; Recommendation
      Our board of directors has unanimously approved the merger agreement and unanimously recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.
      Our board of directors has determined that the merger is fair to, and in the best interests of, us and our shareholders. In approving the merger agreement, our board of directors consulted with Boenning with respect to certain financial aspects of the merger and the fairness of the exchange ratio to be received by our shareholders from a financial point of view and with counsel as to our legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination, our board also considered the following material factors:

•	Our board of directors’ familiarity with and review of information concerning our business, results of operations, financial condition, competitive position and future prospects;

•	The current and prospective environment in which we operate, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions and the trend toward consolidation in the banking and financial services industries;

•	The financial presentation of Boenning and the opinion of Boenning that, as of April 15, 2005, the merger consideration was fair, from a financial point of view, to our shareholders (see “— Opinion of Our Financial Advisor,” beginning on Page 29);

•	Losses recently encountered by North East Bank;

•	The results that might be obtained by us if we continued to operate independently and the likely benefits to our shareholders of such a course, compared with the value of the exchange ratio offered by FNB;

•	The financial attributes of our and FNB’s common stock, dividend yield, liquidity and corporate fundamentals;

•	The financial terms of the proposed merger. Our shareholders would receive shares of FNB common stock in exchange for shares of our common stock they had held according to the Exchange Ratio, subject to adjustment for antidilution. Our board of directors considered the presentation of Boenning at its April 21, 2005 meeting concerning the financial terms of the proposed merger. Among other comparisons and financial reports, Boenning presented an analysis of comparable companies, an analysis of discounted dividends, an analysis of comparable transactions and a hurdle rate analysis. (See “— Opinion of Our Financial Advisor,” beginning on Page 29);

•	In comparison to FNB’s history of paying cash dividends on its common stock, our board of directors considered whether we, as an independent enterprise, could produce the earnings necessary to result in a value comparable to the value to be received in the merger;

•	FNB trades on the New York Stock Exchange under the symbol “FNB.” Our board of directors found the enhanced liquidity associated with FNB’s common stock, compared with the more limited trading market of our common stock, to be a favorable factor in its analysis;

•	Our favorable opinion of the experience and expertise of the FNB management team;

•	The expected qualification of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, referred to as the Code;

•	Our board of directors and our management performed an extensive review of FNB. As a part of our due diligence review, we reviewed FNB’s business, operations, financial conditions, earnings and prospects. These factors were found to be favorable. Our board of directors emphasized FNB’s most recent operating history and performance;

•	Our current condition and historical operating results;

•	Our concerns in meeting the capital requirements imposed by our amended formal written agreement with the OCC;

•	The effects of the merger on our depositors and customers and the communities served by us, which was deemed to be favorable given that they would be served by an organization with greater resources than we have; and

•	The future business prospects of FNB.
      This discussion of the factors considered by our board of directors is not exhaustive, but includes all material factors considered by our board of directors. In approving the merger agreement, our board of directors did not quantify or assign any specific or relative weight to the various factors considered. Rather, our board of directors based its recommendation on the totality of information presented to it. Individual directors may have weighted factors differently. All of the material factors concerning the proposed merger considered by our board of directors supported our board of directors’ decision to recommend the merger to our shareholders. Our board of directors is not aware of any factor that failed to support its determination. From the viewpoint of our board of directors, the merger represents an attractive opportunity to maximize shareholder value, provide liquidity to our shareholders and to join with a company that has sound business prospects.
Opinion of Our Financial Advisor
      Pursuant to an engagement letter dated as of January 12, 2005, North East retained Boenning to act as its exclusive financial advisor in connection with North East’s consideration of a possible business combination involving North East. In connection with a possible merger combination, the North East board requested Boenning to render its opinion as to the fairness of the merger consideration to the holders of North East common stock from a financial point of view. At the April 21, 2005 meeting at which North East’s board considered the merger agreement, Boenning rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of April 15, 2005, the merger consideration was fair to the holders of North East common stock from a financial point of view. We refer in this proxy statement/prospectus to the opinion as presented on April 21, 2005 as the “April Opinion” and the opinion as of August 12, 2005 as the “Proxy Opinion.”
      The full text of Boenning’s Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is included as Appendix B to this proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this proxy statement/prospectus. The summary of the Proxy Opinion of Boenning set forth below is qualified in its entirety by reference to the full text of the Proxy Opinion included as Appendix B to this proxy statement/prospectus.
      Boenning was selected to act as North East’s financial advisor in connection with a possible business combination involving North East based upon its qualifications, expertise, reputation and experience. Boenning has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by North East because of its knowledge of, experience with, and reputation in the financial services industry. Boenning, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, North East and FNB. In the ordinary course of business, Boenning may actively trade the securities of North East and FNB for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
      On April 21, 2005, North East’s board of directors approved and executed the merger agreement. Prior to the approval, Boenning delivered its April Opinion to North East’s board stating that, as of April 15, 2005, the merger consideration pursuant to the merger agreement was fair to the shareholders of North East from a financial point of view. Boenning reached the same opinion as of the date of its Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is included as Appendix B to this proxy statement/prospectus.
      No limitations were imposed by North East’s board of directors upon Boenning with respect to the investigations made or procedures followed by Boenning in rendering the April Opinion or the Proxy Opinion.
      In arriving at its opinion, Boenning, among other things:

•	reviewed the historical financial performance, current financial position and general prospects of North East and F.N.B. and reviewed certain internal financial analyses and forecasts prepared by management of North East;

•	reviewed the merger agreement;

•	reviewed and analyzed the stock market performance of North East and FNB.;

•	studied and analyzed the consolidated financial and operating data of North East and FNB;

•	considered the terms and conditions of the merger between North East and FNB compared with the terms and conditions of bank, bank holding company and financial holding company mergers and acquisitions that Boenning deemed comparable;

•	met and/or communicated with certain members of North East’s and FNB’s senior management to discuss their respective operations, historical financial statements and future prospects;

•	reviewed a draft of this proxy statement/prospectus in the case of the Proxy Opinion;

•	compared the financial performance of North East and FNB and the prices and trading activity of the stocks of North East and FNB with those of certain other publicly-traded banks, bank holding companies and financial holding companies and their securities that Boenning deemed comparable;

•	discussed the strategic objectives of the merger and the plans for the combined company with senior executives of North East and FNB, including estimates of the cost savings and other synergies projected by North East for the combined company;

•	participated in discussions and negotiations among representatives of North East and FNB and their advisors; and

•	conducted such other financial analyses, studies and investigations as it deemed appropriate.
      In connection with rendering its April Opinion and the Proxy Opinion, Boenning assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on FNB or North East that would have a material adverse effect on the contemplated benefits of the merger. Boenning also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of FNB after the merger.
      Boenning relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to North East’s and FNB’s financial forecasts and other information reviewed by Boenning in rendering its opinions, Boenning assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of North East and FNB as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of North East or FNB nor was it furnished with any such appraisal. Boenning also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of North East and FNB were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning did not review credit files of either North East or FNB.
      The following is a summary of the material analyses prepared by Boenning and presented to North East’s board in connection with the April Opinion and analyzed by Boenning in connection with the April Opinion and the Proxy Opinion. In connection with delivering its Proxy Opinion, Boenning updated certain analyses described below to reflect current market conditions and events occurring since the date of the April Opinion. The reviews and updates led Boenning to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the April Opinion. In addition, none of the analyses prepared by Boenning in connection with the issuance of the April Opinion or the Proxy Opinion failed to support Boenning’s conclusion that the merger consideration was fair to the holders of North East common stock from a financial point of view.
      Summary of Transaction. Boenning calculated the implied pricing and valuation multiples based upon the fixed offer price of $107.00 in stock. Per the terms of the merger agreement, each share of North East common stock will automatically be converted into the right to receive that number of shares of FNB common stock as is determined by dividing $107 by the average closing price of FNB’s common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger. If the average closing price of FNB common stock as so determined is less than $18.00 per share, FNB will have the option, in its sole discretion to pay the merger consideration with a combination of cash, but not in excess of $53.00 per each North East share in cash, and FNB common stock so that the total merger consideration per North East share equals $107.
      Based on North East’s net loss for twelve months ended December 31, 2004 of $1.020 million, common shareholders’ equity of $6.823 million, common shareholders’ tangible equity of $6.823 million, and price per common share of $52.00 (the last reported per common share price of North East as of April 15, 2005), the key valuation statistics were as follows:

Aggregate Consideration	$15.5 million
Consideration Per Common Share	$107.00
Aggregate Consideration/Last Twelve Months Reported Net Income	NM
Aggregate Consideration/Common Shareholders’ Equity	227.6%
Aggregate Consideration/Tangible Common Shareholders’ Equity	227.6%
Consideration Per Common Share/Market Price Per Common Share at Announcement	105.8%
      Comparable Companies Analysis. Boenning compared selected publicly available financial, operating and stock market data for North East with those of a peer group in order to compare North East’s historical financial and operating performance with the peers and examine the merger consideration offered by FNB relative to the market valuations of the peers. The financial and operating data is as of December 31, 2004, except where noted, and the stock market data is as of April 15, 2005. The peers consisted of SEC-reporting banks, bank holding companies and financial holding companies headquartered in Western New York, Eastern Ohio, and Western Pennsylvania that had assets between $50 million and $100 million as of December 31, 2004, except where noted. The companies in the peer group were:

•	GNB Financial Services Inc., Gratz, PA (1);

•	First National Bank of Groton, Groton, NY (1);

•	Exchange Bancshares, Inc., Luckey, OH (1);

•	Northern New York Bancorp, Inc., Watertown, NY (2);

•	First National Bank of Port Allegany, Port Allegany, PA (2);

•	Tri-State 1st Banc, Inc., East Liverpool, OH (1);

•	FNBM Financial Corporation, Minersville, PA (2);

•	First National Bank of Wellston, Wellston, OH (1);

•	BNB Bancorp Incorporated, Brookville, OH (2);

•	F&M Bancorp, Miamisburg, OH (1);

•	Community First Bancorp, Incorporated, Reynoldsville, PA (2);

•	Vernon Bank Corporation, Vernon, NY (2);

•	Halifax National Bank, Halifax, PA (1);

•	Canton Bancorp, Inc., Canton, PA (2); and

•	Citizens National Bank of Meyersdale, Meyersdale, PA (1);

(1)	Most recent publicly available information as of December 31, 2004.

(2)	Most recent publicly available information as of September 30, 2004.

      The results of these comparisons, based on December 31, 2004 financial information, except where noted, and stock price data as of April 15, 2005, are set forth in the following table.

	North East		Peer Median

	($ in millions)
Total Assets	$68.7		$84.0
Common Equity Capital/Assets	9.9%		11.8%
Loans/Deposits	84.6%		61.8%
Nonperforming Assets(1)/Assets	4.86%		0.52%
Return on Average Assets	(0	.95)%	0.76%
Return on Average Common Equity	(9	.05)%	6.37%
Non-Interest Income/Average Assets	0.86%		0.58%
Non-Interest Expense/Average Assets	4.93%		2.90%
Efficiency Ratio(2)	102.8%		70.5%
Net Interest Margin	4.30%		3.86%
Four Year Average Results:
Return on Average Assets	(0	.05)%	0.75%
Return on Average Common Equity	(0	.35)%	6.33%
Efficiency Ratio(2)	87.8%		72.6%
Net Interest Margin	4.56%		4.02%
Compound Annual Growth Rate(3)
Assets	(6	.2)%	5.7%
Loans	(1	.5)%	1.4%
Deposits	(6	.2)%	5.8%
Common Equity Market Capitalization	$7.5		$8.9
Price/52 Week High Price	98.1%		100.00%
Price to:
Book Value Per Common Share	110.6%		111.4%
Tangible Book Value Per Common Share	110.6%		111.4%
LTM(4) Earnings Per Common Share	NA		18	.5x
LTM(4)(5) Dividend Payout Ratio	NA		34.2%
Avg. Weekly Volume/Common Shares Outstanding	NA		0.03%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

(3)	Reflects that compound annual growth rate from fiscal year 2000 to December 31, 2004, except where noted.

(4)	LTM stands for the latest twelve months.
      Boenning also compared selected publicly available financial, operating and stock market data for FNB with those of a peer group of SEC-reporting banks, bank holding companies and financial holding companies headquartered in Washington, D.C., Delaware, Maryland, New Jersey, New York and Pennsylvania that had assets between $2.75 billion and $10 billion as of December 31, 2004. This analysis was performed in order to compare FNB’s historical financial and operating performance with comparable institutions and to examine its market valuation relative to its peer group. The financial and operating data is as of December 31, 2004, except where noted, and the stock price data is as of April 15, 2005. The companies in the peer group were:

•	Wilmington Trust Corporation, Wilmington, DE (1);

•	Hudson United Bancorp, Mahwah, NJ (1);

•	Susquehanna Bancshares, Inc., Lititz, PA (1);

•	Provident Bankshares Corporation, Baltimore, MD (1);

•	First Commonwealth Financial Corporation, Indiana, PA (1):

•	Riggs National Corporation, Washington, D.C. (1);

•	National Penn Bancshares, Inc., Boyertown, PA (1);

•	Community Bank System, Inc., DeWitt, NY (1);

•	NBT Bancorp Inc., Norwich, NY (1);

•	Signature Bank, New York, NY (1);

•	Sun Bancorp, Inc., Vineland, NJ (2);

•	Harleysville National Corporation, Harleysville, PA (1);

•	S&T Bancorp, Inc., Indiana, PA (1); and

•	Yardville National Bancorp, Hamilton, NJ (1);

(1)	Most recent publicly available information as of December 31, 2004.

(2)	Most recent publicly available information as of September 30, 2004.
      The results of these comparisons, based on December 31, 2004 financial information, except where noted, and stock price data as of April 15, 2005 are set forth in the following table.

	FNB	Peer Median

	($ In millions)
Total Assets	$5,027.0	$4,436.3
Common Equity Capital/ Assets	6.5%	9.3%
Loans/ Deposits	94.2%	91.3%
Nonperforming Assets(1)/ Assets	0.86%	0.38%
Return on Average Assets	1.29%	1.18%
Return on Average Common Equity	23.53%	12.06%
Non-Interest Income/ Average Assets	1.46%	1.03%
Non-Interest Expense/ Average Assets	2.95%	2.81%
Efficiency Ratio(2)	57.2%	58.2%
Net Interest Margin	3.94%	3.59%

	FNB		Peer Median

	($ In millions)
Four Year Average Results:
Return on Average Assets	1.02%		1.00%
Return on Average Common Equity	15.55%		11.89%
Efficiency Ratio(2)	59.7%		56.8%
Net Interest Margin	4.41%		3.79%
Compound Annual Growth Rate(3)
Assets	5.9%		9.1%
Loans	3.0%		9.3%
Deposits	2.8%		9.3%
Common Equity Market Capitalization	$1,038.9		$777.4
Price/52 Week High Price	80.6%		80.9%
Price to:
Book Value Per Common Share	285.3%		194.6%
Tangible Book Value Per Common Share	418.0%		246.6%
LTM(4) Earnings Per Common Share	14.3	x	16.0x
Next Fiscal Year I/B/E/S Est. Earnings Per Share	14.7	x	14.2x
Following Fiscal Year I/B/E/S Est. Earnings Per Share	13.7	x	13.1x
LTM(4) Dividend Payout Ratio	71.3%		50.9%
Avg. Weekly Volume/ Common Shares Outstanding	1.17%		1.06%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

(3)	Reflects that compound annual growth rate from fiscal year 2000 to December 31, 2004, except where noted.

(4)	LTM stands for latest twelve months.
      No company, however, used in this analysis is identical to North East, FNB or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.
      Discounted Dividend Analysis. Using a discounted dividend analysis, Boenning estimated the present value of the future cash flows that would accrue to a holder of a share of North East common stock over a five-year period. This analysis was performed in order to compare the merger consideration offered by FNB to a range of estimated implied values for North East common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a range of price to earnings multiples of 16.5x to 20.5x to North East’s terminal year common earnings per share, a range of earnings per share growth rates based upon North East management’s five-year projected earnings per share growth rate of 5%, and North East’s projected cash dividend payout ratio of 20% beginning in Year 3 or 2007. The range of multiples applied to North East’s estimated five-year earnings per share value reflected a variety of scenarios regarding the growth and profitability prospects of North East and valuation for banking securities in general. The terminal values and projected annual cash dividends were then discounted to present value using a discount rate of 6.3% based on North East’s median peer group’s four-year average return on common equity from the Comparable Companies Analysis. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of North East’s common stock. The analysis indicated that, based upon the aforementioned assumptions, the present value of North East’s common stock, on a stand-alone basis, ranged from $45.34 — $81.66 per common share with a median value of $61.45. The table below summarizes the results under different assumption scenarios.

	Terminal Multiple

	16.5x	17.5x	18.5x	19.5x	20.5x

EPS Growth Rate(%)
0.0	$45.34	$47.99	$50.64	$53.28	$55.93
2.5	50.00	52.93	55.85	58.77	61.69
5.0	55.02	58.23	61.45	64.66	67.88
7.5	60.40	63.93	67.46	71.00	74.53
10.0	66.16	70.04	73.91	77.78	81.66
      In connection with the discounted dividend analysis performed, Boenning considered and discussed with North East’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the discount rate, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.
      Comparable Transactions Analysis. Boenning also compared the per share values to North East common shareholders implied by the exchange ratio offered by FNB of latest twelve months’ earnings, book value, tangible book value, assets and deposits with the price per common share implied by the multiples paid in recent acquisitions of banks, bank holding companies and financial holding companies that Boenning deemed comparable. The transactions deemed comparable by Boenning included both interstate and intrastate bank, bank holding company and financial holding company acquisitions announced after March 31, 2004, in which the selling institution’s assets were between $50 million and $125 million as of the most recent period publicly available prior to announcement. Boenning compared this “national group” as a whole as well as certain of its subgroups, including a regional group, a performance group, a recent group and a market area group, with the merger. The “regional group” included transactions involving banks, bank holding companies and financial holding companies in which the acquired company was located in the Mid-Atlantic region and Ohio. The “performance group” included transactions involving banks, bank holding companies and financial holding companies that had a return on average common equity less than 7% and an Non-Performing Assets to Assets ratio greater than 1% at the time of announcement. The “recent group” included transactions involving banks, bank holding companies an financial holding companies announced after January 1, 2005. The “market area group” included transactions involving banks, bank holding companies and financial holding companies announced after January 1, 2004 with selling institutions located in Pennsylvania regardless of asset size. The results of these comparisons are set forth in the following table.

						Market
	FNB/North	National	Regional	Performance	Recent	Area
	East	Median	Median	Median	Median	Median

Number of Transactions	N/A	59	6	7	14	7
Seller Information:
Total Assets (in millions)	$68.7	$80.9	$59.9	$73.6	$75.1	$532.3
Common Equity Capital/ Assets	9.9%	9.0%	10.7%	8.4%	9.2%	8.4%
LTM(1) Return on Average Assets	(0.95)%	0.72%	0.02%	(0.59)%	0.43%	0.78%
LTM(1) Return on Average Common Equity	(9.05)%	7.64%	0.25%	(6.93)%	4.66%	10.44%
NPAs(2)/ Assets	4.86%	0.37%	0.81%	1.99%	0.42%	0.67%
Implied Per Share Values:
Book Value	$107.00	$93.69	$70.54	$80.05	$71.52	$144.51
Tangible Book Value	107.00	96.32	71.00	86.62	74.08	168.69
LTM(1) Earnings	107.00	NM	NM	NM	NM	NM
Deposits	107.00	90.62	66.57	65.67	71.68	147.97
Assets	107.00	91.69	67.03	67.49	67.03	116.8

(1)	LTM stands for latest twelve months.

(2)	Defined as total nonaccrual loans and other real estate owned.
      No company or transaction, however, used in this analysis is identical to North East, FNB or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.
      Pro Forma Relative Value Analysis. Boenning analyzed the estimated changes in the amount of earnings, book value and cash dividends represented by one share of North East common stock prior to the merger with the value implied by the exchange ratio offered by FNB. These analyses were conducted in order to determine the estimated impact upon North East per common share values implied by the exchange ratio offered by FNB. The analysis assumes that FNB will issue 100% stock and indicated the following information:

	North East on	Pro Forma
Common Share Values as of April 15, 2005	a Stand-Alone Basis	North East Equivalent

2005 Diluted Earnings	$3.42	$7.52	(1)
Quarterly Cash Dividend Annualized	0.00	5.47
Book Value	47.00	39.60	(2)
Tangible Book Value	47.00	26.53	(2)

(1)	Equivalent does not include any assumed synergies arising from the consolidation or any purchase accounting adjustments.

(2)	Equivalents include certain purchase accounting adjustments.
      Hurdle Rate Analysis. Using a range of discount rates and a range of terminal price to earnings per common share multiples, Boenning estimated a range of compound annual earnings per common share growth rates required over a five year period for North East to obtain an implied per common share stand alone market price comparable to the value implied by the merger consideration offered by FNB on a present value basis. This analysis was performed in order to examine the required earnings per common share growth rates that would be required to offer shareholders similar value to that implied by the merger consideration. Boenning calculated a range of future values of the per common share implied value of the FNB transaction over a five-year period based on a range of discount rates from 5% to 10%. The range of discount rates reflected the expected rate of return required by holders or prospective buyers of North East common stock. Using a range of price to earnings per common share multiples of 16.0x to 21.0x to reflect the growth and profitability prospects of North East as well as general market valuations for comparable banking companies, Boenning calculated North East’s potential earnings per common share at the end of five years by dividing the price to common earnings per share multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per common share values at the end of five years and North East’s projected fully diluted earnings per common share value of $3.42 for the year ended December 31, 2005. Boenning then compared the resulting earnings growth rates with North East’s historical and estimated future earnings per common share growth rates.
      In connection with the hurdle rate analysis performed, Boenning considered and discussed with North East’s board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price per common share earnings multiples used. The table below summarizes the results under different assumption scenarios.

	Discount Rate

Terminal Multiple	5.0%	6.3%	10.0%

16.0x	20.5%	22.0%	26.1%
17.0x	19.1	20.5	24.6
18.5x	17.1	18.5	22.5
20.0x	15.2	16.6	20.6
21.0x	14.1	15.5	19.5
      In connection with rendering its April Opinion and the Proxy Opinion, Boenning performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the merger consideration in the merger was to some extent a subjective one based on the experience and judgment of Boenning and not merely the result of mathematical analysis of financial data, Boenning principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning without considering all such analyses and factors could create an incomplete view of the process underlying Boenning’s opinion. In its analyses, Boenning made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond North East and FNB’s control. Any estimates contained in Boenning’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.
      In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning was assigned any particular weighting by Boenning. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning reached the conclusion, and opined, that the merger consideration pursuant to the merger agreement was fair to the shareholders of North East from a financial point of view.
      Boenning’s Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Boenning has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date of the Proxy Opinion.
      The full text of the Boenning Proxy Opinion, which sets forth assumptions made and matters considered, is included as Appendix B to this proxy statement/prospectus. North East’s shareholders are urged to read the Proxy Opinion in its entirety. Boenning’s Proxy Opinion is directed only to the merger consideration pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of North East and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of North East common stock as to how such holder should vote at the North East special meeting.
      The foregoing provides only a summary of the analyses performed in the Proxy Opinion of Boenning and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Appendix B to this proxy statement/prospectus.
Compensation of Boenning
      North East and Boenning entered into an agreement relating to the services to be provided by Boenning in connection with the merger. North East agreed to pay Boenning a cash fee of $10,000 (“Retainer”) upon execution of the engagement agreement. In addition, concurrently with the execution of a definitive agreement, North East agreed to pay Boenning a cash fee equal to 1.5% of the market value of the aggregate consideration offered in exchange for the outstanding shares of North East common stock in the merger less the amount of the Retainer with $50,000 of such fee payable upon the issuance of Boenning’s fairness opinion and the balance payable at the time of the closing of the merger. Based on the merger consideration payable in the merger and the number of shares of North East common stock and common stock equivalents outstanding on the record date for the special meeting, the balance of this fee will amount to approximately $233,000. Pursuant to the Boenning engagement agreement, North East also agreed to reimburse Boenning for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.
Structure of the Merger and the Merger Consideration
      Structure. Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania and Florida law, at the completion of the merger, we will merge with and into FNB. FNB will be the surviving corporation and will continue its corporate existence under the laws of the State of Florida. Immediately thereafter, North East Bank, our wholly owned subsidiary, will merge with and into FNB Bank, a wholly owned subsidiary of FNB. Shares of our common stock issued and outstanding at the effective time of the merger will be converted into shares of FNB common stock, except as otherwise provided below.
      When the merger is completed, our separate corporate existence will terminate. FNB’s Articles of Incorporation will be the Articles of Incorporation of the combined company, and FNB’s By-laws will be the By-laws of the combined company. See “Comparison of Shareholder Rights” beginning on Page 65.
      The board of directors of FNB will continue as the board of directors of the combined company. The board of directors of FNB Bank will continue as the board of directors of the combined bank.
      Merger Consideration. The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than treasury shares and shares as to which appraisal rights are perfected, will be converted as follows:

•	if the average closing price of FNB common stock is $18.00 or higher, that number of shares of FNB common stock as is determined by dividing $107.00 by the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger; or

•	if the average closing price of FNB common stock is less than $18.00, as determined using the formula set forth above at the discretion of FNB, either:

•	that number of shares of FNB common stock as is determined by dividing $107.00 by the average closing price computed as provided above; or

•	a combination of cash, but not more than $53.00 per North East share, and that number of shares of FNB common stock as is determined by dividing $107.00, less the cash paid per North East share, by the average closing price of FNB common stock computed as provided above.

      Fractional Shares. No fractional shares of FNB common stock will be issued to you upon completion of the merger. For each fractional share that you would otherwise be entitled to receive, FNB will pay cash in an amount, rounded to the nearest cent, equal to the product of (a) the average closing price of FNB common stock on the effective date by (b) the fraction calculated to the nearest ten thousandth of a share the holder would otherwise receive. No interest will be paid or accrued on cash payable in lieu of fractional shares of FNB common stock.
      Treasury Shares. Upon consummation of the merger, any shares of our common stock held by us or North East Bank or by FNB or any of its subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted in good faith, will be cancelled and retired and no merger consideration will be paid with respect to these shares.
Procedures for the Exchange of Shares of Our Common Stock
      Exchange Fund. Not later than three days prior to the effective time of the merger, FNB will deposit with the exchange agent certificates representing the shares of FNB common stock to be exchanged for shares of our common stock.
      After the effective time of the merger, each holder of a North East stock certificate, who has surrendered such certificate, or customary affidavits and indemnification regarding the loss or destruction of such certificate, together with duly executed transmittal materials to the exchange agent, will be entitled to receive a certificate representing the number of whole shares of FNB common stock to which such holder would be entitled to receive under the merger agreement or, at the discretion of FNB if the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the consummation of the merger is less than $18.00 per share, a combination of cash and shares of FNB common stock. Fractional shares will be treated as provided under “The Merger — Structure of the Merger and the Merger Consideration — Fractional Shares” on Page 38.
      Holders of our common stock should not submit their North East stock certificates for exchange until they receive the transmittal instructions from the exchange agent.
      If your North East stock certificate has been lost, stolen or destroyed, you may receive shares of FNB common stock if you make an affidavit of that fact. FNB may require that you post a bond in a reasonable amount as an indemnity against any claim that may be made against FNB with respect to the lost, stolen or destroyed North East stock certificate.
      Until you exchange your North East stock certificates, you will not receive any dividends or distributions with respect to any shares of FNB common stock you are entitled to receive in connection with the merger. Once you exchange your North East stock certificates for FNB stock certificates, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of FNB common stock.
      After completion of the merger, no transfers of our common stock issued and outstanding immediately prior to the completion of the merger will be allowed, except as required to settle trades executed prior to the completion of the merger. If certificates representing shares of our common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which such shares represented by that certificate have been converted.
      The exchange agent will establish a book entry account, issue a FNB stock certificate, or, in the case of partial cash consideration or cash payments in lieu of fractional shares, a check representing cash, in a name other than the name in which a surrendered North East stock certificate is registered only if the surrendered North East stock certificate is properly endorsed and otherwise in proper form for transfer and the person requesting such exchange either affixes any requisite stock transfer tax stamps to the surrendered certificate, provides funds for their purchase or establishes to the satisfaction of the exchange agent that such transfer taxes are not payable.

      Our stock certificates may be exchanged for FNB stock certificates with the exchange agent for up to nine months after the completion of the merger. At the end of that period, the exchange agent will return any remaining FNB stock certificates to FNB. Any holders of our stock certificates who have not exchanged their certificates will thereafter be entitled to look only to FNB to receive FNB common stock in exchange for their North East common stock.
      FNB or the exchange agent may be entitled to deduct and withhold from any amounts payable to any holder of shares of our common stock such backup withholding as is required under the Code or any state, local or foreign tax law or regulation. Any amounts that are withheld will be treated as having been paid to the holder of our common stock.
      Neither we nor FNB will be liable to any former holder of our common stock for any shares of FNB common stock that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
Resale of FNB Common Stock
      The shares of FNB common stock to be issued pursuant to the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any North East shareholder who may be deemed to be either an affiliate of (i) FNB, at or after the effective time of the merger, for purposes of Rule 144 promulgated under the Securities Act or (ii) North East, at the time of our special meeting, for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with North East or FNB, as the case may be, and generally consist of executive officers, directors and 10% or greater shareholders.
      Rule 145 will restrict the sale of FNB common stock received in the merger by affiliates of North East and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of North East at the time of our special meeting, provided they are not affiliates of FNB at or following the effective time of the merger, may publicly resell any FNB common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of FNB common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information available with respect to FNB as required by Rule 144.
      Persons who are affiliates of FNB after the effective time of the merger may publicly resell the shares of FNB common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with FNB’s insider trading policy.
      The ability of affiliates to resell shares of FNB common stock received in the merger under Rules 144 or 145 as summarized above generally will be subject to FNB having satisfied its reporting requirements under the Securities Exchange Act of 1934, which we sometimes refer to as the “Exchange Act” in this proxy statement/ prospectus, for specified periods prior to the time of sale. Affiliates also would be permitted to resell FNB common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the registration requirements of the Securities Act. Neither the registration statement of which this proxy statement/ prospectus is a part nor this proxy statement/ prospectus cover any resales of FNB common stock received by persons who may be deemed to be affiliates of FNB or North East in the merger.
      We have agreed in the merger agreement to use our reasonable best efforts to identify each person who may be deemed to be our affiliate for purposes of Rule 145 and to cause such person to deliver to FNB, prior to the date of our special meeting, a written agreement intended to ensure compliance with the Securities Act in connection with the sale or other transfer of FNB common stock received in the merger.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors that you vote in favor of the approval of the merger proposal, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as our shareholders. Our board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
      These interests relate to or arise from, among other things:

•	the continued indemnification of our current directors and executive officers under the merger agreement and providing these individuals with directors’ and officers’ insurance; and

•	the severance payment due to David B. Hartman, our President and Chief Executive Officer, pursuant to the terms of an executive employment agreement.
      Indemnification and Directors’ and Officers’ Insurance. FNB has agreed in the merger agreement that for six years following the effective time of the merger, FNB will indemnify and hold harmless each of our present and former directors, officers and employees and those of our subsidiaries against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger including the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that the person would have been indemnified pursuant to (i) our Articles of Incorporation and By-laws and (ii) any agreement, arrangement or understanding disclosed by us to FNB, in each case as in effect on the date of the merger agreement.
      FNB has also agreed in the merger agreement that for a period of six years after the effective time of the merger, it will cause the persons serving as our directors and officers immediately prior to the effective time of the merger to be covered by the directors’ and officers’ liability insurance policy we currently maintain. FNB is permitted to provide a substitute insurance policy of at least the same coverage and amounts that contains terms and conditions that are not materially less advantageous than the insurance policy we presently maintain. In no case, however, will FNB be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by us for such insurance. If FNB is unable to maintain or obtain such insurance for that amount, then FNB will use its reasonable best efforts to obtain the most advantageous coverage as is available for that amount.
      401(k) Retirement Plan. Under the North East Bank 401(k) Plan, which we refer to as the “401(k) Plan” in this proxy statement/ prospectus, all employer contribution accounts will become fully vested upon the termination of the 401(k) Plan. We have agreed to terminate the 401(k) Plan immediately prior to the effective time of the merger. Of our senior management who participate in the 401(k) Plan, our Chief Executive Officer, David B. Hartman is not currently fully-vested in his employer contribution accounts. The aggregate employer contribution account balances for Mr. Hartman who will become vested in the event the 401(k) Plan is terminated is approximately $700.
      Other than as set forth above, none of our directors or executive officers has any direct or indirect material interest in the merger, except insofar as ownership of our common stock might be deemed such an interest.
Boards of Directors of FNB and FNB Bank Following the Merger
      The board of directors of FNB and FNB Bank immediately prior to the effective time of the merger will be the board of directors of FNB and FNB Bank immediately following the closing of the merger.
Regulatory Approvals Required for the Merger
      Completion of the merger is subject to federal regulatory agency filings and approvals. The merger cannot be completed unless FNB and FNB Bank receive prior approvals, waivers or exemptions from the OCC and the Federal Reserve Board.
      Neither FNB nor we can predict whether or when the required regulatory approvals, waivers or exemptions will be obtained. As of the date of this proxy statement/ prospectus, all applications and requests for waivers or exemptions have been filed with the OCC and the Federal Reserve Board.

      Federal Reserve Board. Because FNB and we are bank holding companies registered under the Bank Holding Company Act of 1956, as amended, the merger is subject to prior approval or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act.
      Office of the Comptroller of the Currency. The merger of North East Bank with and into FNB Bank is subject to the prior approval of the OCC under the Bank Merger Act. On June 20, 2005, FNB and FNB Bank filed their application for approval of the bank merger with the OCC. In reviewing applications under the Bank Merger Act, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the communities to be served and the effectiveness of both institutions in combating money laundering. In addition, the OCC may not approve a merger:

•	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

•	if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

•	if it would in any other manner be a restraint of trade,
unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger on meeting the convenience and needs of the communities to be served.
      Under the Community Reinvestment Act, the OCC must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. As part of the merger review process, the federal supervisory agencies frequently receive comments and protests from community groups and others. Each of North East Bank and FNB Bank received “Satisfactory” performance ratings in their most recent Community Reinvestment Act evaluations.
      The OCC is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the OCC that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.
      Mergers approved by the OCC under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge such merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With the approval of the OCC and the Department of Justice, the waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the result of such challenge.
      Other Regulatory Approvals. Neither we nor FNB are aware of any other regulatory approvals that would be required for completion of the merger or the bank merger except as described above. Should any other approvals be required, we and FNB presently contemplate that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.
      There can be no assurance that the regulatory authorities described above will approve the merger or the bank merger, and if such mergers are approved, there can be no assurance as to the date such approvals will be received. In any event, FNB and North East do not expect to obtain all required regulatory approvals until during the fourth quarter of 2005. The merger cannot proceed in the absence of the receipt of all requisite regulatory approvals and the expiration of statutory antitrust waiting periods. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Amendment, Waiver and Termination of the Merger Agreement.”
      The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by our shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.
Public Trading Markets
      FNB common stock is listed on the New York Stock Exchange under the symbol “FNB.” Our common stock is infrequently traded over-the-counter under the symbol “NEBI”. The FNB common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.
      The shares of FNB common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any of our shareholders that may be deemed either to be an affiliate of (i) FNB at or after the effective time of the merger or (ii) us at the time of our special meeting, as discussed in “— Resale of FNB Common Stock” beginning on Page 40.
FNB Dividends
      During 2004, FNB paid cash dividends on its common stock of $.92 per share. FNB paid a cash dividend of $.23 per share for each of the first and second quarters of 2005, although the FNB board of directors may change this dividend policy at any time. Following consummation of the merger, holders of our common stock could anticipate receiving dividends at a similar rate per year.
      FNB shareholders are entitled to receive cash dividends when and if declared by the FNB board of directors out of funds legally available for dividends. The FNB board of directors quarterly considers the payment of dividends, taking into account FNB’s financial condition and level of net income, FNB’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.
      The primary source of FNB’s funds for cash dividends to its shareholders is dividends received from its subsidiaries, including FNB Bank. FNB Bank is subject to various regulatory policies and requirements relating to the payment of dividends to FNB, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the ability of FNB and the ability of FNB Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991.
Appraisal Rights of Dissenting Shareholders
      Appraisal rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
      A holder of shares of our common stock is entitled to exercise the rights under Subchapter D of the BCL, which we refer to as “Subchapter D” in this proxy statement/prospectus, to object to the merger and to make a written demand that we pay in cash the fair value of the shares held by the shareholder as determined in accordance with Subchapter D. The following summary is a materially complete summary of the provisions of Subchapter D, but is qualified in its entirety by reference to the provisions of Subchapter D, which are set forth in full as Appendix C to this proxy statement/prospectus.
      The fair value of our shares of common stock is defined in Subchapter D as the fair value of the shares immediately before the effective time of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. You should recognize that the fair value of the merger consideration of one share of our common stock will be $107.00 worth of FNB common stock and cash that a shareholder will receive under the terms of the merger agreement if the shareholder does not exercise appraisal rights with respect to the shareholder’s shares. Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger, such as the opinion issued by Boenning, are not necessarily determinative of fair value under Subchapter D.
      Except as otherwise provided below, only a record holder of shares of our common stock is entitled to assert appraisal rights with respect to the shares registered in the holder’s name. A record holder, such as a broker or depository nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to all (but not less than all) of the shares held for one or more beneficial owners, while not exercising the rights for other beneficial owners. The demand for payment described below must show the name and address of the person or persons on whose behalf the appraisal rights are being exercised. A beneficial owner who is not a record holder who wishes to exercise appraisal rights may do so only if the shareholder submits a written consent of the record holder with his demand for payment. Accordingly, if you are a beneficial owner of shares, you are advised to consult promptly with your record holder as to the timely exercise of appraisal rights. A beneficial owner may not assert appraisal rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by he or she are registered in their name.
      To exercise appraisal rights and obtain payment of the fair value of his shares, a shareholder must satisfy all the following conditions:

•	The shareholder must notify us in writing before the date of our special meeting of the shareholder’s intention to demand that the shareholder be paid the fair value for the shareholder’s shares if the merger is consummated. Neither a proxy nor a vote against the merger proposal will constitute the required notice.

•	The shareholder must make no change in the beneficial ownership of the shareholder’s shares from the date the shareholder files the written notice continuously through the effective time of the merger.

•	The shareholder must refrain from voting the shareholder’s shares in favor of the merger proposal. Neither an abstention from voting with respect to, nor a failure to vote in person or by proxy against approval of, the merger proposal will constitute a waiver of a shareholder’s appraisal rights. However, a signed proxy that is returned without any instruction as to how the proxy should be voted will be voted in favor of the merger proposal and will be deemed to be a waiver of the shareholder’s appraisal rights.
      A notice of intention to demand payment must clearly state that the shareholder intends to demand that the shareholder be paid the fair value of the shareholder’s shares if the merger is consummated, must provide the name, address and telephone number of the shareholder making the demand and must be sent to us. A shareholder who exercises appraisal rights will retain all other rights as a shareholder until the merger is consummated.
      If the merger is approved at our special meeting, we will mail to each shareholder who complied with the procedures listed above a notice stating where and when a demand for payment of the fair value of one’s shares must be sent, and where and when stock certificates must be deposited to obtain payment of the fair value. The notice will be accompanied by a demand for payment form, which will include a request that the shareholder certify the date on which the shareholder (or the person on whose behalf the shareholder exercises appraisal rights) acquired beneficial ownership of the shares. A shareholder exercising appraisal rights will have 30 days from the date that we mail the notice to send in their demand for payment form and to deposit their stock certificate. If a shareholder fails to send in the demand for payment or stock certificate on a timely basis, that shareholder will lose appraisal rights under Subchapter D, but will retain all other rights as a shareholder until the merger is consummated.
      If the merger has not been effectuated within 60 days after the date set for demanding payment and depositing certificates, we will return any certificates that have been deposited. Once the deposited certificates are returned, we may thereafter send a new notice to demand payment, which will have the same effect as the original notice.
      Promptly after completion of the merger, or upon timely receipt of demand for payment if the merger has already been effectuated, we will either remit to shareholders who have made a demand and have deposited their stock certificates the amount we estimate to be the fair value of the shares, or give written notice that no remittance will be made. The remittance or notice must be accompanied by the following documents:

•	Our closing balance sheet and statement of income for the fiscal year ending not more than 16 months before the date of remittance or notice, together with our latest available interim financial statements;

•	A statement of our estimate of the fair value of the shares; and

•	A notice of the right of the shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.
      If we do not remit the amount of our estimate of the fair value of the shares, we will return all stock certificates that the shareholders have deposited. We may make a notation on any of the certificates that a demand for payment has been made. If shares with respect to which a notation has been so made are transferred, a transferee of the shares will not acquire by virtue of the transfer any rights in the shares other than those that the original shareholder had after making a demand for payment.
      If we give notice of our estimate of the fair value of the shares without remitting payment, or if we remit payment of the amount for any shareholder’s shares and the shareholder believes that the amount stated or remitted is less than the fair value of the shareholder’s shares, the shareholder may elect to send to us the shareholder’s own estimate of the fair value of the shares, which will be deemed a demand for payment of the amount of the deficiency. If a shareholder does not file that shareholder’s own estimate within 30 days after our mailing of our remittance or notice, the shareholder will be entitled to no more than the amount stated on the notice or remitted to them by us.
      If any demand for payment remains unsettled within 60 days after the latest to occur of: (i) completion of the merger, (ii) timely receipt of any demands for payment or (iii) timely receipt of any estimates by shareholders of the fair value of their shares, we may file an application for relief in court requesting that the fair value of the shares be determined by the court. While we do not anticipate filing an application for the court to determine the fair market value of the shares, if we elected to file an application, the court’s determination of the fair market value of the shares may be higher or lower than the merger consideration.
      Any shareholder who exercises appraisal rights, wherever residing, whose demand has not been settled, will be made a party to the proceeding. A copy of the application for relief will be served on each such shareholder. If a shareholder is a nonresident of Pennsylvania, the application will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have the power and authority that is specified in the order of appointment or in any amendment of the order. Each shareholder who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest from the effective time of the merger until the date of payment. Interest will be at a rate that is fair and equitable under all of the circumstances, taking into account all relevant factors.
      If we fail to file an application for relief, any shareholder who made a demand for payment and who has not already settled such shareholder’s claim against us may file an application for relief in our name at any time within 30 days after the expiration of the 60-day period referred to above. If a shareholder does not file an application within the 30-day period, the shareholder will be paid our estimate of the fair value of his shares and no more, and may bring an action to recover any amount not previously remitted.
      In general, the costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against us. However, any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the shareholders who are parties to the proceeding and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. If the court finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated and should not be assessed against us, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the shareholders who were benefited.
      From and after the effective time of the merger, shareholders exercising their appraisal rights will not be entitled to receive payment of dividends or other distributions on their shares of our common stock.
      Any shareholder considering exercising appraisal rights under Subchapter D is advised to consult with legal counsel. A shareholder who fails to follow with particularity all of the steps required to preserve and perfect his appraisal rights loses the right to seek appraisal under Subchapter D, in which event, upon the surrender of certificates representing shares of our common stock held by the shareholder, the shareholder will receive the per share merger consideration set forth in the merger agreement without interest for the shares the shareholder holds, subject to the allocation provisions in the merger agreement.

THE MERGER AGREEMENT
      The following section describes certain aspects of the merger, including the material provisions of the merger agreement. The following description summarizes the material provisions of the merger agreement, but is subject to, and qualified in its entirety by reference to, the merger agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety.
Merger Consideration
      The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than treasury shares and shares as to which appraisal rights are perfected, will be converted as follows:

•	if the average closing price of FNB common stock is $18.00 or higher, into that number of shares of FNB common stock as is determined by dividing $107.00 by the average closing price of FNB common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger; or

•	if the average closing price of FNB common stock is less than $18.00, at the discretion of FNB, either:

•	into that number of shares of FNB common stock as is determined by dividing $107.00 by the average closing price computed as provided above; or

•	into a combination of cash, but not more than $53.00 per North East share, and that number of shares of FNB common stock as is determined by dividing $107.00, less the cash paid per North East share, by the average closing price of FNB common stock for the 20 consecutive trading days ending on the fifth trading day prior to consummation of the merger.
Closing and Effective Time of the Merger
      The merger will be completed only if all of the following conditions are satisfied:

•	our shareholders approve and adopt the merger agreement by the necessary vote;

•	we and FNB obtain all required governmental and regulatory consents and approvals and no injunctions are filed to prevent the merger;

•	the registration statement of which this proxy statement/prospectus is a part becomes effective; and

•	all other conditions to the merger set forth in this proxy statement/prospectus and the merger agreement are either satisfied or waived.
      The merger will become effective when articles of merger are filed with the Secretary of State of the State of Florida and with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania following the receipt of all required approvals from Bank Regulatory Authorities. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement or on another written mutually agreed upon date, provided that such date shall not be less than 10 days following our special meeting. It is currently anticipated that the effective time of the merger will occur during the fourth quarter of 2005, but we cannot guarantee when or if the merger will be completed. FNB’s Articles of Incorporation and FNB’s By-laws as in effect immediately prior to the effective time will be FNB’s Articles of Incorporation and FNB’s By-laws upon completion of the merger.
Representations, Warranties, Covenants and Agreements
      The merger agreement contains generally reciprocal and customary representations and warranties of North East and FNB relating to their respective businesses. No representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance has had or is reasonably likely to have a material adverse effect on the party making the representation or warranty, disregarding any materiality or material adverse effect qualifications in any representations or warranties. The representations and warranties in the merger agreement will not survive the effective time of the merger.
      North East has made representations and warranties regarding, among other things, its:

•	corporate matters, including due organization, qualification and authority;

•	capitalization and issuance of capital stock;

•	subsidiaries;

•	corporate power and authority to conduct its business;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	the absence of material adverse effects;

•	legal proceedings;

•	compliance with applicable laws;

•	broker’s fees payable in connection with the merger;

•	financial statements and the absence of undisclosed liabilities;

•	material contracts and the absence of defaults thereunder;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	agreements with regulatory agencies;

•	risk management instruments;

•	all real and intellectual property;

•	loans and nonperforming and classified assets;

•	fiduciary accounts;

•	books and records;

•	insurance;

•	allowance for loan losses;

•	required vote needed to approve this merger;

•	the absence of knowledge preventing the merger from qualifying as a reorganization;

•	the receipt of a fairness opinion from our financial advisor; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

      FNB has made representations and warranties regarding:

•	corporate matters, including due organization, qualification and authority;

•	capitalization;

•	subsidiaries;

•	corporate power and authority to conduct its business;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents for approval of the merger and the absence of any defaults;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	legal proceedings and the compliance with applicable laws;

•	the broker’s fees payable in connection with the merger;

•	tax matters;

•	material contracts and the absence of defaults thereunder;

•	the absence of agreements with regulatory agencies;

•	interest rate risk management instruments;

•	the absence of material adverse effects; and

•	the absence of knowledge preventing the merger from qualifying as a reorganization.
      We have agreed to certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger. In general, we agree to:

•	conduct our business in the ordinary course in all material respects; and

•	use commercially reasonable best efforts to maintain and preserve intact our business organization, employees and advantageous business relationships.
      We have further agreed in the merger agreement that, except with FNB’s prior written consent, we will not, among other things, undertake the following actions:

•	issue, sell or otherwise permit to become outstanding any shares of our common stock or options or other rights to acquire our common stock;

•	make, declare or pay any dividends or other distributions on any shares of our capital stock;

•	adjust, split, combine, reclassify, redeem, purchase or acquire any shares of our common stock;

•	except as contemplated by the merger agreement, enter into or amend any employment or severance agreement or grant any salary increase other than:

•	normal increases in the ordinary course of business that, in the aggregate, do not exceed 3%;

•	changes required by applicable law;

•	changes pursuant to existing plans or commitments as disclosed to FNB;

•	severance payments as disclosed to FNB; and

•	grants of awards to newly-hired employees consistent with past practice.

•	hire or promote any employee, except to satisfy existing contractual obligations or to fill vacancies where employment is terminable at our will and where the total compensation does not exceed $30,000;

•	enter into, establish, amend or make any contributions to any employee benefit plan, except as is required by applicable law or to satisfy existing contractual obligations or take any action to accelerate the vesting or exercisability of stock options or other benefits;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties;

•	acquire, other than by foreclosure or in satisfaction of debts in the ordinary course of business, any assets, business, deposits or properties of any other entity;

•	make any capital expenditure other than in the ordinary course of business and in amounts not exceeding $10,000 individually or $25,000 in the aggregate;

•	amend our Articles of Incorporation or By-laws or those of our subsidiaries except as required by law;

•	implement or adopt any change in our tax accounting or financial accounting principles, practices or methods, except as required by changes in law or regulations or generally accepted accounting principles;

•	other than in the ordinary course of business and as permitted by the merger agreement, enter into or terminate any material contract or amend any material contract in any material respect;

•	enter into any settlement of any action, proceeding, order or investigation to which we are a party that involves the payment of more than $25,000 by us or that would impose any material restriction on our business;

•	enter into any new material line of business or change our lending, investment, underwriting, risk and asset liability management or other banking and operating policies that are material to us, except as required by applicable law, or open or close any branch location;

•	enter into any derivatives contract or acquire other investment securities;

•	other than in the ordinary course of business, incur any indebtedness or assume, guarantee, endorse or otherwise become responsible for the indebtedness of any other person or prepay any indebtedness;

•	other than in the ordinary course of business, acquire any debt security or equity security other than federal funds or United States Government or agency securities with a term of one year or less or restructure or materially change our investment securities portfolio or gap position;

•	other than in the ordinary course of business, make, renew or otherwise modify:

•	(i) any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if, immediately after making (x) a Loan or Loans (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence or a secured commercial Loan), such Person would be indebted to North East Bank in an aggregate amount in excess of $25,000, (y) a secured commercial Loan, such Person would be indebted to North East Bank in an aggregate amount in excess of $100,000 or (z) a permanent Loan secured by an owner-occupied 1-4 single-family residence, such Person would be indebted to North East Bank in an aggregate amount in excess of $200,000; or

•	(ii) any Loan that contains terms that involve an exception to North East Bank’s credit policy manual, provided, however, that if FNB does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. North East Bank further agrees that it will review with representatives of FNB the circumstances and terms of problem or work-out Loans before establishing a work-out plan or otherwise taking any action with respect to any such Loan and shall provide notice to FNB of, and permit representatives of FNB at FNB’s discretion to attend, meetings of North East Bank’s loan committee;

•	other than in the ordinary course of business, make any investment or commitment to invest in real estate or a real estate development project other than in foreclosures, acquisitions in fiduciary capacity or in satisfaction of a debt previously contracted;

•	take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

•	fail to hold our special meeting;

•	take any action that is intended, or is reasonably likely, to result in:

•	any representations or warranties under the merger agreement becoming untrue in any material respect;

•	any of the conditions to the merger not being satisfied; or

•	a material violation of the merger agreement or the bank merger agreement;

•	take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or our ability to perform our covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	enter into any contract or otherwise agree or commit to do any of the foregoing.
      FNB agreed that, except with our prior written consent, FNB will not, among other things, undertake the following actions:

•	take any action that would, or is reasonably likely to, prevent the merger from qualifying as a reorganization;

•	take any action that is intended, or is reasonably likely to, result in:

•	any representations or warranties under the merger agreement becoming untrue in any material respect;

•	any of the conditions to the merger not being satisfied; or

•	a material violation of the merger agreement or the bank merger agreement.

•	take any action that would adversely affect or materially delay necessary governmental or regulatory approvals, or its ability to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement; or

•	enter into any agreement or otherwise agree or commit to do any of the foregoing.
      The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/ prospectus and the holding of our special meeting of shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.
Declaration and Payment of Dividends
      We have agreed that we will not pay or make any dividends or distributions on our common stock.
Agreement Not to Solicit Other Offers
      We have also agreed that we, our subsidiaries and our and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any “Acquisition Proposal,” as defined below;

•	participate in any discussions or negotiations, furnish any information to or approve, recommend or enter into any agreement, regarding any “Acquisition Proposal”; or

•	approve, endorse, recommend or enter into a letter of intent or any similar document or contract, agreement or commitment contemplating an acquisition proposal.
      However, prior to the effective time of the merger, we may consider and participate in discussions and negotiations with respect to a “Superior Proposal”, as defined below, if:

•	we have first entered into a confidentiality agreement with the party proposing the Superior Proposal with confidentiality terms no less favorable to us than those contained in our confidentiality agreement with FNB; and

•	our board of directors concludes in good faith, after consultation with our outside legal counsel, that failure to take these actions would cause our board of directors to violate its fiduciary duties to our shareholders.
      We have also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify FNB in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits our board of directors to withdraw or qualify its recommendation of our merger with FNB if our board of directors concludes in good faith, after consultation with our outside legal counsel and our financial advisors, that failure to take such actions would breach its fiduciary duties to our shareholders.
      We have agreed:

•	to notify FNB promptly, and in any event within 24 hours, after we receive any Acquisition Proposal, or any information related thereto, which notification shall describe the Acquisition Proposal and the third party making it; and

•	to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.
      As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

•	direct or indirect acquisition or purchase of a business of a substantial portion of the net revenues, net income or net assets of us or any of our subsidiaries;

•	direct or indirect acquisition of our common stock representing 10% or more of the voting power of our common stock;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of our common stock; or

•	merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us, other than our proposed merger with FNB.
      As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of our then outstanding shares of common stock or all or substantially all of our consolidated assets for consideration consisting of cash and/or securities, that our board of directors in good faith concludes, after consultation with our financial advisors and our outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that are more favorable from a financial point of view to our shareholders than the terms of the proposed merger with FNB;

•	has financing, to the extent required, that is fully committed or reasonably determined to be available to the party making the offer; and

•	is reasonably capable of being completed.
Expenses and Fees
      In general, each of FNB and North East will be responsible for all expenses it incurs in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, will be shared equally by FNB and us.
Conditions to Completion of the Merger
      Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval and adoption of the merger agreement and the approval of the merger by the holders of a majority of our outstanding shares of common stock;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	this registration statement with respect to the FNB common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•	the approval of the listing of the FNB common stock to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance;

•	the truth and correctness of the representations and warranties of FNB and North East in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each of FNB and us in all material respects of our respective obligations under the merger agreement and the receipt by each of us of certificates from the other to that effect; and

•	the receipt by each of FNB and North East of a legal opinion with respect to certain federal income tax consequences of the merger.
      In addition, FNB’s obligation to complete the merger is also subject to receipt by FNB of Phase I environmental studies with respect to all real property owned by us or North East Bank, the findings of which studies shall be acceptable to FNB who will not unreasonably withhold such acceptance.
      We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Amendment, Waiver and Termination of the Merger Agreement
      Subject to applicable law, FNB and North East may amend the merger agreement and any provision may be waived by the party benefited by the provision, by written agreement authorized by their boards of directors. However, after approval of the merger proposal by our shareholders, there may not be, without further approval of our shareholders, any further amendment of the merger agreement that by law would require such further approval. The merger agreement may be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

•	provided the terminating party is not then in material breach, if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days of notice of the breach;

•	if the merger has not been consummated by January 31, 2006, unless the failure to consummate the merger by that date is due to the terminating party’s actions;

•	if any of the required regulatory approvals for the merger are denied and the denial is final and nonappealable; or

•	if our shareholders do not approve and adopt the merger agreement and approve the merger by the requisite vote, provided that we are not in material breach of our covenant to hold our special meeting and our board of directors is not in breach of its covenant to recommend such approval.
      FNB may terminate the merger agreement at any time prior to our special meeting in the following circumstances:

•	if we have failed to have our board of directors recommend that our shareholders approve and adopt the merger agreement and approve the merger, or if our board of directors has withdrawn or modified its recommendation in a manner adverse to FNB;

•	if we have breached in any material respect our obligations with respect to Acquisition Proposals and Superior Proposals as described on Pages 51 through 53; or

•	if we have breached in any material respect our obligation to hold our special meeting.
      The merger agreement also provided us with certain rights to terminate the merger agreement until the date of mailing of this proxy statement/ prospectus in connection with a Superior Proposal. We did not exercise these rights.
Effect of Termination; Break-up Fee; Expenses
      If the merger agreement is terminated, it will become void, and there will be no liability on the part of FNB or us, except that:

•	termination will not relieve a breaching party from liability for its willful breach giving rise to the termination; and

•	the confidentiality agreement between the parties will survive termination.
      We are obligated under the merger agreement to pay FNB a break-up fee of $750,000 in the following four circumstances:

•	our board of directors fails to make or withdraw its recommendation of the merger proposal;

•	because we have breached our obligations regarding acquisition or superior proposals;

•	a tender offer or exchange offer for 25% or more of our outstanding common stock is commenced, and our board fails to reject such offer within 10 business days; or

•	we fail to call, give notice of, convene or hold the special meeting to receive shareholder approval of the merger proposal.
      We have also agreed that if either FNB or we breach our representations, warranties, covenants or agreements in the merger agreement, which breach could reasonably be expected to result in a material adverse effect and which breach cannot be or is not cured, the breaching party, assuming the other party is not also in material breach of its obligations under the merger agreement, will pay all out-of-pocket expenses, including fees and expenses of legal counsel, financial advisors and accountants, of the non-breaching party.

We have also agreed to pay FNB’s out-of-pocket expenses in the event the merger proposal is not approved by the requisite vote of our shareholders at our special meeting.
Employee Benefit Plans
      The merger agreement provides that, as soon as administratively practicable after completion of the merger, FNB will provide our employees with benefits and compensation plans that are equivalent to those provided to similarly situated FNB employees.
      FNB will generally provide our employees with service credit for their service with us for purposes of eligibility, participation, vesting and levels of benefits, but generally not for benefit accruals under defined benefit pension plans, under the employee benefit and compensation plans of FNB in which such employees are eligible to participate following the merger. FNB has agreed to waive specified exclusions and limitations under its welfare benefit plans in which our employees are eligible to participate following the merger under the corresponding North East plan in which the applicable employee participated prior to the merger and to give our employees credit, for the plan year in which they start participating in any such plan, towards applicable deductibles and annual out-of-pocket limits for expenses incurred before such participation.
ACCOUNTING TREATMENT
      The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, our assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of FNB. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of FNB issued after the merger would reflect these fair values and the results of operations for us from the date of acquisition. See “Selected Consolidated Unaudited Pro Forma Financial Information” beginning on Page 12.
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
      The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to North East shareholders. This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a North East shareholder. This discussion is based upon the provisions of the Code, existing regulations and administrative and judicial interpretations of the Code, all of which are as in effect as of the date of this proxy statement/ prospectus and are subject to change, possibly with retroactive effect. This discussion applies only to North East shareholders who hold their shares of North East stock as capital assets within the meaning of Section 1221 of the Code and does not apply to the following:

•	shareholders who received their shares of North East common stock as compensation;

•	shareholders who hold their shares of North East common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	shareholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities and shareholders subject to the alternative minimum tax, who may be subject to special rules;

•	shareholders whose functional currency is not the U.S. dollar; or

•	shareholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, foreign estates or foreign trusts.
      This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax.

      Accordingly, you should consult your tax advisor to determine the tax effect to you of the merger, including the application and effect of foreign or U.S. federal, state, local or other tax laws.
Tax Opinion and Merger
      Completion of the merger is contingent upon the receipt by:

•	FNB of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	North East of an opinion from its outside counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
      The tax opinions of Duane Morris LLP, counsel for FNB, and Buchanan Ingersoll PC, counsel for North East, are included as Exhibits 8.1 and 8.2 to the registration statement filed with the SEC of which this proxy statement/ prospectus is a part. These opinions are based upon, among other things, representations of fact contained in certificates of officers of FNB and North East. We will not seek any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, we can give no assurance that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain that contest.
      Assuming the merger is consummated in the manner described in this proxy statement/ prospectus and in accordance with the merger agreement, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The following discussion sets forth the U.S. federal income tax consequences to North East shareholders of the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
North East Shareholders Who Receive FNB Common Stock
      A North East shareholder who receives shares of FNB common stock in exchange for shares of North East common stock will not recognize any gain or loss on that exchange, except to the extent the shareholder receives cash in lieu of a fractional share of FNB common stock, as discussed below. The aggregate adjusted tax basis of FNB common stock received will equal the North East shareholder’s aggregate adjusted tax basis in the shares of North East common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share of FNB common stock for which cash is received. The holding period of the FNB common stock received in the merger will include the holding period of the North East common stock surrendered in the merger. If a North East shareholder has differing tax bases and/or holding periods in respect of the shareholder’s shares of North East common stock, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of FNB common stock that the shareholder receives.
North East Shareholders Who Receive Cash and FNB Common Stock
      If the consideration received in the merger by a North East shareholder consists of part cash and part FNB common stock received pursuant to the exercise of FNB’s option to pay part of the consideration in cash in accordance with the terms of the merger agreement, the shareholder will recognize gain, but not loss, to the extent of the lesser of (i) the excess of the sum of the amount of cash and the fair market value, as of the date of the merger, of the shares of FNB common stock received, over the adjusted tax basis of the shares of North East common stock surrendered in exchange for FNB common stock, and (ii) the amount of cash received by the shareholder in the exchange. For this purpose, a North East shareholder must calculate gain or loss separately for each identifiable block of shares of North East common stock that such shareholder surrenders pursuant to the merger, and a North East shareholder cannot offset a loss recognized on one block of such shares of North East common stock against a gain recognized on another block of such shares of North East common stock.

      In the case of a North East shareholder who recognizes gain on the exchange, if the exchange sufficiently reduces the shareholder’s proportionate stock interest, as discussed below, the gain will be characterized as a capital gain. If the exchange does not sufficiently reduce the shareholder’s proportionate stock interest, that gain will be taxable as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes, and the remainder, if any, of that recognized gain will be capital gain. Any recognized capital gain will be long-term capital gain if the shareholder’s holding period for the surrendered shares of North East common stock exceeds one year.
      The determination of whether the exchange sufficiently reduces a North East shareholder’s proportionate stock interest will be made in accordance with Section 302 of the Code, taking into account the stock ownership attribution rules of Section 318 of the Code. Under Section 318, individuals are treated as constructively owning stock owned by specified members of the individual’s family or by certain entities in which the individual or his family members have a beneficial interest and certain entities are treated as constructively owning stock owned by persons having a beneficial interest in the entity. For purposes of determining whether the exchange sufficiently reduces a shareholder’s proportionate stock interest, a North East shareholder is treated as if (1) all of that shareholder’s shares of North East common stock were first exchanged in the merger for FNB common stock, and (2) a portion of that FNB common stock was then redeemed for the cash actually received in the merger. The North East shareholder’s hypothetical stock interest in FNB (both actual and constructive) after hypothetical step (2) is compared to the North East shareholder’s hypothetical stock interest in FNB, both actual and constructive, after hypothetical step (1). Dividend treatment will apply unless (A) the shareholder’s stock interest in FNB has been completely terminated, (B) there has been a “substantially disproportionate” reduction in the shareholder’s stock interest in FNB (i.e., the interest after hypothetical step (2) is less than 80% of the interest after hypothetical step (1)), or (C) the exchange is not “essentially equivalent to a dividend.” While the determination is based on a North East shareholder’s particular facts and circumstances, the Internal Revenue Service has indicated in published rulings that a distribution is not “essentially equivalent to a dividend” and will therefore result in capital gain treatment if the distribution results in any actual reduction in the stock interest of an extremely small minority shareholder in a publicly held corporation and the shareholder exercises no control with respect to corporate affairs.
      Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend generally will depend upon the facts and circumstances of each North East shareholder, you are strongly advised to consult your own tax advisors regarding the tax treatment of cash received in the merger, including the application of the constructive ownership rules of the Code and the effect of any transactions in FNB common stock or shares of North East common stock by you.
      The tax basis in the FNB common stock of a North East shareholder who receives cash and FNB common stock in the merger in the FNB common stock received will equal the North East shareholder’s adjusted tax basis in the shareholder’s shares of North East common stock increased by any gain recognized as a result of the merger and reduced by the amount of cash received in the merger. The holding period of the FNB common stock received will include the holding period of the shares of North East common stock surrendered in the merger. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of FNB common stock will not be taken into account in making the computations of gain realized or recognized and of the basis in the FNB common stock received. Rather, such cash and gain are treated as described below.
Fractional Shares
      A North East shareholder who receives cash in lieu of a fractional share of FNB common stock will be treated as having first received the fractional share of FNB common stock in the merger and then as having received cash in exchange for the fractional share interest. A North East shareholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share of FNB common stock and the portion of the basis in the shares of North East common stock allocable to that fractional interest.

Material Federal Income Tax Consequences to FNB and North East
      Neither FNB nor North East will recognize gain or loss as a result of the merger.
Tax Consequences If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code
      If the Internal Revenue Service determines that the merger of North East with and into FNB does not qualify as a reorganization within the meaning of Section 368(a) of the Code and that determination is upheld, the North East shareholders would be required to recognize gain or loss with respect to each share of North East common stock surrendered in the merger in an amount equal to the difference between (a) the sum of the fair market value of any FNB common stock and cash received in the merger and (b) the tax basis of the shares of North East common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such shareholder held the North East common stock for more than one year, and will be short-term capital gain or loss if such shareholder held the North East common stock for less than one year. The amount and character of gain or loss will be computed separately for each block of North East common stock that was purchased by the holder in the same transaction. A North East shareholder’s aggregate tax basis in the FNB common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the FNB common stock would begin the day after the closing of the merger.
Backup Withholding
      Payments in connection with the merger may be subject to “backup withholding” at a rate of 28%, unless a North East shareholder, (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any required information to the exchange agent, (2) provides a certification of foreign status on Form W-8 or successor form or (3) is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules. A North East shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be credited against the shareholder’s U.S. federal income tax liability. Each North East shareholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a substitute form W-9 (contained with the form of transmittal letter to be forwarded to you) and submitting it to the exchange agent for the merger when you submit your North East share certificates for exchange.
DESCRIPTION OF NORTH EAST
      North East is a registered bank holding company organized under the laws of the Commonwealth of Pennsylvania and headquartered in North East, Pennsylvania. North East provides a variety of community banking services to its customers in Pennsylvania through its wholly owned subsidiary, North East Bank, a national association located in Pennsylvania, that provides commercial, residential real estate, and consumer loan financing, as well as interest on investment securities and a variety of deposit services. North East’s main office is located at 5999 Station Road, North East, Pennsylvania 16428 and its telephone number is (814) 725-2265.
      North East was incorporated on January 21, 1988, at the direction of North East Bank for the purpose of engaging in the business of a bank holding company for North East Bank, a national association organized in 1908. North East and North East Bank are located and primarily serve customers in the city of North East, Pennsylvania. As of June 30, 2005, on a consolidated basis, North East and North East Bank had total assets, total liabilities and total stockholders’ equity of approximately $65.0 million, $58.1 million and $6.8 million, respectively.

      North East, through North East Bank, is a full-service institution that offers various demand and time deposit products and originates secured and unsecured commercial, consumer and mortgage loans. North East is focused on being a customer-driven community financial service provider. North East’s business strategy involves emphasizing service and building profitable loan and deposit relationships within its service area.
      North East seeks to minimize lending losses by focusing on borrowers with strong credit qualifications, as well as diversifying its loan portfolio and conducting ongoing review and management of its loan portfolio. Within North East’s diversified loan portfolio are loans outstanding to individuals and businesses functioning as real estate operators and lessors, as well as commercial and residential first and second mortgage loans. All loans are located in Pennsylvania or New York and the majority of the loans are in North East’s primary market area of Erie County, Pennsylvania. Commercial loans are primarily to small- and medium-sized businesses and are focused toward customers who are potential deposit customers of North East Bank.
      No material portion of the deposits of North East Bank has been obtained from a single or small group of customers, and the loss of any customer’s deposits or a small group of customers’ deposits would not have a material adverse effect on the business of North East. As of June 30, 2005, North East and North East Bank had 38 full-time equivalent employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF NORTH EAST
      The following discussion of North East’s results of operations and financial condition should be read in conjunction with the financial statements of North East included elsewhere in this proxy statement/ prospectus.
Overview
      Net losses for the fiscal year ended December 31, 2004 were $1,020,372, or $7.03 per basic share, compared to net losses of $779,875, or $5.37 per basic share, for the fiscal year ended December 31, 2003. This increase in North East’s net losses was primarily due to less net interest income after provision for loan losses and less non-interest income. North East maintains a simple capital structure, therefore, there are no dilutive effects on earnings per share.
Liquidity and Capital Resources
      North East’s primary source of cash during the fiscal year ended December 31, 2004 was from interest on investment securities, maturing securities, payments on loans and service fees. At December 31, 2004, North East had outstanding loans and commitments to fund new loans of $50,016,441, net of allowance for loan losses and deferred fees. It is expected that these requirements will be funded from the sources described above.
      The following table shows selected ratios for the period or at the date indicated:

Year Ended
December 31, 2004

Average equity as a percentage of average assets:	9.82%
Equity to total assets at end of period:	9.85
Return on average assets:	(1.35)
Return on average equity:	(13.79)
Non-interest expense to average assets:	4.91
Nonperforming loans and foreclosed real estate to total assets at end of period:	4.85
Results of Operations
      The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of North East from interest-earning assets and the corresponding average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the corresponding average cost; (iii) net interest income; (iv) interest-rate spread and (v) net interest margin (dollar amounts in thousands).

	2004			2003

		Interest			Interest
	Average	and	Average	Average	and	Average
	Balance	Dividends	Yield/Rate	Balance	Dividends	Yield/Rate

Interest-earning assets:
Loans	$51,876	$3,359	6.48%	$56,781	$3,762	6.63%
Securities	8,376	200	2.39	7,062	84	1.19
Other interest earning assets	7,213	83	1.15	7,965	93	1.16
Total interest earning assets	67,465	3,642	5.40	71,808	3,939	5.49
Non-interest-earning assets	7,858			9,008
Total Assets:	75,323			80,816

Interest-bearing liabilities:
Deposit accounts	22,118	80	.36	24,305	85	.35
Time deposits	31,951	656	2.05	35,256	855	2.43
Other borrowings	303	21	6.93	325	22	6.77
Total interest-bearing liabilities	54,372	757	1.39	59,886	962	1.61

Non-interest-bearing liabilities	13,554			12,250
Stockholders’ equity	7,397			8,680
Total liabilities and stockholders’ equity	75,323			80,816
Net interest income		2,885			2,977
Interest-rate spread			4.01			3.88
Net interest margin			4.28			4.15
Ratio of average interest-earning assets to average interest-bearing liabilities	1.24			1.20
Interest Income and Expense
      Total interest income decreased to $3,641,714 for fiscal 2004 from $3,939,161 for fiscal 2003, and net interest income (after provision for loan losses) decreased to $2,036,364 in 2004 from $2,324,335 in 2003. Interest income on loans decreased to $3,358,838 in 2004 due to a decrease in the total dollar amount of loans outstanding and a steady decrease in interest rates. The decrease in interest rates was consistent throughout the banking industry. Taxable interest on investment securities increased to $199,129 in 2004 due to the purchase of $6,000,000 of bonds issued by various U.S. Government Agencies. Interest on other interest-earning assets decreased to $83,747 in 2004 from $100,116 due to the decrease in both the dollar amount of these assets and the interest rates earned on these types of assets.
      Interest expense on deposit accounts decreased to $735,639 in 2004 from $939,795 in 2003. Interest expense on deposits decreased primarily because of a decrease in the total dollar amount of deposits and a steady decrease in interest rates. The decrease in interest rates was generally consistent throughout the banking industry.

Provision for Loan Losses
      The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by North East, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to North East’s market areas and other factors related to the collectibility of North East’s loan portfolio. The provision for fiscal 2004 and 2003 was $848,478 and $653,020, respectively.
Non-Interest Income
      Non-interest income decreased to $642,567 for the 2004 fiscal year from $734,546 for the 2003 fiscal year. The increase is primarily due to a reduction in service charges on deposit accounts caused by an overall decrease in both total deposits and number of accounts. Also, North East Bank sold fewer loans in 2004, resulting in a decrease in gains realized from loan sales.
Non-Interest Expense
      Total non-interest expense decreased to $3,699,303 for the 2004 fiscal year from $3,838,756 for the 2003 fiscal year, a decrease of 3.6%. There were no primary or material factors attributable to this minor shift.
Income Taxes
      The income tax provision for the 2004 fiscal year was $0, an effective rate of 0%, compared to $0, an effective rate of 0%, for the comparable 2003 fiscal year. North East has loss carry-forwards totaling approximately $770,000 that may be offset against future taxable income. If not used, the carry-forwards will expire in years 2023 and 2024.
Off-Balance Sheet Arrangements
      North East and its subsidiaries do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on North East’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that could be material to investors.
Contractual Obligations and Other Commercial Commitments
      The following table summarizes North East’s material contractual obligations in effect at December 31, 2004, and the timing and effect that such commitments are expected to have on North East’s liquidity and capital requirements in future periods:

	Payments Due by Period

		Less Than			More Than
	Total	One Year	1-3 Years	3-5 Years	5 Years

Long-Term Debt Obligations:	$297,000	$10,000	$23,000	$27,000	$237,000
Operating Lease Obligations:	85,000	22,000	44,000	19,000	—

Total Contractual Obligations	$382,000	$32,000	$67,000	$46,000	$237,000

CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS
      We have not had any disagreements with our accountants.
DESCRIPTION OF NORTH EAST COMMON STOCK
      General. North East is authorized to issue 202,500 shares of common stock, no par value per share, of which 145,168 shares were outstanding as of December 31, 2004. North East’s common stock is traded in the over-the-counter market under the symbol “NEBI.” North East does not have a transfer agent. North East does not have any shares of common stock reserved for issuance under any plan or agreement. All outstanding shares of North East common stock are validly issued, fully paid and non-assessable.
      Voting and Other Rights. The holders of North East common stock are entitled to one vote per share, and except as otherwise required by Pennsylvania law, a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by our shareholders at our annual meeting, on a staggered basis, for a four-year term. In election of directors, shareholders do have the right to cumulate their votes. See “Comparison of Shareholder Rights — Amendment of Articles of Incorporation and By-laws” beginning on Page 71 and “Comparison of Shareholder Rights — Vote Required for Extraordinary Corporate Transactions” beginning on Page 72. Holders of North East common stock have a preemptive right to purchase any shares issued by North East or any securities exchangeable or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.
      Distributions. The holders of North East common stock are entitled to receive such dividends or distributions as the North East board of directors may declare out of funds legally available for such payments. The payment of distributions by North East is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation, as well as rules and regulations set forth by the FRB. Generally, a corporation may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. Additionally, as instructed by the Federal Reserve Board, North East will not declare any shareholder dividends without the prior approval of the Federal Reserve Bank. Prior approval must be submitted at least 30 days before shareholder dividends are declared and will be coordinated with the approval of North East Bank dividends by the OCC, as discussed below. Stock dividends, if any are declared, may be paid from authorized but unissued shares.
      The ability of North East to pay dividends is affected by the ability of North East Bank to pay dividends. North East Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus.
DESCRIPTION OF FNB CAPITAL STOCK
FNB Common Stock
      General. FNB is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, of which 56,293,407 shares were outstanding as of June 30, 2005. FNB common stock is traded on the New York Stock Exchange under the symbol “FNB.” The transfer agent and registrar for FNB common stock is Registrar & Transfer Company.
      As of June 30, 2005, 6,008,703 shares of FNB common stock were reserved for issuance upon the exercise of outstanding options. In addition, FNB has reserved 863,000 shares of common stock for issuance in connection with the merger. After taking into account these reserved shares, FNB will have approximately

436,834,890 shares of authorized but unissued common stock available for issuance for other corporate purposes.
      Voting and Other Rights. The holders of FNB common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. See “Comparison of Shareholder Rights — Amendment of Articles of Incorporation and By-laws” beginning on Page 71 and “Comparison of Shareholder Rights — Vote Required for Extraordinary Corporate Transactions” beginning on Page 72.
      In the event of a liquidation, holders of FNB common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.
      FNB common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of FNB common stock are, and the shares of FNB common stock to be issued to our shareholders in the merger will be, validly issued, fully paid and nonassessable.
      Distributions. The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB board of directors may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of any then outstanding FNB preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.
      The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB’s subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.
FNB Preferred Stock
      General. FNB is authorized to issue 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of June 30, 2005. The FNB board of directors has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rates, liquidation preferences, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the shareholders of FNB unless such action is required by applicable rules or regulations or by the terms of any other outstanding series of FNB preferred stock. Any shares of FNB preferred stock that may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation.

COMPARISON OF SHAREHOLDER RIGHTS
      After the merger, you will become shareholders of FNB and your rights will be governed by FNB’s Articles of Incorporation, FNB’s By-laws and the Florida Business Corporations Act. The following summary discusses differences between FNB’s Articles of Incorporation and By-laws and our Articles of Incorporation and By-laws and the differences between the BCL and the Florida Business Corporations Act. For information as to how to get the full text of each document, see “Where You Can Find More Information” beginning on Page      .
      The following summary is not intended to be a complete statement of the differences affecting the rights of our shareholders who become FNB shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities. The summary is qualified in its entirety by reference to the Articles of Incorporation and By-laws of FNB, our Articles of Incorporation and By-laws and applicable laws and regulations.
Removal of Directors; Filling Vacancies on the Board of Directors

North East	FNB

Our By-laws provide that members of our board of directors may be removed with or without a vote of the shareholders. Pennsylvania law and our By-laws provide that vacancies on our board of directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority vote of the remaining directors, though less than a quorum, to serve until his or her successor is elected by the shareholders.	Under Florida law, unless the Articles of Incorporation of a corporation provide otherwise, directors may be removed by the corporation’s shareholders with or without cause; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him or her. Article 6 of FNB’s Articles of Incorporation, however, provides that, subject to the rights of holders of any preferred stock, any director or the entire board of directors may be removed without cause by the affirmative vote of the holders of at least 75% of the then outstanding shares of FNB common stock. Florida law and FNB’s By-laws provide that vacancies on the FNB board of directors, including vacancies resulting from an increase in the number of directors or resulting from removal from office, may be filled by a majority vote of the remaining directors, though less than a quorum.
Quorum of Shareholders

North East	FNB

Pennsylvania law and our By-laws provide that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. Pennsylvania law and our By-laws further provide that, if a meeting called for the election of directors is adjourned, the shareholders who attend the resumption of the adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.	FNB’s By-laws and Florida law provide that the holders of a majority of votes entitled to be cast on a matter to be considered, represented in person or by proxy, constitute a quorum of that voting group for action on the matter. FNB’s By-laws further provide that whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the holders of a majority of the votes of that class or series entitled to be cast, represented in person or by proxy, shall constitute a quorum of such class or series.

Adjournment and Notice of Shareholder Meetings

North East	FNB

Pennsylvania law and our By-laws provide that any regular or special meeting of shareholders may be adjourned for such periods as may be directed by the shareholders present in person or by proxy at the meeting who are entitled to vote at that meeting.	FNB’s By-laws and Florida law provide that, if a quorum is not present or represented at a shareholders meeting, the shareholders present and entitled to vote at the meeting may adjourn such meeting from time to time.
Call of Special Meetings of Shareholders

North East	FNB

Our By-laws provide that special meetings of our shareholders may be called at any time by the President, Board of Directors or shareholders entitled to cast one-fifth of the votes at the meeting.	FNB’s By-laws provide that special meetings of shareholders may be called only by the chairman of the board, the president or the secretary of FNB pursuant to a resolution or written direction of at least 75% of the members of the FNB board or by the holders of not less than 10% of the outstanding shares of FNB.
Shareholder Consent in Lieu of Meeting

North East	FNB

Pennsylvania law and our By-laws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with our secretary.	Florida law permits any action that may be taken at a meeting of the shareholders of FNB to be taken without a meeting, if, prior or subsequent to the action, one or more written consents signed by a majority the shareholders who would be entitled to vote at a meeting for such purpose are delivered to FNB.
Dissenters’ Rights

North East	FNB

Under Pennsylvania law, dissenters’ rights are generally afforded to shareholders in the event of corporate actions involving certain mergers, share exchanges, transfers of all or substantially all of the assets of the corporation, as well as certain other fundamental transactions in which the corporation is not the acquiring corporation.

Under Pennsylvania law, dissenters’ rights generally are denied to holders of shares that are listed on a national securities exchange, quoted on the Nasdaq National Market or held beneficially or of record by more than 2,000 shareholders when a plan of merger converts the shares into shares of the acquiring, surviving, new or other corporation, whether or not the shares of the acquiring, surviving, new or other corporation are listed on the exchange or privately held.	Under Florida law, dissenters’ appraisal rights are available in connection with corporate actions involving certain mergers, share exchanges, sales or other dispositions of all or substantially all of the property of the corporation other than in the ordinary course of business, the approval of certain control- share acquisitions and amendments of the Articles of Incorporation that would materially and adversely affect the rights or preferences of shares held by the dissenting shareholders.

Under Florida law, appraisal rights generally are denied to holder of shares listed on a national securities exchange or the Nasdaq National Market and when the corporation’s shares are held of record by at least 2,000 persons and such outstanding shares have a market value of at least $10 million, not counting the value of certain insider shares.

Derivative Actions

North East	FNB

Under Pennsylvania law, derivative actions may be brought by a shareholder, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if a court determines that there is a strong prima facie case in favor of the claim and a serious injustice will result without such action.	Under Florida law, a derivative action may be brought only by a person who was a shareholder of FNB at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.
Dividends and Distributions

North East	FNB

Subject to any restrictions in a corporation’s Articles of Incorporation, Pennsylvania law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. Our Articles of Incorporation do not contain any restrictions on the payment of dividends or the making of distributions to shareholders.	Subject to any restrictions in a corporation’s Articles of Incorporation, Florida law generally provides that a corporation may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. FNB’s Articles of Incorporation do not contain any restrictions on the payment of dividends or the making of distributions to shareholders.
Classes of Stock With Preferential Rights

North East	FNB

We only have one authorized class of stock, common stock that has no preferential rights.	The Articles of Incorporation of FNB authorize it to issue multiple classes of stock that may have rights preferential to the FNB common stock to be received by North East shareholders as a result of the merger. No such stock is currently outstanding. Such preferential rights include rights to preferential dividend rates compared to such rates for FNB common stock, rights to prevent dividends being paid on the common stock until dividends have been paid on the preferred stock, rights to preferential payments upon any liquidation of FNB, independent class voting rights with respect to certain fundamental transactions and rights to convert shares of FNB preferred stock into FNB common stock at a conversion ratio that protects such preferred shareholders against a decline in the price of FNB common stock by further diluting the common stock.

Director Qualifications, Number and Term

North East	FNB

Our By-laws provide that our board of directors shall consist of 5 members divided into three classes, as equal in number as possible, with each director serving a staggered four-year term. Under Pennsylvania law and pursuant to our By-laws, a director must be at least 18 years of age, and not have attained their 65th birthday prior to election, but need not be a resident of Pennsylvania or a shareholder.	FNB’s By-laws provide that the board of directors of FNB shall consist of such number of directors as may be determined by the board of directors of FNB, which number shall be not less than 5 nor more than 25. FNB’s By-laws further provide that FNB’s board of directors shall be divided into three classes as equal in number as possible, with each director having a staggered, three-year term. Under Florida law and FNB’s By-laws, a director need not be a resident of Florida or a shareholder of FNB to qualify to serve as a director. FNB’s By-laws further provide that the directors must be at least 21 years of age.
Nomination of Directors

North East	FNB

Our By-laws provide that directors may be nominated by the Board of Directors, or by a proxy committee appointed by the Board of Directors, or by any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for the election as directors at a meeting only if written notice of such shareholders intent to make such nomination is given 45 days in advance of an annual meeting, or, the seventh day following notice of a special meeting. The notice of a shareholder’s intention to nominate a director must include, among other things:

• the name and address of the nominating shareholder;

• a representation that the shareholder is a holder of North East and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;)

• a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

• the written consent of each nominee to serve as a director of North East if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.	FNB’s By-laws provide that directors may be nominated for election to FNB’s board of directors by either a resolution of the board of directors or by a shareholder of FNB. FNB’s By-laws provide that a shareholder may make nominations for director by providing FNB with written notice of the shareholder’s intention to nominate a director, which written notice generally must be received not less than 14 days prior to the meeting of shareholders called for the election of directors. The notice of a shareholder’s intention to nominate a director must include, among other things:

• the name and address of the nominating shareholder;

• a representation that the shareholder is a holder of record of FNB voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

• information regarding each nominee as would have been required under the SEC’s proxy rules;

• a description of all arrangements or understandings among the shareholder and each nominee pursuant to which the nomination or nominations are to be made by the shareholder; and

• the written consent of each nominee to serve as a director of FNB if so elected.

Cumulative Voting

North East	FNB

In an election of directors under cumulative voting, each share of stock normally having one vote for each director to be elected is entitled to a number of votes equal to the number of directors to be elected times the number of shares held with the right to distribute that number of votes among one or more candidates. Under Pennsylvania law, cumulative voting in the election of directors is available unless otherwise provided for in the Articles of Incorporation of the corporation. We allow cumulative voting in the election of directors in our By-laws and in our Articles of Incorporation.	Under Florida law, cumulative voting in the election of directors is not available unless provided for in the Articles of Incorporation of the corporation. FNB has not provided for cumulative voting in its Articles of Incorporation.
Indemnification of Officers and Directors

North East	FNB

Pennsylvania law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Pennsylvania law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Pennsylvania law, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a bylaw or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Our By-laws also preclude indemnification where it has	Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding other than an action by or in the right of the corporation by reason of the fact that he is or was a director or officer or is now serving at the request of the corporation as a director or officer of another entity against expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, under Florida law, FNB may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses, including attorneys’ fees, and certain amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless a court determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses.

Florida law further provides that indemnification against the costs and expenses of defending any action is required to be made to any officer or

North East	FNB

been adjudged liable to the Corporation for conduct of the director or officer that constituted gross negligence, willful misconduct, dereliction of duty, bad faith or recklessness. Pennsylvania law permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against the director or officer and incurred in such capacity, whether or not we would have the power to indemnify a director or officer against such liability. Our Articles of Incorporation further provide that our directors and officers are entitled to be indemnified to the fullest extent permitted by law.	director who is successful in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made in accordance with the provisions of Florida law.

Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors, both as to action in his official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall generally not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions or omissions were material to the cause of action so adjudicated and constitute:

• a violation of the criminal law;

• a transaction from which the officer or director derived an improper personal benefit;

• an unlawful distribution; or

• willful misconduct or a conscious disregard for the best interests of the corporation.

Florida law and FNB’s Articles of Incorporation permit FNB to purchase and maintain insurance on behalf of any director or officer of FNB against any liability asserted against the director or officer and incurred in such capacity, whether or not FNB would have the power to indemnify the director or officer against such liability. FNB’s Articles of Incorporation further provide that its directors, officers and any other person designated by the board of directors of FNB is entitled to be indemnified to the fullest extent permitted by law.

Director Liability

North East	FNB

Pennsylvania law and our By-laws include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, other than as would constitute criminal conduct or with respect to liability for nonpayment of taxes, and except to the extent that the director has breached or failed to perform his duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.	Under Florida law, a director is not liable for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director’s breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, an unlawful distribution, willful misconduct or recklessness. FNB’s By-laws contain a provision limiting the liability of its directors to the fullest extent permitted by law.
Amendment of Articles of Incorporation and By-laws

North East	FNB

Pennsylvania law requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon to amend a corporation’s Articles of Incorporation, provided that shareholder approval is not required for certain non-material amendments. Our Articles of Incorporation vest power to amend our Articles of Incorporation in our shareholders.

Under Pennsylvania law, the power to adopt, amend or repeal By-laws may generally be vested, pursuant to the By-laws, in the directors, with certain statutory exceptions and subject to the power of the shareholders to change such action.

Pennsylvania law further provides that, unless the Articles of Incorporation provide otherwise, the board of directors does not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by statute, other than on the subject shareholder quorum rules if the corporation is a registered corporation such as us. Our By-laws provide that our By-laws may be amended by a majority vote of shareholders present at a regular or special meeting.	In order to amend the Articles of Incorporation of a Florida corporation, Florida law generally requires that, unless the Articles of Incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which a quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters’ rights under Florida law. Further, under Florida law, shareholder approval is not required for certain non-material amendments.

Under Florida law, a corporation’s By-laws may be amended or repealed by the board of directors or shareholders; provided, however, that the board may not amend or repeal the corporation’s By-laws if the Articles of Incorporation reserve such power to the shareholders, or the shareholders, in amending or repealing the By-laws, expressly provide that the board of directors may not amend or repeal the By-laws or a particular bylaw provision. FNB’s By-laws provide that they may be altered or amended and new By-laws adopted by the affirmative vote of at least 75% of the members of FNB’s board of directors or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Vote Required for Extraordinary Corporation Transactions

North East	FNB

Under Pennsylvania law and our Articles of Incorporation, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the By-laws of a corporation, the shareholders of a corporation do not have to approve a board of directors-approved plan of merger if, among other situations, immediately prior to the transaction, another corporation that is a party to the transaction directly or indirectly owns 80% or more of the outstanding shares of each class of the constituent corporation, or if

• the surviving or new corporation is a business corporation incorporated in Pennsylvania with Articles of Incorporation that are identical to the Articles of Incorporation of the merged corporation, except for changes permitted by a board of directors without shareholder approval under Pennsylvania law;

• each share of the merged corporation outstanding immediately prior to the effective date of the merger is to continue to be outstanding or will be converted into an identical share of the surviving or new corporation after the effective date of the merger; and

• the shareholders of the merged corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger at least a majority of the votes entitled to be cast generally for the election of directors.	Under Florida law, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation’s assets other than in the ordinary course of business must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation’s Articles of Incorporation require a higher vote. Florida law further provides that, unless required by its Articles of Incorporation, the shareholders approval of a plan of merger if is not required if:

• the Articles of Incorporation of the surviving corporation will not differ (except for certain minor amendments approved by the board of directors as provided by Florida law) from its articles before the merger; and

• each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger.

FNB’s Articles of Incorporation require an affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote to approve a merger, consolidation or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the board of directors of FNB has approved and recommended the transaction prior to the consummation thereof.
Interested Shareholder Transactions

North East	FNB

We are not a registered company and thus Pennsylvania’s interested shareholder law (Section 2538 of Subchapter D and Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law) does not apply to us.	Florida law contains a number of provisions that require supermajority approval for certain affiliate transactions. Under Florida law, if any person who together with his or her affiliates and associates beneficially owns 10% or more of any voting stock of the corporation (an ‘Interested Person”) is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a ‘Business Combination”), such transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if

North East	FNB

(1) the Interested Person transaction has been approved by a majority of the disinterested directors; (2) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement; (3) the Interested Person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement; (4) the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (5) the corporation is an investment company registered under the Investment Company Act of 1940 or (6) the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under Section 607.0901(4)(f) of the Florida Business Corporations Act.
Fiduciary Duty

North East	FNB

Under Pennsylvania law and pursuant to our By-laws, a director shall perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and shall be entitled in performing his duties to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by: (1) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (2) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person or (3) a committee of the board upon which he does not serve, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. Pennsylvania law further provides that a director may, in considering the best interests of a corporation, consider (1) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (2) the short-term and long-term interests of the corporation, including the possibility that the best	FNB’s Articles of Incorporation provide that the board of directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including, without limitation, the long-term prospects and interests of the corporation and its shareholders, the social, economic, legal or other effects of any action on the employees, suppliers and customers of the corporation and its subsidiaries, the communities and societies in which FNB and its subsidiaries operate, and the economy of the state and the nation.

FNB’s Articles of Incorporation further provide that, if the board of directors of FNB determines that such a proposal should be rejected, it may take any lawful action to accomplish its purpose.

Under Florida law, a director is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the corporation. In discharging his duties, a director is entitled to rely on: (1) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public

North East	FNB

interests of the corporation may be served by the continued independence of the corporation, (3) the resources, intent and conduct of any person seeking to acquire control of the corporation and (4) all other pertinent factors. Our By-laws also permit a director to consider the effects of any action upon employees, suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. Our By-laws incorporate by reference the standard of care set forth under Pennsylvania law.	accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence or (3) a committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence.
Provisions with Possible Anti-Takeover Effects

North East	FNB

Pennsylvania law permits an amendment to the corporation’s Articles of Incorporation or other corporate action, if approved by shareholders, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class. Pennsylvania law also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. Pennsylvania law expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of Pennsylvania law.

We are not a registered corporation and thus the anti-takeover provisions of Chapter 25 of the Pennsylvania Business Corporation Law do not apply to us.	FNB is subject to statutory “anti-takeover” provisions under Florida law. Section 607.0902 of the Florida Business Corporations Act restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares (the “control shares”) will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an ‘acquiring person’s statement‘ submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, such request. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation’s shareholders for each class and series of stock, with the control shares not voting.

Florida law further provides that a corporation may, by amendment to its Articles of Incorporation or By-laws, provide that, if the party acquiring the control shares does not submit an acquiring person’s statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person’s statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party’s request for re-assignment, deny full voting rights to the control shares. Neither FNB’s Articles of Incorporation nor its By-laws have been amended to include such a provision.

The statute does not alter the voting rights of any stock of the corporation acquired in certain specified transactions.

North East	FNB

In addition, there are various provisions in FNB’s Articles of Incorporation and By-laws that may serve as anti-takeover protections including:

• the ability of the board of directors of FNB to fill vacancies resulting from an increase in the number of directors;

• the supermajority voting requirements for certain corporate transactions;

• the broad range of factors that the board of directors of FNB may consider in evaluating an unsolicited offer including a tender offer proposal; and

• provisions in FNB’s Articles of Incorporation which authorize the board of directors of FNB, without further shareholder action, to issue from time to time, up to 20,000,000 shares of FNB preferred stock. The board of directors of FNB is empowered to divide any and all of the shares of the FNB preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

The “anti-takeover” provisions of Florida law and FNB’s Articles of Incorporation and By-laws may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the board of directors of FNB. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate shares of FNB.

COMPARATIVE MARKET PRICES AND DIVIDENDS
      FNB common stock is listed on the New York Stock Exchange. Prices for our common stock are reported by the National Quotation Bureau, Inc. The following table sets forth:

•	the high and low trading prices of shares of FNB common stock as reported on the New York Stock Exchange since December 17, 2003 and prior thereto on the Nasdaq Stock Market, as adjusted to reflect a 5% stock dividends declared on April 28, 2003;

•	the high and low trading prices of shares of our common stock as reported by the National Quotation Bureau, Inc. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. In each case, this information is based on published sources; and

•	quarterly cash dividends paid per share by FNB and us for the periods indicated.

	FNB Common Stock(1)			North East Common Stock

	High	Low	Dividend	High	Low	Dividend

2003:
First quarter	$27.62	$25.52	$.21	$45.80	$45.10	$.10
Second quarter	31.04	27.20	.24	46.75	44.50	—
Third quarter	35.08	29.35	.25	49.25	46.00	—
Fourth quarter	35.48	31.68	.24	50.00	48.75	—
2004:
First quarter	22.79	18.79	.23	54.00	50.00	—
Second quarter	22.63	18.80	.23	52.75	49.00	—
Third quarter	20.50	19.91	.23	51.25	49.00	—
Fourth quarter	22.82	19.88	.23	52.00	50.00	—
2005:
First quarter	20.80	18.55	.23	52.00	51.15	—
Second quarter	19.85	18.00	.23	104.50	90.00	—
Third quarter (through August 11, 2005)	21.00	18.30	—	106.75	104.25	—

(1)	On January 1, 2004, FNB distributed one share of First National Bankshares of Florida, Inc., which until that date was a wholly owned subsidiary of FNB, for each share held of FNB, and the prices of FNB common stock since January 1, 2004 reflect that distribution.
      You are advised to obtain current market quotations for FNB common stock.
BENEFICIAL OWNERSHIP OF NORTH EAST STOCK
      The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of our common stock as of June 15, 2005 by: (1) persons known to us to own more than five percent of the outstanding shares of our common stock, (2) each director and (3) our directors and executive officers as a group. The information contained herein has been obtained from our records and from information furnished to us by each individual. We know of no person who owns, beneficially or of record, either individually or with associates, more than five percent of our common stock, except as set forth below.

	Amount and Nature of		Percent of
Name of Individual or Identity of Group	Beneficial Ownership(1)(2)		Class(3)

5% or Greater Holders:
Miriam I. O’Leary — North East, PA	8,100		5.58%
CEDE & Co. — New York, NY	78,940		54.38%
James S. Bryan — North East, PA	19,710	(4)	13.58%
Directors and Executive Officers:
George F.S. Bennett, Sr.	100		—
James S. Bryan	19,710	(4)	13.58%
Jerry E. Cass	260		—
Martin C. Haas	3,899		2.69%
David B. Hartman	1,390		—
Ann H. Neckers	100		—
Douglas C. Sceiford	100		—
Louis I. Sherwood	375		—
All Officers and Directors as a group (8 persons)	25,934		17.86%

(1)	Information furnished by our directors and officers.

(2)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the General Rules and Regulations of the SEC and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. Except as otherwise indicated, the address for each of the following persons is our principal corporate address.

(3)	Less than 1% unless otherwise indicated.

(4)	The shares noted for Mr. Bryan include 16,500 shares owned by the Orris C. and Beatrice Dewey Hirtzel Foundation, North East, Pennsylvania. Mr. Bryan is a director and officer of the Foundation and has the right to vote the shares in accordance with the instructions of the Foundation’s Board of Trustees.
PROPOSAL NO. 2
ADJOURNMENT PROPOSAL
      In the event sufficient votes are not present at our special meeting to constitute a quorum or approve the merger proposal, the merger proposal cannot be approved unless our special meeting is adjourned in order to permit further solicitation of proxies. In order to allow shares present in person or by proxy at our special meeting to vote for the adjournment of our special meeting, if necessary, we are submitting an adjournment of our special meeting to our shareholders as a separate matter for their consideration. Properly executed proxies will be voted in favor of the adjournment proposal, unless otherwise indicated on the proxy. If the adjournment proposal is approved, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of the time and place that is given at the meeting.
Recommendation of our Board of Directors
      Our board of directors recommends that you vote “FOR” the approval of the adjournment proposal.
LEGAL MATTERS
      The validity of the FNB common stock being registered in connection with the merger has been passed upon for FNB by Duane Morris LLP, Philadelphia, Pennsylvania. Duane Morris LLP and Buchanan Ingersoll

PC will deliver their opinions to FNB and North East, respectively, as to certain federal income tax consequences of the merger. See “Material Federal Income Tax Consequences of the Merger” beginning on Page      .
EXPERTS
      The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      With respect to the unaudited condensed consolidated interim financial information of FNB for the three and six-month periods ended March 31, 2005 and March 31, 2004 and June 30, 2005 and June 30, 2004, respectively, incorporated by reference in this proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2005 and August 4, 2005, included in FNB’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
      The consolidated financial statements of North East and subsidiaries for the year ended December 31, 2004 appearing elsewhere herein have been audited by Parente Randolph, LLC, independent registered public accounting firm, as set forth in their report thereon included herein. Such consolidated financial statements are included herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
      As of the date of this proxy statement/prospectus, we do not know of any matters that will be presented for consideration at our special meeting other than the approval of the merger proposal and the adjournment proposal. However, if any other matters shall properly come before our special meeting or any adjournment, postponement or continuation thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters.
      No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or us.
      This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the FNB common stock offered by this proxy statement/prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.
      The information contained in this proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of North East or FNB since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents incorporated by reference in this proxy statement/prospectus is correct at any time subsequent to that date.
      This proxy statement/prospectus does not cover any resales of the FNB common stock offered hereby to be received by shareholders of North East deemed to be “affiliates” of North East or FNB upon the consummation of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any such resales.
WHERE YOU CAN FIND MORE INFORMATION
      FNB files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information filed by FNB at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FNB’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
      FNB filed a registration statement on Form S-4 to register with the SEC under the Securities Act the issuance of FNB common stock to North East shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FNB and a proxy statement of North East for our special meeting. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement.
      The SEC allows the “incorporation by reference” of information into this proxy statement/prospectus, which means that FNB can disclose important information to you by referring you to another document filed separately with the SEC by FNB. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FNB have previously filed with the SEC. These documents contain important information about FNB.
      The following documents previously filed with the SEC by FNB (SEC File No. 001-31940) are incorporated by reference into this proxy statement/prospectus:
      FNB’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on Form 10-K/A;
      FNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and
      FNB’s Current Reports on Form 8-K filed January 11, 2005, January 20, 2005, February 24, 2005, April 12, 2005, April 21, 2005, April 25, 2005 and July 21, 2005.
      The description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.
      FNB further incorporates by reference any additional documents that it files with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the North East special meeting. These documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      If you would like to receive a copy of any of the documents incorporated by reference, please contact FNB at the address or telephone number listed under the heading “Additional Information.”

NORTH EAST BANCSHARES, INC.

Independent Auditors’ Report
Board of Directors and Stockholders
North East Bancshares, Inc.:
      We have audited the accompanying consolidated balance sheet of North East Bancshares, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of North East Bancshares, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Parente Randolph LLC
Pittsburgh, Pennsylvania
February 4, 2005

NORTH EAST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004

ASSETS
ASSETS:
Cash and due from banks	$1,957,407
Federal funds sold	579,000

Cash and cash equivalents	2,536,407
Interest bearing deposits in other banks	116,887
Investment securities available-for-sale	8,646,985
Loans, net	50,016,441
Premises and equipment	5,512,182
Leased equipment	121,692
Accrued interest and other assets	1,727,721

TOTAL	$68,678,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing demand	$13,840,900
Interest-bearing demand	9,569,104
Money market	2,919,802
Savings	7,000,365
Time	28,105,944

Total deposits	61,436,115
Borrowed funds	297,551
Accrued interest and other liabilities	121,418

Total liabilities	61,855,084

STOCKHOLDERS’ EQUITY:
Common stock, no par value; 202,500 shares authorized, 145,468 shares issued	1,161,680
Retained earnings	5,681,047

6,842,727
Treasury stock, at cost (300 shares)	(4,000)
Accumulated other comprehensive (loss) income	(15,496)

Total stockholders’ equity	6,823,231

TOTAL	$68,678,315

See Notes to Consolidated Financial Statements

NORTH EAST BANCSHARES, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

INTEREST INCOME:
Interest and fees on loans	$3,358,838
Interest-bearing deposits in other banks	2,978
Federal funds sold	80,109
Investment securities:
Taxable interest	199,129
Tax-exempt interest	660

Total interest income	3,641,714

INTEREST EXPENSE:
Deposits	735,639
Other borrowed funds	21,233

Total interest expense	756,872

NET INTEREST INCOME	2,884,842
PROVISION FOR LOAN LOSSES	848,478

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,036,364

NONINTEREST INCOME:
Service charges	363,859
Gains on sales of loans, net	5,804
Other income	272,904

Total noninterest income	642,567

NONINTEREST EXPENSE:
Salaries and employee benefits	1,823,836
Occupancy expense	327,834
Office furnishing, equipment, fees, and data processing	467,345
Other expense	1,080,288

Total noninterest expense	3,699,303

NET LOSS	$(1,020,372)

LOSS PER SHARE	$(7.03)

AVERAGE SHARES OUTSTANDING	145,168
See Notes to Consolidated Financial Statements

NORTH EAST BANCSHARES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2004

				Accumulated
				Other	Total
	Common	Retained	Treasury	Comprehensive	Stockholders’	Comprehensive
	Stock	Earnings	Stock	Income (Loss)	Equity	Loss

Balance, December 31, 2003	$1,161,680	$6,701,419	$(4,000)	$2,561	$7,861,660
Comprehensive loss:
Net loss	—	(1,020,372)	—	—	(1,020,372)	$(1,020,372)
Net unrealized loss on securities available for sale, net of tax benefit of $9,302	—	—	—	(18,057)	(18,057)	(18,057)

Comprehensive loss						$(1,038,429)

Balance, December 31, 2004	$1,161,680	$5,681,047	$(4,000)	$(15,496)	$6,823,231

See Notes to Consolidated Financial Statements

NORTH EAST BANCSHARES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

OPERATING ACTIVITIES:
Net loss	$(1,020,372)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	434,174
Proceeds from the sale of loans	901,337
Originations of loans held for sale	(895,533)
Gain on sales of loans, net	(5,804)
Gain on sales of premises and equipment	(8)
Gain (loss) on sales of other real estate owned	22,961
Provision for loan losses	848,478
Increase in accrued interest receivable	(109,967)
Decrease in accrued interest payable	(41,796)
Deferred income taxes	(59,923)
Deferred tax asset valuation allowance	59,923
Other, net	94,194

Net cash provided by operating activities	227,664

INVESTING ACTIVITIES:
Net change in interest-bearing deposits in bank	227,981
Investment securities available for sale:
Proceeds from maturities	55,125,000
Purchases	(54,620,092)
Decrease in loans, net	1,019,017
Purchases of premises and equipment	(175,829)
Proceeds from sales of other real estate owned	450,228
Purchases of equipment leased for customers	(44,113)
Proceeds from sale of leased equipment	724
Decrease in Federal Home Loan Bank stock	(400)
Proceeds from the sale of premises and equipment	2,200

Net cash provided by investing activities	1,984,716

FINANCING ACTIVITIES:
Net decrease in deposits	(11,677,761)
Principal payments on other borrowed funds	(9,752)
Cash dividends	—

Net cash used in financing activities	(11,687,513)

DECREASE IN CASH AND CASH EQUIVALENTS	(9,475,133)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,011,540

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,536,407

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest on deposits and other borrowed funds	$739,807

Income taxes	$—

Loans transferred to real estate owned	$661,193

See Notes to Consolidated Financial Statements

North East Bancshares, Inc.
Notes To Consolidated Financial Statements

1.	Nature Of Operations And Summary Of Significant Accounting Policies

Nature of Operations And Basis of Presentation
      The consolidated financial statements include the accounts of North East Bancshares, Inc. (the “Corporation”) and its wholly owned subsidiaries, The National Bank of North East (the “Bank”) and Park Financial Services, Inc. (“Park”). All intercompany transactions have been eliminated in consolidation. The investments in subsidiaries on the parent company financial statements are carried at the parent company’s equity in the underlying net assets.
      The Corporation is a Pennsylvania corporation organized to become the holding company of the Bank. The Bank is a national association located in Pennsylvania. Park is a non-bank subsidiary of the Corporation incorporated in Pennsylvania. The Corporation’s principal sources of revenue emanate from its commercial, residential real estate, and consumer loan financing, as well as interest on investment securities and a variety of deposit services provided to its customers serviced by its three offices. The Corporation and Park are supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. The consolidated financial statements of the Corporation include its wholly owned subsidiaries, the Bank and Park. All intercompany items have been eliminated in preparing the consolidated financial statements.
      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities Available-For-Sale
      The Corporation has classified investment securities as available-for-sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned on the accrual method.
      Common stock of the Federal Home Loan Bank (“FHLB”), Atlantic Central Bankers Bank, and the Federal Reserve Bank represents ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as other assets.

Loans
      Loans are reported at their principal amount net of the allowance for loan losses and deferred loan fees. Interest on loans is recognized as income when earned on the accrual method. Accrual of interest is discontinued when, in the opinion of management, collection is doubtful. Payments received on nonaccrual loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of principal.
      Loan origination fees and certain direct loan origination costs are being deferred and the amount amortized as an adjustment of the related loan’s yield. Management is amortizing these amounts over the contractual life of the related loans.
      Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance established by charges to income.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

Allowance For Loan Losses
      The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance for loan losses, which evaluation encompasses consideration of economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and various other factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.
      Impaired loans are commercial and commercial real estate loans for which it is probable the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans”, although the two categories overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.
      Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Premises And Equipment
      Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets. Estimated lives for buildings are from 40 to 50 years. Equipment, furniture, and fixtures are generally depreciated over five to ten years. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.
      Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. If expected cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

Loan Servicing Rights (“SRs”)
      The Corporation has loan agreements for the express purpose of selling these loans in the secondary market. The Corporation maintains all servicing rights for these loans. Originated SRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. SRs are

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio and are periodically evaluated for impairment.

Real Estate Owned
      Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Direct cost incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Transfer Of Financial Assets
      Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. As also discussed in Note 4, loans are sold without recourse. The Corporation also has no obligations to repurchase the loans. Gains on sale of loans equaled $5,804 in 2004.

Advertising Costs
      Advertising costs are expensed as incurred and amounted to $41,134 in 2004.

Federal Income Taxes
      The Corporation and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share
      The Corporation currently maintains a simple capital structure, therefore, there are no dilutive effects on earnings per share. Earnings per share are calculated based upon the weighted-average number of shares of stock outstanding during the year.

Comprehensive Income
      The Corporation is required to present comprehensive income in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of unrealized holding gains (losses) on the available-for-sale securities portfolio. The Corporation has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders’ Equity.

Cash Flow Information
      The Corporation has defined cash and cash equivalents as those amounts included in the Consolidated Balance Sheet captions Cash and due from banks and Federal funds sold.

2.	Regulatory Agreement
      In June 2003, the Bank entered into a formal written agreement (the “June 2003 Agreement”) with the Office of the Comptroller of the Currency (the “OCC”), which was subsequently amended in December 2004. The provisions of the June 2003 Agreement are effective until such time as they are amended, suspended, waived or terminated by the OCC. The June 2003 Agreement requires the Bank to take various actions to protect the interest of the depositors, other customers, and shareholders of the Bank, and, toward

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
that end, mandates the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations. The June 2003 Agreement, as amended, requires the Bank to take various actions as more fully described in the next paragraph.
      Among the more significant OCC-required actions the Bank is required to take under the June 2003 Agreement, as amended, are (1) address assets criticized in a recently completed OCC Report of Examination (“ROE”), (2) address loan credit and collateral exceptions as noted in ROE, (3) review adequacy of the Bank’s allowance for loan and lease losses (“ALLL”) and establish a program for the maintenance of an adequate ALLL, (4) establish an independent and on-going loan review system, (5) revise written loan policy, (6) adopt, implement, and maintain an independent internal audit program, (7) develop a written strategic plan covering at least a three-year period, (8) develop a long-term profit plan, (9) appoint a permanent independent information security administrator and create an appropriate information security program, (10) develop and test a formal comprehensive business resumption plan, and (11) correct bank information systems deficiencies noted in ROE.
      In addition, the June 2003 Agreement, as amended mandates that the Bank achieve and maintain the following capital levels:

	December 31,	June 30,	December 31,
	2004	2005	2005

Tier 1 Capital (to risk-weighted assets)	12.0%	12.5%	13.0%
Tier 1 Capital (to adjusted total assets)	8.0%	8.5%	9.0%

3.	Investment Securities Available-For-Sale
      The amortized cost and estimated market values of investment securities available-for-sale are as follows:

2004

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Obligations of U.S. government agencies and corporations	$8,670,464	$8,504	$(31,983)	$8,646,985

      The amortized cost and estimated market value of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

		Estimated
	Amortized	Market
	Cost	Value

Due in one year or less	$1,774,499	$1,765,861
Due after one year through five years	924,509	914,864
Due after five through ten years	2,000,000	2,006,250
Due after ten years	3,971,456	3,960,010

Total debt securities	$8,670,464	$8,646,985

      Investment securities with a fair value of $2,699,009 at December 31, 2004 were pledged to secure public deposits and other purposes as required by law.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
      The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004:

	Less than 12 Months			12 months or more			Total

	# of		Unrealized	# of	Fair	Unrealized	# of		Unrealized
Description of Securities	Securities	Fair Value	Losses	Securities	Value	Losses	Securities	Fair Value	Losses

U.S. Government agency securities	15	$5,658,175	$(31,983)	—	$—	$—	15	$5,658,175	$(31,983)

      The policy of the Corporation is to recognize an other than temporary impairment on equity securities when the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates, when the Corporation has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. The Corporation reviews its position quarterly and has asserted that at December 31, 2004, the declines outlined in the above table represent temporary declines, and the Corporation does have the intent and ability to hold those securities either to maturity or to allow a market recovery.
      The Corporation has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the noncollection of principal and interest during the period.

4.	Loans
      Major classifications of loans are summarized as follows:

2004

Mortgage loans on real estate:
Residential 1-4 family	$6,241,842
Commercial, multi-family, and farm	22,937,743
Construction	3,375,302
Second mortgages	1,220,940
Equity lines of credit	4,203,100

37,978,927
Commercial loans	10,958,149
Tax-exempt loans	333,975
Consumer installment loans:
Personal	2,219,627
Credit cards and other	555,165

52,045,843
Allowance for loan losses	(1,950,491)
Deferred fees	(78,911)

Net loans	$50,016,441

      The Corporation’s primary lending activity is with customers located within North East, Pennsylvania, and surrounding communities, which is the Corporation’s local trade area. Within the Corporation’s diversified loan portfolio at December 31, 2004, are loans outstanding to individuals and businesses functioning as real estate operators and lessors. These loans amounted to $5.7 million or 11.0 percent of total

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
loans at December 31, 2004. Such loans are subject at origination to credit risk assessment by management following the Corporation’s lending policy. In general, a substantial portion of the Corporation’s loan portfolio performance is dependent upon the economic stability of its immediate trade area.
      Loans which are contractually past due 90 days or more totaled $1,063,420 at December 31, 2004. Loans which have been placed on a nonaccrual status totaled $2,713,047 at December 31, 2004.
      Information with respect to impaired loans as of and for the year ended December 31, 2004 is as follows:

2004

Loans for which there is a related allowance for loan losses	$2,816,035
Loans for which there is no related allowance for loan losses	—

$2,816,035

Related allowance for loan losses	$454,383
Average recorded balance of impaired loans	3,488,519
Interest income recognized on impaired loans	13,993
      Real estate mortgage loans serviced for Freddie Mac, Atlantic Central Bankers Bank, and Fannie Mae are not included in the accompanying Consolidated Balance Sheet. The unpaid principal balances of these loans at December 31, 2004 were $19,190,207.
      The following summarizes the activity pertaining to mortgage servicing rights:

2004

Balance, January 1	$58,810
SRs capitalized	—
SRs amortized	19,047

Balance, December 31	$39,763

      In the normal course of business, loans are extended to directors, executive officers, and their associates. In management’s opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those executive officers, directors, and their associates is shown below:

2004

Balance, January 1	$896,882
Additions	294,400
Collections	(67,070)

Balance, December 31	$1,124,212

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

5.	Allowance For Loan Losses
      Changes in the allowance for loan losses for the year ended December 31, 2004 are as follows:

Balance, January 1	$1,199,736
Add:
Provision charged to operations	848,478
Recoveries	222,081
Less loans charged off	(319,804)

Balance, December 31	$1,950,491

6.	Premises And Equipment
      Major classifications of premises and equipment at December 31, 2004 are summarized as follows:

Land	$850,508
Buildings and building improvements	4,399,659
Furniture, fixtures, and equipment	2,642,250

7,892,417
Less accumulated depreciation	(2,380,235)

Total	$5,512,182

      Depreciation charged to operations was $375,624 in 2004.

7.	Leased Equipment
      Leased equipment consists of equipment purchased that is leased to a customer. The terms of the leases are classified as operating leases. The components of leased equipment are as follows:

2004

Equipment cost	$280,466
Less accumulated depreciation	(158,774)

Total	$121,692

      Future minimum rentals on these leases are as follows:

2005	$71,427
2006	28,444
2007	17,852

Total	$117,723

8.	Deposits
      Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $7,090,374 at December 31, 2004.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
      At December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

Three months or less	$14,302,541
Three to six months	2,338,843
Six months to one year	1,818,942
One year to three years	8,152,935
Three to five years	881,658
Five to ten years	611,025
Over ten years	—

Total	$28,105,944

      Related party deposits totaled $1,516,687 at December 31, 2004.

9.	Borrowed Funds
      The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh. This membership allows the Bank to borrow funds from FHLB which are collateralized by qualifying securities and loans. At December 31, 2004, the Bank had approximately $23.7 million in available credit with FHLB, based on the Bank’s qualifying assets.
      Advances from FHLB at December 31, 2004 consisted of the following:

	2004

		Interest
Stated Maturity	Amount	Rate

December 2010	$297,551	7.01%

      These funds were borrowed in connection with the Community Investment Program which is sponsored by the FHLB. The Bank granted a loan of a like amount for renovation of a building for low income housing purposes.
      The interest rate on the advance is 7.01 percent. Monthly principal and interest payments are based on a term of 300 months with a balloon payment of $223,563 after 180 months (January 2011). Scheduled annual maturities for each of the next five years are as follows:

2005	$10,458
2006	11,215
2007	12,027
2008	12,898
2009	13,832
2010 and thereafter	237,121

$297,551

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

10.	Income Taxes
      The provision (benefit) for income taxes consists of:

2004

Current	$(13,760)
Deferred	(341,879)
Valuation allowance	355,639

$—

      The following temporary differences gave rise to the net deferred tax assets:

2004

Deferred tax assets:
Allowance for loan losses	$627,486
Net operating loss and charitable contribution carryforward	264,751
Deferred origination fees, net	6,287
Net unrealized loss on securities	7,983
Other	13,194

Total gross deferred tax assets	919,701
Less valuation allowance	(640,531)

Total net deferred tax assets	279,170

Deferred tax liabilities:
Premises and equipment	(171,799)
Net unrealized gain on securities	—

Total gross deferred tax liabilities	(171,799)

Net deferred tax assets	$107,371

      The following is a reconciliation between the actual provision (benefit) for income taxes and the amount of income taxes which would have been provided at the federal statutory rate:

	2004

		% of
		Pre-Tax
	Amount	Income

Provision (benefit) at statutory rate	$(346,926)	(34.0)%
Effect of tax-exempt income	(7,601)	(0.7)
Nondeductible interest expense	228	—
Valuation allowance	355,639	34.8
Other, net	(1,340)	(0.1)

Actual tax expense (benefit) and effective rate	$—	0.0%

      The Corporation has loss carryforwards totaling approximately $770,000 that may be offset against future taxable income. If not used, the carryforwards will expire in years 2023 and 2024.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

11.	Profit Sharing Plan
      The Corporation has a profit sharing plan with a 401(k) feature, which covers employees who have attained age 21 and have completed one year of service. In connection with the settlement of the Bank’s defined benefit pension plan in 2002, $114,857 was transferred to a suspense account with the Trustee and is being allocated to participants over a four-year period. The Corporation made no contributions to the plan in 2004.

12.	Commitments
      In the normal course of business, there are various outstanding commitments and certain contingent liabilities, which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which consisted of the following:

2004

Commitments to extend credit	$12,021,000
Standby letters of credit	646,000

Total	$12,667,000

      These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Corporation’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Corporation minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.
      Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

13.	Regulatory Restrictions
      The Corporation is subject to the following regulatory restrictions which are in addition to the restrictions placed on the Bank as a result of the Regulatory Agreement discussed in Note 2.

Cash And Due From Banks
      Included in cash and due from banks are reserves required by the district Federal Reserve Bank of $494,000 at December 31, 2004. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and a balance maintained directly with the Federal Reserve Bank.

Loans
      Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Bank’s capital.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

Dividends
      The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the Bank will be unable to pay a dividend to the Corporation unless its 2005 earnings exceed $1,785,483.
      As instructed by the Federal Reserve Bank, the Corporation will not declare shareholder dividends without the prior approval of the Federal Reserve Bank. Prior approval must be submitted at least 30 days before shareholder dividends are declared and will be coordinated with the approval of Bank dividends by the OCC.

14.	Regulatory Capital Requirements
      Federal regulations require the Corporation and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.
      In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.
      As of December 31, 2004, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk based, Tier I risk-based, and Tier I Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.
      The Corporation’s and Bank’s actual capital ratios are presented in the following table:

			For Capital		To Be Well
	Actual		Adequacy Purposes		Capitalized

As of December 31, 2004:
Total Capital (to risk weighted assets):
North East Bancshares, Inc.	$7,543,477	13.4%	$4,510,400	≥8.0%	N/A	N/A
The National Bank of North East	7,500,221	13.3%	4,510,400	≥8.0%	$5,638,000	≥10.0%
Tier I Capital (to risk weighted assets):
North East Bancshares, Inc.	6,838,727	12.1%	2,255,200	≥4.0%	N/A	N/A
The National Bank of North East	6,795,471	12.1%	2,255,200	≥4.0%	3,382,800	≥6.0%
Tier I Capital (to average assets):
North East Bancshares, Inc.	6,838,727	9.8%	2,798,480	≥4.0%	N/A	N/A
The National Bank of North East	6,795,471	9.7%	2,798,480	≥4.0%	3,498,100	≥5.0%
      As part of the Regulatory Agreement discussed in Note 2, the Bank is subject to more restrictive capital requirements than presented in the above table. Refer to Note 2 for the capital requirements mandated by the Regulatory Agreement.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

15.	Fair Value Of Financial Instruments
      The estimated fair values of the Corporation’s financial instruments at December 31, 2004, are as follows:

	Carrying	Fair
	Value	Value

	(In thousands)
Financial assets:
Cash and due from banks, interest-bearing deposits in other banks, and federal funds sold	$2,653	$2,653
Investment securities available for sale	8,647	8,647
Net loans	50,016	50,747
Regulatory stock	141	141
Accrued interest receivable	379	379

Financial liabilities:
Deposits	61,436	61,484
Other borrowed funds	298	330
Accrued interest payable	81	81
      Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.
      Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.
      If no readily available market exists, the fair value estimates for financial instruments are based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.
      As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.
      The Corporation employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash And Due From Banks, Interest-Bearing Deposits In Other Banks, Federal Funds Sold, Regulatory Stock, Accrued Interest Receivable, And Accrued Interest Payable
      The fair value is equal to the current carrying value.

Investment Securities Available For Sale
      The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)

Loans Held For Sale
      The fair value of loans held for sale is equal to the available quoted market price.

Loans, Deposits, And Other Borrowed Funds
      The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and payment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and other borrowed funds are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments To Extend Credit And Commercial Letters Of Credit
      These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 12.

16.	Parent Company
      Following are condensed financial statements for the Corporation.
CONDENSED BALANCE SHEET

December 31,
2004

ASSETS:
Cash	$13,687
Investment in bank subsidiary	6,783,974
Investment in nonbank subsidiary	25,570
Other assets	—

Total assets	$6,823,231

STOCKHOLDERS’ EQUITY:
Common stock	$1,161,680
Retained earnings	5,681,047
Treasury stock	(4,000)
Accumulated other comprehensive income	(15,496)

Total stockholders’ equity	6,823,231

Total liabilities and stockholders’ equity	$6,823,231

North East Bancshares, Inc.
Notes To Consolidated Financial Statements — (Continued)
CONDENSED STATEMENT OF INCOME

December 31,
2004

INCOME,
Other	$300
EXPENSES,
Other	5,002

Loss before income taxes	(4,702)
Income tax benefit	—

Loss before equity in undistributed net income of subsidiaries	(4,702)
Equity in undistributed net loss of subsidiaries	(1,015,670)

NET LOSS	$(1,020,372)

CONDENSED STATEMENT CASH FLOWS

December 31,
2004

OPERATIVE ACTIVITIES:
Net loss	$(1,020,372)
Adjustments to reconcile net loss to net cash
Provided by (used in) operating activities:
Equity in undistributed net income of subsidiaries	1,015,670
Other	8,614

Net cash provided by (used in) operating activities	3,912
FINANCING ACTIVITIES,
Cash dividends	—

Net cash used for financing activities	—

Increase (decrease) in cash	3,912
CASH, BEGINNING OF YEAR	9,775

CASH, END OF YEAR	$13,687

APPENDIX A
AGREEMENT AND PLAN OF MERGER
BETWEEN
F.N.B. CORPORATION
AND
NORTH EAST BANCSHARES, INC.
April 22, 2005

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of April 22, 2005 (this “Agreement”), between F.N.B. Corporation (“Parent”) and North East Bancshares, Inc. (“North East”).
RECITALS
      A. North East. North East is a Pennsylvania corporation, having its principal place of business in North East, Pennsylvania.
      B. Parent. Parent is a Florida corporation, having its principal place of business in Hermitage, Pennsylvania.
      C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations.
      D. Board Action. The respective Boards of Directors of Parent and North East have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.
      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
      1.1     Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.8(e)(i).

“Affiliate” has the meaning set forth in Section 3.3(h).

“Affiliate Letter” has the meaning set forth in Section 6.7.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Approval Recommendation” has the meaning set forth in Section 6.2.

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“Average Closing Price” as of any specified date shall mean the average composite closing price of Parent Common Stock on the NYSE as reported in “New York Stock Exchange Composite Transactions” in The Wall Street Journal (Eastern Edition) for each of the 20 consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest whole cent.

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger Agreement” means the Agreement of Merger by and between Parent Bank and North East Bank, the form of which is attached as Annex A.

“Bank Merger” has the meaning set forth in Section 3.6.

“Bank Regulatory Authority” means the Federal Reserve Board, the OCC, the FDIC and any other state or federal bank regulatory agency charged with the supervision or regulation of North East, North East Bank, Parent or Parent Bank or the insurance of the deposits of North East Bank or Parent Bank.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.3(m)(i).

“Break-up Fee” has the meaning set forth in Section 6.8(f).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of North East Common Stock.

“Change in North East Recommendation” has the meaning set forth in Section 6.8(b).

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreements” has the meaning set forth in Section 6.6(c).

“Derivatives Contract” has the meaning set forth in Section 5.3(q).

“Determination Date” means the date on which the last required Bank Regulatory Authority is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Environmental Laws” has the meaning set forth in Section 5.3(o)(ii).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.3(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such entity selected by Parent to effect the exchange of North East Common Stock for Parent Common Stock and cash, as determined in Section 3.1(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FLBC” means the Florida Business Corporation Act, as amended.

“Florida Merger Filing” has the meaning set forth in Section 2.2(a).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.3(o)(ii).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.3(w).

“IRS” means the Internal Revenue Service.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(q).

“Majority Vote” has the meaning set forth in Section 5.3(e).

“Material Adverse Effect” means, with respect to Parent or North East, any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or North East and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or North East and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes after the date hereof in general economic or market conditions affecting banks and their holding companies generally, including changes in interest rates, (d) public disclosure of the transactions contemplated hereby, (e) costs incurred in connection with the Transaction including, without limitation, change in control and severance payments, investment banking fees, legal fees, accounting fees and printing costs, in each case in accordance with GAAP and (f) any action or omission of North East or Parent taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction.

“Material Contract” has the meaning set forth in Section 5.3(k)(i).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” means the number of whole shares of Parent Common Stock, or a combination of whole shares of Parent Common Stock and cash, plus cash in lieu of any fractional share interest into which shares of North East Common Stock shall be converted pursuant to the provisions of Article III.

“NASD” means the National Association of Securities Dealers, Inc.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“North East” has the meaning set forth in the preamble to this Agreement.

“North East Articles” means the Articles of Incorporation of North East, as amended.

“North East Bank” means National Bank of the North East, a national association and wholly owned subsidiary of North East.

“North East Board” means the Board of Directors of North East.

“North East Bylaws” means the Bylaws of North East, as amended.

“North East Common Stock” means the common stock, no par value per share, of North East.

“North East Group” means any “affiliated group”, as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, that includes North East and its Subsidiaries or any predecessor of or any successor to North East, or to another such predecessor or successor.

“North East Loan Property” has the meaning set forth in Section 5.3(o)(i).

“North East Meeting” has the meaning set forth in Section 6.2.

“North East Regulatory Authorities” has the meaning set forth in Section 5.3(i)(i).

“NYSE” means The New York Stock Exchange, Inc.

“OCC” means the Office of the Comptroller of the Currency.

“OCC Agreement” means that certain agreement dated June 25, 2003 by and between North East Bank and the OCC as amended on December 16, 2004.

“OREO” means other real estate owned.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” means First National Bank of Pennsylvania, a national association and wholly owned subsidiary of Parent.

“Parent Benefit Plans” has the meaning set forth in Section 6.12(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent Preferred Stock” means the preferred stock, par value $.01 per share, of Parent.

“Parent Regulatory Authorities” has the meaning set forth in Section 5.4(i)(i).

“Payment Event” has the meaning set forth in Section 6.8(g).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Pennsylvania Merger Filing” has the meaning set forth in Section 2.2(a).

“Pension Plan” has the meaning set forth in Section 5.3(m)(ii).

“Person” means a natural Person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, a common enterprise, or any person acting in a representative capacity.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Registration Statement” has the meaning set forth in Section 6.3(a).

“Representatives” has the meaning set forth in Section 6.8(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.3(g)(i) and 5.4(g)(i) in the case of North East and Parent, respectively.

“Subsidiary” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.8(e)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Third Party” has the meaning set forth in Section 6.8(g)(iv).

“Transaction” means the Merger and the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Shares” means shares of North East Common Stock held by North East or any of its Subsidiaries or by Parent or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.
ARTICLE II
THE MERGER
      2.1     The Merger.
      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, North East shall merge with and into Parent in accordance with the applicable provisions of the PBCL and the FLBC (the “Merger”), the separate corporate existence of North East shall cease and Parent shall survive and continue to exist as a corporation incorporated under the FLBC (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).
      (b) Name. The name of the Surviving Corporation shall be “F.N.B. Corporation.”
      (c) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the articles of incorporation and the bylaws of the Parent as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable law.
      (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Parent immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.
      (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.
      (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 1921 through 1932 of the PBCL and Sections 607.1101 through 607.11101 of the FLBC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of North East shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of North East shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.
      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of North East acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, North East, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.
      2.2     Effective Date and Effective Time; Closing.
      (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL (the “Pennsylvania Merger Filing”) and the Secretary of State of the State of Florida pursuant to the FLBC (the “Florida Merger Filing”) as soon as possible after the receipt of all required approvals from Bank Regulatory Authorities on (i) a date selected by Parent after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing, provided that in either case, such date shall be no less than ten days following the North East Meeting. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of the Florida Merger Filing or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of the Florida Merger Filing or as set forth in such filing.
      (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 8:00 a.m., prevailing time, at the principal offices of Parent in Hermitage, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and North East the opinions, certificates and other documents required to be delivered under Article VII.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
      3.1     Conversion of Shares.
      (a) Subject to the provisions of this Agreement, each share of North East Common Stock issued and outstanding immediately prior to the Effective Time, other than Treasury Shares and shares held by Parent or Parent Bank, shall at the Effective Time, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent only the right to receive shares of Parent Common Stock determined by dividing $107 by the Average Closing Price of Parent Common Stock prior to the Effective Date (the “Exchange Ratio”); provided, however, that if the Average Closing Price is less than $18 per share of Parent Common Stock, Parent shall have the option, in Parent’s sole discretion, of delivering a combination of cash and shares of Parent Common Stock based on such Average Closing Price so that the total Merger Consideration equals $107 per share of North East Common Stock, but in no event shall the cash portion of the Merger Consideration, including any cash paid with respect to fractional interests as set forth in Section 3.2, exceed $53 per share of North East Common Stock.
      (b) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of Parent Common Stock, cash or other consideration shall be issued in exchange therefor.
      (c) At the Effective Time, the stock transfer books of North East shall be closed as to holders of North East Common Stock immediately prior to the Effective Time and no transfer of North East Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Section 3.3 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock, or a combination of whole shares of Parent Common Stock and a check representing the amount of cash pursuant to Section 3.1(a), as the case may be, and payment for any fractional share of Parent Common Stock without any interest thereon.
      (d) At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
      3.2     Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of North East Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price determined as of the Effective Date by (b) the fraction calculated to the nearest ten-thousandth of the share of Parent Common Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.
      3.3     Exchange Procedures.
      (a) Not later than three days prior to the Effective Time of the Merger, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of North East Common Stock, for exchange in accordance with this Section 3.3, certificates representing the aggregate number of shares of Parent Common Stock and cash, if any, issuable pursuant to Section 3.1 in exchange for shares of North East Common Stock outstanding immediately prior to the Effective Time of the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Parent Common Stock that would otherwise be issuable in connection with Section 3.1, but for the operation of Section 3.2 of this Agreement (the “Exchange Fund”).
      (b) After the Effective Time of the Merger, each holder of a certificate (“Certificate”) formerly representing North East Common Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing the Parent Common Stock into which the shares of North East

Common Stock shall have been converted pursuant to Section 3.1 and (ii) the cash portion, if any, of the Merger Consideration as determined under Section 3.1(a), as well as cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.3, each Certificate representing North East Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of North East Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 3.3. If any certificate for shares of Parent Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.
      (c) No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 3.2, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.
      (d) All cash and shares of Parent Common Stock issued upon the surrender for exchange of shares of North East Common Stock or the provision of customary affidavits and indemnification for lost or mutilated certificates in accordance with the terms hereof, including any cash paid pursuant to Section 3.2, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of North East Common Stock, and there shall be no further registration of transfers on the stock transfer books of Parent, after the Merger, of the shares of North East Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Agreement.
      (e) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of North East following the passage of nine months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any shareholders of North East who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for payment of their claim for cash and Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.
      (f) Neither North East nor Parent shall be liable to any holder of shares of North East Common Stock or Parent Common Stock, as the case may be, for such shares, or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.
      (h) Certificates surrendered for exchange by any Person constituting an Affiliate of North East for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.7.
      3.4     Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) Parent shall declare a stock dividend or distribution on Parent Common Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine Parent Common Stock or make a distribution on the Parent Common Stock in any security convertible into Parent Common Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Parent’s capitalization other than a transaction in which Parent shall have received fair, as determined by its Board of Directors, consideration for the shares issued, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and the Average Closing Price, which adjustment or adjustments may include, as appropriate, the issuance of securities or property on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of Parent Common Stock generally.
      3.5     Withholding Rights. Parent, directly or through the Exchange Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of North East Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of North East Common Stock in respect of which such deduction and withholding was made by Parent.
      3.6     Bank Merger. As soon as practicable after the execution of this Agreement, North East and Parent shall cause North East Bank and Parent Bank to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex A, that provides for the merger of North East Bank with and into Parent Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Parent Bank upon consummation of the Bank Merger shall be the directors of Parent Bank immediately prior to the Bank Merger.
ARTICLE IV
ACTIONS PENDING CLOSING
      4.1     Forbearances of North East. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, not to be unreasonably withheld, North East will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.

(i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact its business organization and advantageous business relationships;

(ii) Fail to use commercially reasonable best efforts to keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of North East and its Subsidiaries and others with whom business relations exist; and

(iii) Take any action that would adversely affect or materially delay the ability of either North East or Parent to obtain any necessary approvals of any regulatory agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc.

(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of North East capital stock, other than dividends from wholly owned Subsidiaries to North East or another wholly owned Subsidiary of North East or as set forth on Schedule 4.1(c) of the North East Disclosure Schedule; or

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of North East or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments, except:

(i) for normal increases in compensation and bonuses to employees in the ordinary course of business consistent with past practice, provided that no such increases shall result in an annual aggregate adjustment in compensation or bonus of more than 3%;

(ii) for other changes that are required by applicable law;

(iii) to pay the amounts or to provide payments under plans and/or commitments set forth in Schedule 4.1(d) of the North East Disclosure Schedule;

(iv) severance payments pursuant to the severance agreements or employment agreements that are set forth in Schedule 4.1(d) of the North East Disclosure Schedule; or

(v) for grants of awards to newly hired employees consistent with past practice.

(e) Hiring. Hire any person as an employee of North East or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(e) of the North East Disclosure Schedule, or (ii) to fill any vacancies arising after the date hereof at a comparable level of compensation with persons whose employment is terminable at the will of North East or a Subsidiary of North East, as applicable, provided, however, that such total compensation may not exceed $30,000.

(f) Benefit Plans. Enter into, establish, adopt, amend or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the North East Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of North East or its Subsidiaries. With respect to any North East Benefit Plan that provides for vesting, there shall be no discretionary vesting without Parent’s prior written consent whether or not such discretionary vesting is provided for under the North East Benefit Plan, and North East shall not take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to North East and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate, provided, however, that if Parent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved.

(j) Governing Documents. Amend the North East Articles or the North East Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of North East, except as may be required by law.

(k) Accounting Methods. Implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which North East or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by North East or any of its Subsidiaries of an amount that exceeds $25,000 and/or would impose any material restriction on the business of North East or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to North East and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to opening or closing a branching or site location or branching or site relocation.

(o) Indebtedness. (i) Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice or (ii) prepay any indebtedness.

(p) Investment Securities. (i) Acquire, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice, any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less, (ii) restructure or materially change its investment securities portfolio or its gap position or (iii) enter in any Derivatives Contract, provided, however, that if Parent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved.

(q) Loans. Make, renew or otherwise modify (i) any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if, immediately after making (x) a Loan or Loans (other than a permanent Loan secured by an owner-occupied 1-4 single-family residence or a secured commercial Loan), such Person would be indebted to North East Bank in an aggregate amount in excess of $25,000, (y) a secured commercial Loan, such Person would be indebted to North East Bank in an aggregate amount in excess of $100,000 or (z) a permanent

Loan secured by an owner-occupied 1-4 single-family residence, such Person would be indebted to North East Bank in an aggregate amount in excess of $200,000 or (ii) any Loan that contains terms that involve an exception to North East Bank’s Credit Policy Manual, provided, however, that if Parent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. North East Bank further agrees that will review with representatives of Parent Bank the circumstances and terms of problem or work-out Loans before establishing a work-out plan or otherwise take any action with respect to any such Loans and shall provide notice to Parent Bank of, and permit representatives of Parent Bank at Parent Bank’s discretion to attend, meetings of North East Bank’s loan committee.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(s) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, in either case, except as may be required by applicable law or regulation and (iii) would adversely affect or materially delay the ability of either Parent or North East to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(t) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.2     Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of North East, not to be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action that (i) would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation or (iii) would adversely affect or materially delay the ability of either Parent or North East to obtain any necessary approvals required of any regulatory agency for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
      5.1     Disclosure Schedules. On or prior to the date hereof, Parent has delivered to North East a schedule and North East has delivered to Parent a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.3 or 5.4 or to one or more of its covenants contained in Article IV;

provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
      5.2     Standard. No representation or warranty of North East or Parent contained in Sections 5.3 or 5.4, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, in any case, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.3, 5.4 or 5.5, has had or would be reasonably likely to have a Material Adverse Effect on the party making such representation or warranty disregarding for the purposes of this Section 5.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties.
      5.3     Representations and Warranties of North East. Subject to Sections 5.1 and 5.2, North East hereby represents and warrants to Parent as follows:

(a) Organization, Standing and Authority. North East is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. North East is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. North East has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) North East Capital Stock. The authorized capital stock of North East consists solely of 202,500 shares of North East Common Stock, of which 145,168 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of North East Common Stock were held in treasury by North East or otherwise directly or indirectly owned by North East. The outstanding shares of North East Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of North East Common Stock have been issued in violation of the preemptive rights of any Person. Except as set forth in as set forth in Schedule 5.3(b) of the North East Disclosure Schedule, there are no shares of North East Common Stock reserved for issuance, North East does not have any Rights issued or outstanding with respect to North East Common Stock and North East does not have any commitment to authorize, issue or sell any North East Common Stock or Rights.

(c) Subsidiaries.

(i) (A) Schedule 5.3(c) of the North East Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; (B) except as set forth on Schedule 5.3(c) of the North East Disclosure Schedule, North East owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to North East) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities other than to North East or any of its wholly owned Subsidiaries; (E) there are no contracts, commitments, understandings or arrangements relating to North East’s rights to vote or to dispose of such equity securities of North East’s Subsidiaries and (F) all the equity securities of North East’s Subsidiaries held by North East or its Subsidiaries are fully paid and nonassessable and are owned by North East or its Subsidiaries free and clear of any Liens.

(ii) Except as set forth in Schedule 5.3(c) of the North East Disclosure Schedules and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in North East’s

Subsidiaries [and stock in the Federal Home Loan Bank of Pittsburgh], North East does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of North East’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(iv) The deposit accounts of North East Bank are insured by the Bank Insurance Fund, in the manner and to the maximum extent provided by applicable law, and North East Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Corporate Power. Each of North East and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and North East has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of North East’s shareholders of this Agreement, and no other corporate proceedings are necessary on the part of North East to approve this Agreement or to consummate the Transaction.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of not less than a majority of the outstanding shares of North East Common Stock (a “Majority Vote”), this Agreement and the Transaction have been authorized by all necessary corporate action of North East and the North East Board on or prior to the date hereof. North East has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent of this Agreement, this Agreement is a valid and legally binding obligation of North East, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by North East or any of its Subsidiaries in connection with the execution, delivery or performance by North East and North East Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction except for (A) filings of applications or notices with, and approvals or waivers by, the OCC, the FDIC and the Federal Reserve Board, (B) filings with the FDIC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of North East Common Stock and the registration of Parent Common Stock issuable in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger and (D) the approval and adoption of this Agreement by a Majority Vote. As of the date hereof, North East is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by North East and North East Bank, respectively, and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of North East or any of its Subsidiaries or to which North East or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the North East Articles, the North East Bylaws or similar governing documents of North East’s Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) North East’s annual reports filed with the Federal Reserve Board containing audited consolidated financial statements for the fiscal years ended December 31, 2004, 2003 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 with the OCC or the FDIC (collectively, North East’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the OCC or the Federal Reserve Board as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in any such Securities Documents, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of North East and its Subsidiaries as of its date, and each of the consolidated statements of income, shareholders’ equity and cash flows or equivalent statements in North East’s Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of North East and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Neither North East nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii) Since December 31, 2004, (A) North East and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) neither North East nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.1(d), (f), (g), (h), (j), (k) and (n) hereof between December 31, 2004 and the date hereof; (C) neither North East nor any of its Subsidiaries has taken or permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Sections 4.1(e), (i), (l), (m), (p), (q) and (r) between January 1, 2005 and the date hereof and (D) except as set forth in North East Securities Documents, since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.3 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to North East.

(iv) No agreement pursuant to which any loans or other assets have been or shall be sold by North East or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by North East or its Subsidiaries, to cause North East or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against North East or its Subsidiaries. To the knowledge of North East, there has been no material breach of a representation or covenant by North East or its Subsidiaries in any such agreement. Except as disclosed in North East’s Securities Documents filed prior to the date hereof, since December 31, 2002, no cash, stock or other dividend or any other distribution with respect to the capital stock of North East or any of its Subsidiaries has been declared, set aside or paid. Except as disclosed in North East’s Securities Documents filed prior to the date hereof, no shares of capital stock of North East have been purchased, redeemed or otherwise acquired, directly or indirectly, by North East since December 31, 2004, and no agreements have been made to make any such purchase, redemption or acquisition.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against North East or any of its Subsidiaries and, to North East’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither North East nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to North East.

(i) Regulatory Matters.

(i) Neither North East nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, any Bank Regulatory Authority or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it (collectively, the “North East Regulatory Authorities”). North East and its Subsidiaries have paid all assessments made or imposed by any North East Regulatory Authority.

(ii) Neither North East nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts that could give rise to an advisory notice by, any North East Regulatory Authority that such North East Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) North East and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the OCC and (C) any other federal or state regulatory authority, and all other reports and statements required to be filed by them since January 1, 2002, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.3(i) of the North East Disclosure Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated or has pending any proceeding or, to the knowledge of North East, investigation into the business or operations of North East or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a North East Material Adverse Effect, and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of North East or North East Bank since January 1, 2002 that are reasonably likely to have, either individually or in the aggregate, a North East Material Adverse Effect.

(iv) The current deadline under the OCC Agreement with respect to North East Bank’s achievement of certain increased capital requirements is October 31, 2005.

(j) Compliance With Laws. Each of North East and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to North East’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that North East or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to North East’s knowledge, do any grounds for any of the foregoing exist.

(k) Material Contracts; Defaults.

(i) Except for documents listed as exhibits to North East’s Securities Documents or as set forth in Schedule 5.3(k) of the North East Disclosure Schedule, neither North East nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding, whether written or oral, (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) that would entitle any present or former director, officer, employee or agent of North East or any of its Subsidiaries to indemnification from North East or any of its Subsidiaries; (C) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (D) that is a consulting agreement, including data processing, software programming and licensing contracts, not terminable on 60 days or less notice and involving the payment of more than $12,500 per annum or (E) that materially restricts the conduct of any business by North East or by any of its Subsidiaries (collectively, “Material Contracts”). North East has set forth in Schedule 5.3(k) of the North East Disclosure Schedule and made available to Parent true, correct and complete copies of each such Material Contract.

(ii) Neither North East nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by North East or any of its Subsidiaries is currently outstanding.

(l) No Brokers. Except as set forth in Schedule 5.3(l) of the North East Disclosure Schedule, no action has been taken by North East or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of North East and its Subsidiaries and current or former directors of North East and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Schedule 5.3(m) of the North East Disclosure Schedule. True and complete copies of the following have been provided or made available to Parent: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and North East is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither North East nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to North East’s knowledge, threatened litigation relating to the Benefit Plans. Neither North East nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject North East or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does North East have knowledge that any is threatened.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or to North East’s knowledge is presently expected to be incurred by North East or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with North East under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither North East nor any of its Subsidiaries has incurred, and neither expects to incur, to North East’s knowledge, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Schedule 5.3(m) of the North East Disclosure Schedule, neither North East nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth in Schedule 5.3(m) of the North East Disclosure Schedule, neither North East nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. No event or condition exists with respect to a Benefit Plan that could subject North East to tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in Schedule 5.3(m) of North East Disclosure Schedule, (A) entitle any employees of North East or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n) Labor Matters. Neither North East nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is North East or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel North East or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to North East’s knowledge, threatened, nor is North East or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters.

(i) North East and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed or as set forth in Schedule 5.3(o) of the North East Disclosure Schedule, to North East’s knowledge, no real property, including buildings or other structures, currently or formerly owned or operated by North East or any of its Subsidiaries, or any property in which North East or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“North East Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither North East nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any North East Loan Property that has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither North East nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither North East nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither North East nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as set forth in Schedule 5.3(o) of the North East Disclosure Schedule, to North East’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving North East or any of its Subsidiaries, any currently or formerly owned or operated property, or any North East Loan Property, that could reasonably be expected to result in any claims, liability or investigations against North East or any of its Subsidiaries, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or adversely affect the value of any North East Loan Property, (viii) North East has set forth in Schedule 5.3(o) of the North East Disclosure Schedule and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to North East, its Subsidiaries and any currently owned or operated property of North East and (ix) North East has made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in the possession or reasonably available to it relating to any North East Loan.

(ii) As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the North East Group, including North East and its Subsidiaries, have been or will be timely filed on or before the Effective Date; (B) all such Tax Returns are or will be true and complete in all material respects; (C) all Taxes due of the North East Group, including North East and its Subsidiaries, whether or not shown on any Tax Returns referred to in clause (A) have been or will be timely paid in full; (D) the Tax Returns referred to in clause (A) have not been examined by the IRS or the appropriate Tax authority, the North East Group has not extended the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (E) all deficiencies asserted or assessments made as a result of examinations conducted by any Governmental Authority have been paid in full; (F) no issues that have been raised by the relevant Governmental Authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the North East Group has extended any statutes of limitation with respect to any Taxes of North East.

(ii) North East has made available to Parent true and correct copies of the United States federal income Tax Returns filed by North East for each of the three most recent fiscal years for which such returns have been filed.

(iii) Neither North East nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by North East’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in North East’s Securities Documents filed on or prior to the date hereof.

(iv) Neither North East nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was North East or otherwise has any liability for the Taxes of any Person other than a member of the North East Group, as a transferee or successor, by contract, or otherwise.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to North East and its Subsidiaries.

(vi) Neither North East nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vii) As of the date hereof, North East has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that North East or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix) There are no Liens for Taxes on any of the assets of North East or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(x) Neither North East nor any of its Subsidiaries (A) has agreed, or is required, to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law or has any knowledge that a Governmental Authority has proposed any such adjustment or change in accounting method with respect to North East or its Subsidiaries or (B) has any application pending with any Governmental Authority requesting permission for any change in accounting method.

(xi) Neither North East nor any of its Subsidiaries is a successor for Tax purposes to any Person by way of merger, reorganization or similar transaction.

(xii) No claim has ever been made by a Governmental Authority in a jurisdiction where North East or any of its Subsidiaries does not file Tax Returns that North East or such Subsidiaries is or may be subject to taxation by that jurisdiction.

(xiii) Neither North East nor any of its Subsidiaries has been the “distributing corporation” within the meaning of Section 355(c)(2) of the Code or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(xiv) Neither North East nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” that is required to be reported pursuant to Section 1.6011-4 of the Treasury Regulations.

(xv) Neither North East nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period or portion thereof beginning on or after the Closing Date as a result of (i) a change in method of accounting for a taxable period beginning prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code, or any corresponding provision of state, local or foreign law, executed on or before the Closing Date, (iii) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, (iv) any prepaid amount received by North East or any of its Subsidiaries on or prior to the Closing Date of (v) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code, or any corresponding provision of state, local or foreign law.

(xvi) Neither North East nor any of its Subsidiaries have pending any ruling requests filed by it or on its behalf with any Governmental Authority.

(xvii) Neither North East nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that would constitute “excess parachute payments” under Section 280G of the Code, or any corresponding provision of state, local or foreign law, and neither North East nor any of its Subsidiaries is obligated to “gross-up” or otherwise compensate any Person for any Tax liability incurred by such Person under Sections 4999 or 409A of the Code.

(q) Risk Management Instruments. Neither North East nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on North East’s consolidated statement of financial condition and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does North East or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Schedule 5.3(r) of the North East Disclosure Schedule, each Loan on the books and records of North East and its Subsidiaries was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of North East, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) North East has set forth in Schedule 5.3(r) of the North East Disclosure Schedule as to North East and each North East Subsidiary as of the latest practicable date prior to the date of this Agreement: (A) any written or, to North East’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to North East’s knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” or words of similar import by North East, a North East Subsidiary or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (D) each Loan with any director, executive officer or five percent or greater shareholder of North East or a North East Subsidiary, or to the knowledge of North East, any Person controlling, controlled by or under common control with any of the foregoing.

(s) Properties. All real and personal property owned by North East or a Subsidiary of North East or presently used by any of them in their respective business is in an adequate condition, ordinary wear and tear excepted, and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. North East has good and marketable fee simple title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of North East as of December 31, 2004 included in North East’s Securities Documents or acquired after such date, other than properties sold by North East in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and as are reflected on the consolidated statement of financial condition of North East as of December 31, 2004 included in North East’s Securities Documents. Except as set forth in Schedule 5.3(s) of the North East Disclosure Schedule, all real and personal property that is material to North East’s business on a consolidated basis and leased or licensed by North East or a Subsidiary of North East is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t) Intellectual Property. North East and each Subsidiary of North East owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by North East, and none of North East or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. North East and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.3(t) to the North East Disclosure Schedule sets forth a description of all patents, trademarks, copyrights, service marks and all licenses relating to intellectual property rights of North East and each Subsidiary of North East, including, without limitation, patents, trademarks, copyrights, service marks and all licenses relating thereto.

(u) Fiduciary Accounts. North East and its Subsidiaries do not administer accounts for which they act as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.

(v) Books and Records. The books and records of North East and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of North East and its Subsidiaries.

(w) Insurance. North East has set forth in Schedule 5.3(w) of the North East Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by North East and its Subsidiaries (“Insurance Policies”). North East and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of North East reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; North East and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(x) Allowance For Loan Losses. North East’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Authorities and GAAP and, to the knowledge of North East, is adequate.

(y) Required Vote. A Majority Vote of the holders of the outstanding shares of North East Common Stock is necessary to approve this Agreement and the Merger on behalf of North East. No other vote of the shareholders of North East is required by law, the North East Articles, the North East Bylaws or otherwise to approve this Agreement and the Merger.

(z) Fairness Opinion. The North East Board has received an opinion of Boenning & Scattergood, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of North East Common Stock from a financial point of view.

(aa) Absence of Certain Changes or Events.

(i) Except as publicly disclosed in the North East Securities Documents filed prior to the date of this Agreement, since January 1, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a North East Material Adverse Effect.

(ii) Except as publicly disclosed in North East Securities Documents filed prior to the date of this Agreement, North East and its Subsidiaries have carried on their respective business in all material respects in the ordinary course.

(bb) Disclosure. The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

      5.4     Representations and Warranties of Parent. Subject to Sections 5.1 and 5.2, Parent hereby represents and warrants to North East as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock, of which 56,274,780 shares were issued and outstanding as of March 31, 2005, and 20,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of North East Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Each of Parent’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Parent Bank is duly licensed by the OCC and its deposits are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by law.

(ii) As of the date hereof, (A) except as set forth in Schedule 5.4(c) of Parent’s Disclosure Schedule, Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries; (B) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued other than to Parent by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which Parent’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities other than to Parent or any of its wholly owned Subsidiaries and (D) there are no contracts, commitments, understandings or arrangements relating to Parent’s right to vote or to dispose of such securities.

(d) Corporate Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities, and no other corporate proceedings are necessary on the part of Parent to approve this Agreement or the consummation of the Transaction.

(e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by North East, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, respectively, or to consummate the Transaction, except as Previously Disclosed, and except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC and the FDIC; (B) filings with the SEC and state securities authorities, as applicable, in connection with the registration of Parent Common Stock issuable in the Merger and (C) the approval of the listing on the NYSE of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and with the Secretary of State of the State of Florida pursuant to the FLBC with respect to the Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Securities Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the years ended December 31, 2004, 2003 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document, including the related notes and schedules thereto, fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents, including any related notes and schedules thereto, fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii) Except as Previously Disclosed, since December 31, 2004, neither Parent nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice, excluding the incurrence of expenses related to this Agreement and the Transaction.

(iii) Since December 31, 2004, (A) Parent and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction); (B) except as Previously Disclosed, neither Parent nor any of its Subsidiaries has taken nor permitted any of the actions set forth in Section 4.2 between December 31, 2004 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events described in any paragraph of this Section 5.4 or otherwise, is reasonably likely to have a Material Adverse Effect with respect to Parent.

(iv) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect with respect to Parent and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(i) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order or decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (“Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

(ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts that could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (A) the Federal Reserve Board, (B) the FDIC, (C) the OCC, (D) any state regulatory authority and (E) the SEC, and all other reports and statements required to be filed by them since January 1, 2002, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Schedule 5.4(i) of Parent Disclosure

Schedule and except for normal examinations conducted by Bank Regulatory Authorities, (A) no Bank Regulatory Authority has initiated Ror has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect and (B) there is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to the business, operations, policies or procedures of Parent or Parent Bank since January 1, 2002 that are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(j) Compliance With Laws. Except for matters that could not reasonably be expected to have a Material Adverse Effect with respect to Parent and its Subsidiaries, each of Parent and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including without limitation Sections 23A and 23B of the Federal Reserve Act, FDIC and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization nor, to Parent’s knowledge, do any grounds for any of the foregoing exist.

(k) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(l) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Risk Management Instruments. Neither Parent nor any of its Subsidiaries is a party to, or has agreed to enter into, any Derivatives Contract that is not included on Parent’s consolidated statement of financial condition nor does Parent or any of its Subsidiaries own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(n) Ownership of North East Common Stock. Except as set forth on Schedule 5.4(n) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries, or to Parent’s knowledge, any of its other affiliates or associates as such terms are defined under the Exchange Act, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of North East Common Stock other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted.

(o) Disclosure. The representations and warranties contained in this Section 5.4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.4 not misleading.

(p) Absence of Certain Changes or Events.

(i) Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, since January 1, 2005, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(ii) Except as publicly disclosed in the Parent Securities Documents filed prior to the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
ARTICLE VI
COVENANTS
      6.1     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of North East, Parent and their Subsidiaries agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.
      6.2     Shareholder Meeting. North East shall take, in accordance with applicable law and the North East Articles and the North East Bylaws, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Registration Statement becomes effective a special meeting of its shareholders (including any adjournment or postponement, the “North East Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by North East’s shareholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of North East and its Board of Directors to take any action permitted by Section 6.8(b) with respect to a Superior Proposal, North East shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and shall take all reasonable lawful action to solicit such approval by its shareholders (the “Approval Recommendation”).
      6.3     Registration Statement.
      (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger including the proxy statement and prospectus and other proxy solicitation materials of North East constituting a part thereof (the “Proxy Statement”) and all related documents. North East shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and North East, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. North East agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that North East has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of North East and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, North East shall promptly mail at its expense the Proxy Statement to its shareholders.
      (b) Each of North East and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of North East and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to North East’s shareholders and at the time of the North East Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of North East and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
      (c) Parent agrees to advise North East, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
      6.4     Regulatory Filings.
      (a) Each of Parent and North East and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and North East shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable and shall, in any event, provide its response to any proposed filing within five business days after its receipt of the proposed filing from the other party. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
      (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.
      6.5     Press Releases. North East and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the NYSE or the NASD. North East and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
      6.6     Access; Information.
      (a) North East agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including, without limitation, Tax Returns and work papers of independent auditors, properties and personnel of North East and to such other information relating to North East as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of North East as Parent may reasonably request.
      (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford North East and North East’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records, including without limitation, Tax Returns and work papers of independent auditors, properties and personnel of Parent and to such other information relating to Parent as North East may reasonably request and, during such period, it shall furnish promptly to North East all information concerning the business, properties and personnel of Parent and its Subsidiaries as North East may reasonably request.
      (c) All information furnished to either party by the other party pursuant to this Agreement shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreements, dated as of March 12, 2005 and April 15, 2005 between Parent and North East (the “Confidentiality Agreements”).
      (d) As soon as reasonably available but in no event more than five business days after filing, North East will deliver to Parent each report, financial or otherwise, filed by it or North East Bank with any Bank Regulatory Authority or the FDIC.
      (e) Within 20 calendar days after the end of each month, North East will deliver to Parent the unaudited consolidated balance sheet and unaudited consolidated statement of operations of North East for the immediately preceding month prepared in accordance with GAAP except for the absence of footnotes and subject to year end audit and adjustment or as otherwise noted therein.
      6.7     Affiliates. North East shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of North East within the meaning of Rule 145 promulgated by the SEC under the Securities Act and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the North East Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached as Annex B (the “Affiliate Letter”).
      6.8     Certain Actions.
      (a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.8, North East will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to North East or any of its Subsidiaries or afford access to the business, properties, assets, books or records of North East or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.
      (b) Notwithstanding anything herein to the contrary, North East and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of North East shall not withdraw or modify in a manner adverse to Parent its Approval Recommendation except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) North East’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to North East’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, North East’s Board of Directors receives from such person an executed confidentiality agreement, which confidentiality terms shall be no less favorable to North East than those contained in the Confidentiality Agreements between North East and Parent, a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, North East promptly notifies Parent in writing of the name of such person and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Parent, condition or refuse to make its Approval Recommendation (the “Change in North East Recommendation”) if North East’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to North East’s shareholders under applicable law.
      (c) North East will promptly, and in any event within 24 hours, notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.
      (d) North East agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.
      (e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of North East or any of its Subsidiaries, (x) the direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of North East’s Common Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of North East or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving North East other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of North East Common Stock then outstanding or all or substantially all of North East’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of North East in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of North East in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of North East and (C) is reasonably capable of being completed.

      (f) If a Payment Event (as hereinafter defined) occurs, North East shall pay to Parent by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $750,000 (the “Break-up Fee”).
      (g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by Parent pursuant to Section 8.1(f);

(ii) the termination of this Agreement by North East pursuant to Section 8.1(g);

(iii) a tender offer or exchange offer for 25% or more of the outstanding common stock of North East is commenced and North East shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the North East Board recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within eighteen months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) North East enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of North East and its Subsidiaries, taken as a whole; (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding North East Common Stock or (D) North East adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding North East Common Stock or an extraordinary dividend relating to substantially all of the outstanding North East Common Stock or substantially all of the assets of North East and its Subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than Parent or its Affiliates.
      (h) North East acknowledges that the agreements contained in Section 6.8(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event North East fails to pay to Parent the Break-up Fee, promptly when due, North East shall, in addition thereto, pay to Parent all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.
      6.9     Certain Policies. Prior to the Effective Date, each of North East and its Subsidiaries shall, consistent with GAAP, the rules and regulations of applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(b) or if such action would cause North East Bank to be in breach of the OCC Agreement; and further provided that in any event, no accrual or reserve made by North East or any of its Subsidiaries pursuant to this Section 6.9 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of North East or its management with any such adjustments.
      6.10     NYSE Listing. Parent agrees to use its reasonable best efforts to list on the NYSE, upon official notice of issuance prior to the Effective Date, the shares of Parent Common Stock to be issued in connection with the Merger.

      6.11     Indemnification.
      (a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of North East or a North East Subsidiary, as applicable, (the “Indemnified Parties”) against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of North East or any North East Subsidiary or is or was serving at the request of North East or any of the North East Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the North East Articles and the North East Bylaws or equivalent documents of any North East Subsidiary, as applicable, or any agreement, arrangement or understanding that has been Previously Disclosed by North East pursuant to this Section, in each case as in effect on the date hereof.
      (b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
      (c) Prior to the Effective Time, Parent shall cause the persons serving as directors and officers of North East immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by North East for a period of six years after the Effective Time, provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to North East’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by North East for such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.
      (d) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and his or her heirs.

      6.12     Benefit Plans.
      (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of North East and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries, it being understood that inclusion of the employees of North East and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans and shall be subject the eligibility requirements under the applicable Parent Benefit Plan. Nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of North East under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of North East and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes under the Parent Benefit Plans, the service of such employees with North East and its Subsidiaries to the same extent as such service was credited for such purpose by North East, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of North East’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.
      (b) At and following the Effective Time, and except as otherwise provided in Sections 6.12(d), and except to the extent that any such performance is prohibited under applicable regulatory rule or order or by reason of the absence of regulatory approval or consent, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of North East and its Subsidiaries and current and former directors of North East and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of North East that are set forth on Schedule 6.12(b) of the North East Disclosure Schedule, subject to the receipt of any necessary approval from any Bank Regulatory Authority. The severance or termination payments that are payable pursuant to such agreements, plans or policies of North East are set forth on Schedule 6.12(b) of the North East Disclosure Schedule. Following the consummation of the Merger and for one year thereafter, Parent shall, to the extent not duplicative of other severance benefits, pay employees of North East or its Subsidiaries who are terminated for other than cause, severance as set forth on Schedule 6.12(b) of the Parent Disclosure Schedule. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 6.12(b) will be taken into account under the terms of any applicable severance policy of Parent or its Subsidiaries.
      (c) At such time as employees of North East and its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
      (d) Immediately prior to the Effective Time, North East shall, at the request of Parent, freeze or terminate such of the North East Benefit Plans as is requested by Parent so that no further contributions shall be made and no further benefits shall accrue under the North East Benefit Plans after such date.
      (e) Upon request of Parent, North East shall take all actions necessary to file an application for determination letter with the IRS prior to the Effective Time for any North East Benefit Plan.
      6.13     Notification of Certain Matters. Each of North East and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
      6.14     Regulatory Conditions. In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 7.1(b) that Parent determines would materially reduce the benefits of the Merger as provided in Section 7.1(b), Parent shall use its commercially reasonable efforts to obtain the removal of any such condition, restriction or requirement.
      6.15     Director Agreements. Parent shall have received from each director of North East and North East Bank an executed Voting Agreement in the form of Annex C.
      6.16     Extension of OCC Capital Requirement Deadline. North East and North East Bank shall use commercially reasonable efforts to extend the deadline under the OCC Agreement with respect to North East Bank’s achievement of certain increased capital requirements if Closing does not occur by the current deadline of October 31, 2005. In the event that North East and North East Bank are unsuccessful in extending that deadline, Parent shall provide sufficient capital in the form of a secured loan to North East in an amount not to exceed $300,000, which North East shall use to capitalize North East Bank, to satisfy such requirements.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
      7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of North East Common Stock.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE.
      7.2     Conditions to Obligation of North East. The obligation of North East to consummate the Merger is also subject to the fulfillment by Parent or written waiver by North East prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and North East shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and North East shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Tax Opinion. North East shall have received the written opinion of Buchanan Ingersoll P.C., dated as of the Effective Date, which shall be based on such written representations from Parent, North East and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d) Other Actions. Parent shall have furnished North East with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as North East may reasonably request.

      7.3     Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment by North East or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of North East set forth in this Agreement, subject in all cases to the standard set forth in Section 5.2, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of North East by the President and the Chief Financial Officer (or an equivalent officer) of North East to such effect.

(b) Performance of Obligations of North East. North East shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of North East by the President and the Chief Financial Officer of North East to such effect.

(c) Tax Opinion. Parent shall have received the written opinion of Duane Morris LLP, dated as of the Effective Date, which shall be based on such written representations from Parent, North East and others as such counsel shall reasonably request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(d) Environmental Reports. North East shall have furnished Parent with a Phase I environmental study with respect to all real property owned by North East or North East Bank, the findings of which studies shall be acceptable to Parent who shall not unreasonably withhold such acceptance.

(e) Other Actions. North East shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Parent may reasonably request.
ARTICLE VIII
TERMINATION
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of Parent and North East if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein, subject in all cases to the standard set forth in Section 5.2, by Parent or North East, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent, on the one hand, or North East, on the other hand, as the case may be, of any representation or warranty contained herein, subject to the standard set forth in Section 5.2, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent, on the one hand, or North East, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach, whether under (i) or (ii), would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or North East, as the case may be.

(c) Delay. By Parent or North East, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 31, 2006, except to the extent that the failure of the Merger then to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party, in the case of Parent, set forth in this Agreement.

(d) No Regulatory Approval. By Parent or North East, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No North East Shareholder Approval. By Parent, or by North East provided that North East shall not be in material breach of any of its obligations under Section 6.2, if any approval of the shareholders of North East contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the North East Meeting or at any adjournment or postponement thereof.

(f) North East Failure to Recommend. At any time prior to the North East Meeting, by Parent if (i) North East shall have breached Section 6.8 in any respect materially adverse to Parent, (ii) the North East Board shall have failed to make its Approval Recommendation or shall have effected a Change in North East Recommendation, (iii) the North East Board shall have recommended approval of an Acquisition Proposal or (iv) North East shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the North East Meeting.

(g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by North East in order to enter concurrently into an Acquisition Proposal that has been received by North East and the North East Board of Directors in compliance with Sections 6.8(a) and (b) and that North East’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by North East pursuant to this Section 8.1(g) only after the fifth Business Day following North East’s provision of written notice to Parent advising Parent, that the North East Board of Directors is prepared to accept a Superior Proposal and only if (i) during such five-Business Day period, North East has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, (ii) North East’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and further provided that such termination shall not be effective until North East has paid the Break-up Fee to Parent.

      8.2     Effect of Termination. In the event of termination of this Agreement by either Parent or North East as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.6(c), 6.8(e) and (f), 8.2 and 9.5 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.
ARTICLE IX
MISCELLANEOUS
      9.1     Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time, or the termination of this Agreement if this Agreement is terminated prior to the Effective Time, other than Sections 6.6(c), 8.2 and, excepting Section 9.12, this Article IX, which shall survive any such termination. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
      9.2     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the North East Meeting no amendment shall be made that by law requires further approval by the shareholders of North East without obtaining such approval.
      9.3     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
      9.4     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.
      9.5     Expenses.
      (a) Except as set forth in Section 9.5(b), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between North East and Parent, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
      (b) In the event that this Agreement is terminated by either North East or Parent pursuant to Section 8.1(b), then the breaching party shall pay, or by Parent pursuant to Section 8.1(e), then North East shall pay Parent, by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses (including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses) actually incurred by Parent in connection with the Merger and this Agreement.

      9.6     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
      If to North East to:

North East Bancshares, Inc.
5999 Station Road, P.O. Box 270
North East, Pennsylvania 16478

Attention:	David B. Hartman,

President and Chief Executive Officer
Fax:
      With a copy to:

Buchanan Ingersoll P.C.
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219
Attention: Richard D. Rose, Esq.
Fax: (412) 562-1041
      If to Parent to:

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148

Attention:	Stephen J. Gurgovits

President and Chief Executive Officer
Fax: (724) 983-3515
      With a copy to:

Duane Morris LLP
4200 One Liberty Place
Philadelphia, PA 19103
Attention: Frederick W. Dreher, Esq.
Fax: (215) 979-1213
      9.7     Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Parent’s obligations under Section 6.11, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
      9.8     Severability. Except to the extent that application of this Section 9.8 would have a Material Adverse Effect on North East or Parent, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.9     Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
      9.10     Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
      9.11     Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      9.12     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, until the Registration Statement is declared effective, Parent may at any time modify the structure of the acquisition of North East set forth herein, subject to the prior written consent of North East, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of North East Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to North East’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.
      [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits,
President and Chief Executive Officer

NORTH EAST BANCSHARES, INC.

By:	/s/ David B. Hartman

David B. Hartman,
President and Chief Executive Officer

ANNEX A
AGREEMENT OF MERGER
      Agreement of Merger, dated as of                     , 2005, by and between First National Bank of Pennsylvania (the “Parent Bank”) and National Bank of the North East (“North East Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Agreement”) dated as of April      , 2005 between F.N.B. Corporation (“Parent”) and North East Bancshares, Inc. (“North East”).
WlTNESSETH:
      WHEREAS, North East Bank is a national association and a wholly owned subsidiary of North East; and
      WHEREAS, Parent Bank is a national association and a wholly owned subsidiary of Parent; and
      WHEREAS, Parent and North East have entered into the Agreement, pursuant to which North East will merge with and into Parent (the “Parent Merger”); and
      WHEREAS, North East Bank and Parent Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.
      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of the Agreement and this Agreement of Merger, at the Effective Time (as defined in Section 2), North East Bank shall merge with and into Parent Bank (the “Bank Merger”) under the laws of the United States. Parent Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date and at the time that Articles of Combination are filed with the Office of the Comptroller of the Currency (the “OCC”) unless a later date and time is specified as the Effective Time in such Articles of Combination (the “Effective Time”).

3. Charter; Bylaws. The Charter and Bylaws of Parent Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of Parent Bank immediately prior to the Effective Time. All branch offices of North East Bank and Parent Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices that may be authorized by North East Bank, Parent Bank and the OCC after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of North East Bank and Parent Bank that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by North East Bank, Parent Bank and the OCC after the date hereof.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of the Surviving Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and (ii) the executive officers of the Surviving Bank shall be the executive officers of Parent Bank immediately prior to the Effective Time.

6. Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a and other applicable law:

(a) all rights, franchises and interests of North East Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by North East Bank immediately prior to the Effective Time; and

(b) the Surviving Bank shall be liable for all liabilities of North East Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of North East Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) Each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of North East Bank common stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of North East Bank common stock held in the treasury of North East Bank immediately prior to the Effective Time shall be retired and canceled.

8. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of North East Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Agreement of Merger, North East Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Agreement of Merger. The proper officers and directors of the Surviving Bank are fully authorized in the name of North East Bank or otherwise to take any and all such action.

9. Counterparts. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

10. Governing Law. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

11. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Parent Bank and North East Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

14. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

15. Procurement of Approvals. This Agreement of Merger shall be subject to the approval of Parent as the sole shareholder of Parent Bank and North East as the sole shareholder of North East Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Parent Bank and North East Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for approval of the Bank Merger to the OCC as may be required by applicable laws and regulations.

16. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to: (i) the approval of this Agreement of Merger by Parent as the sole shareholder of Parent Bank and North East as the sole shareholder of North East Bank at meetings of shareholders duly called and held, or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of North East Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

17. Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, the execution and delivery of this Agreement of Merger by the parties hereto shall not be deemed to be effective unless and until the requirements of 12 C.F.R. § 5.33 are met.

      IN WITNESS WHEREOF, each of Parent Bank and North East Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:

Gary J. Roberts,
President and Chief Executive Officer

NATIONAL BANK OF THE NORTH EAST

By:

David B. Hartman,
President and Chief Executive Officer

ANNEX B
                    , 2005
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Ladies and Gentlemen:
      I have been advised that I may be deemed an “affiliate” of North East Bancshares, Inc., a Pennsylvania corporation (“North East”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of April      , 2005 (the “Agreement”), between F.N.B. Corporation, a Florida corporation (“Parent”), and North East, North East plans to merge with and into Parent (the “Merger”).
      I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) in exchange for shares of common stock, no par value per share, of North East (“North East Common Stock”).
      I have carefully read this letter and reviewed the Agreement, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for North East.
      I represent, warrant and covenant with and to Parent with respect to the shares of Parent Common Stock I receive as a result of the Merger as follows:

I shall not make any sale, transfer or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of North East Bancshares, Inc. with and into F.N.B. Corporation, on , 2005 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and F.N.B. Corporation, a copy of which agreement is on file at the principal offices of F.N.B. Corporation.”

I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of North East Bancshares, Inc. with and into F.N.B. Corporation on , 2005 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

      It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).
      I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest, receives as a result of the Merger. I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of North East Common Stock owned, other than shares held through tax qualified retirement or benefit plans, by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.
      By acceptance hereof, Parent agrees, for a period of one year after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.
      It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms.
      Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of North East as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

Name:
Acknowledged this       day of                     , 2005.

F.N.B. CORPORATION

By:

[name]
[title]

ANNEX C
FORM OF VOTING AGREEMENT
                    , 2005
North East Bancshares, Inc.
5999 Station Road, P.O. Box 270
North East, PA 16478
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
Ladies and Gentlemen:
      F.N.B. Corporation (“FNB”) and North East Bancshares, Inc. (“North East”) have entered into an Agreement and Plan of Merger dated as of April      , 2005 (the “Agreement”) whereby North East will merge with and into FNB (the “Merger”) and shareholders of North East will receive shares of FNB common stock, or a combination of shares and cash, as the case may be, as determined under the Agreement, for each share of North East common stock owned on the closing date of the Merger. All defined terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.
      A condition to FNB’s obligations under the Agreement is that I execute and deliver this Letter Agreement to FNB.
      Intending to be legally bound hereby, I irrevocably agree and represent as follows:

I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of North East common stock over which I have or share voting power, individually or, to the extent of my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of North East common stock over which I share voting power to be voted for approval and adoption of the Agreement and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934.

On or prior to the record date for the meeting of the North East shareholders to vote on approval and adoption of the Agreement and the transactions contemplated thereby, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of North East common stock over which I have sole or shared voting power and beneficial ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (f) hereof.

I have sole or shared beneficial ownership over the number of shares of North East common stock set forth below opposite my name below.

I agree that North East shall not be bound by any attempted sale of any shares of North East common stock over which I have sole voting power, and North East’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.

I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

I may transfer any or all of the shares of North East common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Letter Agreement. In addition, I may sell, transfer or assign shares of North East common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements.

I am signing this Letter Agreement solely in my capacity as a shareholder of North East and not in any other capacity, such as a director or officer of North East or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of North East common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on North East’s Board of Directors or as an officer of North East, acting in my capacity as a director, officer or fiduciary of North East or as fiduciary of any trust of which I am not a beneficiary.

      This Letter Agreement shall be effective upon acceptance by FNB.
      This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the Merger, (b) January 31, 2006 and (c) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights arising out of my willful breach of any covenant or representation contained herein.

Very truly yours,

[Name]
Number of Shares Held:
Shares:                      [                     shares held individually]

Acknowledged and Agreed:

NORTH EAST BANCSHARES, INC.

By:

David B. Hartman,
President and Chief Executive Officer

F.N.B. CORPORATION

By:

Stephen J. Gurgovits
President and Chief Executive Officer

APPENDIX B
August 12, 2005
Board of Directors
North East Bancshares, Inc.
5999 Station Road
North East, Pennsylvania 16478
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the “Shares”) of North East Bancshares, Inc. (“North East”) of the proposed merger by and between North East and F.N.B. Corporation (“F.N.B.”). The terms of the proposed merger (the “Proposed Merger”) by and between F.N.B. and North East are set forth in the Agreement and Plan of Merger dated as of April 22, 2005 (the “Merger Agreement”) and provide that each Share will be converted into the right to receive $107 in F.N.B. common stock or, in certain circumstances, a mixture of F.N.B. common stock and cash (the “Merger Consideration”).
      Boenning & Scattergood, Inc. (“Boenning”), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, North East and F.N.B. In the ordinary course of business, Boenning may actively trade the securities of North East and F.N.B. for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
      In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of North East and F.N.B. and reviewed certain internal financial analyses and forecasts prepared by the management of North East, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of North East and F.N.B., (iv) studied and analyzed the consolidated financial and operating data of North East and F.N.B., (v) considered the terms and conditions of the Proposed Merger between North East and F.N.B. as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of North East’s and F.N.B.’s senior management to discuss their respective operations, historical financial statements and future prospects, (viii) reviewed the proxy statement/prospectus and (ix) conducted such other financial analyses, studies and investigations as we deemed appropriate.
      Our opinion is given in reliance on information and representations made or given by North East and F.N.B., and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by North East and F.N.B. including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning North East and F.N.B. nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of North East or F.N.B., nor have any valuations or appraisals been
4 Tower Bridge • 200 Barr Harbor Drive • Suite 300 • West Conshohocken • PA 19428-2979
(610) 832-1212 • (800) 883-1212 • FAX (610) 832-5301

B-1

Members of the Board
North East Bancshares, Inc.
August 12, 2005

provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.
      With regard to financial and other information relating to the general prospects of North East or F.N.B., we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the respective managements of North East and F.N.B. as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For North East and F.N.B., we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed individual loans or credit files of either North East or F.N.B. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to North East or F.N.B. or, on a pro forma basis, the resulting company following the Proposed Merger.
      Our opinion is based upon information provided to us by the respective managements of North East and F.N.B., as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Merger Consideration to the holders of Shares in the Proposed Merger, is for the information of North East’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of North East and does not constitute a recommendation to North East shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of F.N.B. common stock when issued pursuant to the Proposed Merger or the prices at which F.N.B. common stock will trade subsequent to the Proposed Merger.
      Based on the foregoing, it is our opinion that, as of the date hereof that the Merger Consideration offered pursuant to the Merger Agreement, is fair, from a financial point of view, to the holders of the Shares.

Sincerely,

/s/ Boenning & Scattergood, Inc.

BOENNING & SCATTERGOOD, INC.
4 Tower Bridge • 200 Barr Harbor Drive • Suite 300 • West Conshohocken • PA 19428-2979
(610) 832-1212 • (800) 883-1212 • FAX (610) 832-5301

B-2

APPENDIX C
STATUTORY PROVISIONS CONCERNING APPRAISAL RIGHTS OF
NORTH EAST SHAREHOLDERS
PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
SUBCHAPTER D. — DISSENTERS RIGHTS
AND SECTION 1930. — DISSENTERS RIGHTS
§ 1571. Application and effect of subchapter.
      (a) General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).
      (b) Exceptions. —

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed.)

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
      (c) Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.
      (d) Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.
      (e) Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
      (f) Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.
      (g) Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
      (h) Cross references. — See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).
§ 1572. Definitions.
      The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
      “Corporation.”      The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purpose of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
      “Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
      “Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
      “Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
      “Shareholder.” A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners.
      (a) Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
      (b) Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§ 1574. Notice of intention to dissent.
      If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment.
      (a) General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.
      (b) Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.
§ 1576. Failure to comply with notice to demand payment, etc.
      (a) Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
      (b) Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
      (c) Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§ 1577. Release of restrictions or payment for shares.
      (a) Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
      (b) Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
      (c) Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
      (d) Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§ 1578. Estimate by dissenter of fair value of shares.
      (a) General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
      (b) Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§ 1579. Valuation proceedings generally.
      (a) General rule. — Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
      (b) Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
      (c) Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
      (d) Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
      (e) Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings.
      (a) General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
      (b) Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
      (c) Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
§ 1930. Dissenters rights.
      (a) General rule. — If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).
      (b) Plans adopted by directors only. — Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).
      (c) Cross references. — See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
      The Florida Business Corporations Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s Articles of Incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
      The registrant’s Articles of Incorporation provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the registrant or otherwise) arising out of the service to the registrant or to another organization at the registrant’s request, or because of their positions with the registrant. FNB’s Articles of Incorporation further provide that the registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.
      The registrant’s By-laws provide that to the fullest extent permitted by law, no director of the registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.

Item 21.	Exhibits and Financial Statement Schedules.
      The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 22, 2005 between F.N.B. Corporation and North East Bancshares, Inc. (included as Appendix A to this proxy statement/ prospectus)
5.1	Opinion of Duane Morris LLP*
8.1	Tax Opinion of Duane Morris LLP*

Exhibit No.	Description of Exhibit

8.2	Tax Opinion of Buchanan Ingersoll PC*
10.1	Executive Employment Agreement between David B. Hartman and North East Bancshares, Inc.*
15.1	Acknowledgement of Ernst & Young LLP dated June 20, 2005 to the Board of Directors of F.N.B. Corporation*
23.1	Consent of Ernst & Young LLP
23.2	Consent of Parente Randolph, LLC
23.3	Consent of Buchanan Ingersoll PC (included in Exhibit 8.2)*
23.4	Consent of Boenning & Scattergood, Inc.
23.5	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney (included on pages II-4 and II-5 of the initial filing of this registration statement)
99.1	Proxy for Special Meeting of Shareholders of North East Bancshares, Inc.
99.2	Opinion of Boenning & Scattergood, Inc. (included as Appendix B to this proxy statement/ prospectus)

*	Filed with the initial filing of this registration statement.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hermitage, Commonwealth of Pennsylvania, on August 12, 2005.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter Mortensen	Chairman of the Board	August 12, 2005

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	President, Chief Executive Officer and Director (principal executive officer)	August 12, 2005

/s/ Brian F. Lilly Brian F. Lilly	Vice President and Chief Financial Officer (principal financial and accounting officer)	August 12, 2005

* William B. Campbell	Director	August 12, 2005

* Henry M. Ekker	Director	August 12, 2005

* Robert B. Goldstein	Director	August 12, 2005

* David J. Malone	Director	August 12, 2005

* Harry F. Radcliffe	Director	August 12, 2005

* John W. Rose	Director	August 12, 2005

* William J. Strimbu	Director	August 12, 2005

Signature	Title	Date

* Earl K. Wahl, Jr.	Director	August 12, 2005

* Archie O. Wallace	Director	August 12, 2005

*By:	/s/ Brian F. Lilly

Brian F. Lilly, attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 22, 2005 between F.N.B. Corporation and North East Bancshares, Inc. (included as Appendix A to this proxy statement/ prospectus)
5.1	Opinion of Duane Morris LLP*
8.1	Tax Opinion of Duane Morris LLP*
8.2	Tax Opinion of Buchanan Ingersoll PC*
10.1	Executive Employment Agreement between David B. Hartman and North East Bancshares, Inc.*
15.1	Acknowledgement of Ernst & Young LLP dated June 20, 2005 to the Board of Directors of F.N.B. Corporation
23.1	Consent of Ernst & Young LLP
23.2	Consent of Parente Randolph, LLC
23.3	Consent of Buchanan Ingersoll PC (included in Exhibit 8.2)*
23.4	Consent of Boenning & Scattergood, Inc.
23.5	Consent of Duane Morris LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney (included on pages II-4 and II-5 of the initial filing of this registration statement)
99.1	Proxy for Special Meeting of Shareholders of North East Bancshares, Inc.
99.2	Opinion of Boenning & Scattergood, Inc. (included as Appendix B to this proxy statement/ prospectus)

*	Filed with the initial filing of this registration statement.